EXECUTION VERSION
Exhibit 2.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. Information that was omitted has been noted in this document with “[***].”

MERGER AGREEMENT

dated as of May 10, 2021
by and among

GUILD MORTGAGE COMPANY LLC
(“Buyer”),

PROJECT REGAL MERGER SUB, INC.
(“Merger Sub”),

RESIDENTIAL MORTGAGE SERVICES HOLDINGS, INC.
(“Holdings”),

RMS SHAREHOLDER REPRESENTATIVE, LLC
(the “Shareholder Representative”),

and, solely for purposes of Sections 4.20, 9.1, 9.7 and 9.18,

GUILD HOLDINGS COMPANY
(“GHLD”)

AmericasActive:15468940.13
740000162

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2
1.1	Definitions	2
ARTICLE II	MERGER	23
2.1	Merger	23
2.2	Effective Time	24
2.3	Closing	24
2.4	Certificate of Incorporation and Bylaws	24
2.5	Directors and Officers	24
2.6	Conversion of Capital Stock	24
2.7	[Reserved]	26
2.8	Surrender of Certificates; Closing of Stock Transfer Books; Unclaimed Funds	26
2.9	Settlement of Options	27
2.1	Payments	27
2.11	Purchase Price Adjustment	28
2.12	Earnout	31
2.13	Withholding	35
2.14	Locked Box Notice	35
ARTICLE III	REPRESENTATIONS AND WARRANTIES	35
3.1	Representations and Warranties Regarding Holdings	35
3.2	Representations and Warranties Regarding the Company	37
3.3	Representations and Warranties of Buyer	55
3.4	Representations and Warranties Regarding Merger Sub	57
ARTICLE IV	COVENANTS	58
4.1	Pre-Closing Covenants; Ordinary Conduct	58
4.2	Cooperation; Approvals and Filings	61
4.3	Pre-Closing Access; Confidentiality	63
4.4	Employee Matters	63
4.5	Notice of MAE	65
4.6	Loan Loss; Litigation Reserves	65
4.7	Preservation of Records	65
4.8	Reasonable Best Efforts	65
4.9	No Solicitation	66
4.1	Required Shareholder Approval	66
4.11	Merger Sub Shareholder Approval	66
4.12	Takeover Laws	66
4.13	Representation and Warranty Insurance Policy	66
4.14	Winding Down of New York Branches	67
4.15	Updated Loan Tape	68
4.16	Cooperation with GHLD Financing Matters	68
4.17	Post-Closing Covenants	70
4.18	D&O Indemnification	70
4.19	Cyber Tail	71
4.2	Settlement of GHLD Rollover Stock	71
i

AmericasActive:15468940.13

4.21	Section 280G	71
ARTICLE V	CERTAIN TAX MATTERS	72
5.1	Straddle Periods	72
5.2	Tax Sharing Agreements	73
5.3	Pre-Cutoff Tax Period Tax Returns	73
5.4	Other Tax Returns	73
5.5	Transfer Taxes	73
5.6	Cooperation; Audits	74
5.7	Controversies	74
5.8	Refunds	75
5.9	Tax Actions	75
ARTICLE VI	CONDITIONS TO CLOSING	76
6.1	Conditions of All Parties	76
6.2	Conditions of Buyer and Merger Sub	77
6.3	Conditions of Holdings	78
6.4	Frustration of Closing Conditions	80
ARTICLE VII	INDEMNIFICATION	80
7.1	Survival	80
7.2	Recovery of the Buyer Indemnitees	80
7.3	Indemnification of the Shareholder Indemnitees	81
7.4	Procedures	82
7.5	Third-Party Claims	83
7.6	Indemnity Holdback	84
7.7	Attorneys’ Fees and Expenses	84
7.8	Other Recovery and Indemnification Matters	84
7.9	Exclusive Remedy	85
7.1	No Claims	86
7.11	Mitigation	86
ARTICLE VIII	TERMINATION	86
8.1	Termination Rights	86
8.2	Effect of Termination	88
ARTICLE IX	MISCELLANEOUS	88
9.1	Press Releases and Public Announcements	88
9.2	No Third-Party Beneficiaries	88
9.3	Entire Agreement	88
9.4	Succession and Assignment	89
9.5	Counterparts	89
9.6	Headings	89
9.7	Notices	89
9.8	Governing Law; Jurisdiction and Venue	90
9.9	Amendments and Waivers	91
9.1	Injunctive Relief	91
9.11	Severability	91
9.12	Expenses	92
9.13	Construction	92
ii

AmericasActive:15468940.13

9.14	Incorporation of Disclosure Schedule	92
9.15	Schedules	92
9.16	Waiver of Jury Trial	92
9.17	Legal Representation	93
9.18	GHLD Backstop of Buyer Obligations	93

Exhibits*

A	Form of Certificate of Merger
B	Form of Letter of Transmittal
C	Form of Shareholder Representative Agreement
D	Form of Payment Agent Agreement
E	Form of Written Consent
F	Form of Escrow Agreement
G	RMS Branches
H	Form of RWI Policy
I	Net Income
J	Earnout Sample Calculation

Annex*
I	Ownership Schedule
II	Required Approvals and Filings
III	Designated Pre-Closing Liabilities
IV V	GHLD Rollover Stock Adjustments Retention Bonuses

*All exhibits and schedules have been intentionally omitted pursuant to Items 601(a)(5) and 601(b)(2) of Regulation S-K.

iii

AmericasActive:15468940.13

MERGER AGREEMENT
This Merger Agreement (this “Agreement”) is entered into as of May 10, 2021, by and among GUILD MORTGAGE COMPANY LLC, a California limited liability company (“Buyer”), PROJECT REGAL MERGER SUB, INC., a Delaware corporation (“Merger Sub”), RESIDENTIAL MORTGAGE SERVICES HOLDINGS, INC., a Delaware corporation (“Holdings”), RMS Shareholder Representative, LLC, a Delaware limited liability company (the “Shareholder Representative”), and, solely for purposes of Sections 4.20, 9.1, 9.7 and 9.18, GUILD HOLDINGS COMPANY, a Delaware corporation (“GHLD”). Buyer, Merger Sub, Holdings and the Shareholder Representative are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”
RECITALS
A.    Buyer desires to acquire Holdings through a merger (the “Merger”) of Merger Sub with and into Holdings, in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and Holdings will become a wholly-owned subsidiary of Buyer.
B.    Concurrently with the execution of this Agreement, [***] are entering into support agreements (the “Support Agreements”) with Buyer, pursuant to which each such Shareholder has irrevocably agreed to, among other things, vote in favor of the Merger and the adoption of this Agreement.
C.    Concurrently with the execution of this Agreement, [***] (collectively, the “Key Employees”) are entering into employment agreements (the “Key Employee Agreements”), with Buyer, which Key Employee Agreements shall be contingent upon, and effective only upon, the consummation of the Closing.
D.    Concurrently with the execution of this Agreement, GHLD is entering into a share issuance and acquisition agreement (the “Share Issuance and Acquisition Agreements”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with each Shareholder that will be entitled under Section 2.6(b) of this Agreement to receive GHLD Rollover Stock at Closing, which Share Issuance and Acquisition Agreements shall be contingent upon, and effective only upon, the Closing.
E.     Concurrently with the execution of (x) this Agreement or (y) the Letter of Transmittal, as applicable, the Shareholder Representative and each Holder are entering into a Shareholder Representative Agreement (the “Shareholder Representative Agreement”).
    F.    Following the Closing, the Parties contemplate that the RMS Branches (as defined below) and other Company assets of the Business will be transferred to Buyer by an asset transfer, distribution of assets, merger of the Surviving Corporation into Buyer, or other similar means (the “Buyer Reorganization”).

AmericasActive:15468940.13

Now, therefore, in consideration of the premises and the representations, warranties, and covenants and agreements herein contained, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
“280G Approval” has the meaning set forth in Section 4.21(b).
“Adjustment Escrow Account” has the meaning set forth in Section 2.10(a)(iii).
“Affiliate” means, with respect to any Person: (a) any other Person that controls, is controlled by, or is under common control with such Person; or (b) any officer, director or equity holder of such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that notwithstanding the foregoing, the sole Affiliates of Buyer shall be its wholly-owned Subsidiaries.
“Agency” means FHA, VA, HUD, RD, Fannie Mae and Freddie Mac.
“Aggregate Closing Consideration” has the meaning set forth in Section 2.6(a).
“Aggregate Exercise Price” means the aggregate exercise price that would be payable by all Option Holders if all “in-the-money” Options that are outstanding immediately prior to the Effective Time were exercised in full immediately prior to the Effective Time.
“Aggregate Per Option Amount” has the meaning set forth in Section 2.9.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” means the other agreements and certificates contemplated by this Agreement to be entered into or delivered by the Parties, the Shareholders or their respective Subsidiaries or Affiliates in connection with the Contemplated Transactions, including the Escrow Agreement, Shareholder Representative Agreement, Paying Agent Agreement, Key Employee Agreements, Support Agreements, Certificate of Merger, RWI Policy, Letters of Transmittal, Registration Rights Agreement and the Share Issuance and Acquisition Agreements.
“Applicable Law” means with respect to any Person, any federal, state or local law, statute, code, ordinance, regulation, requirement, rule, consent agreement, interpretive guidance, administrative ruling or Order of any Governmental Entity, including common law, that is binding upon or applicable to such Person.
“Applicable Requirements” means, with respect to a Mortgage Loan, the terms of (i) the Mortgage and Mortgage Note, (ii) all Applicable Law and regulatory requirements, including,

without limitation, those pertaining to processing, underwriting, origination, insuring, servicing, purchase, sale or filing of claims with respect to Mortgage Loans, (iii) all requirements of or responsibilities and obligations of the Company to an applicable warehouse lender, Agency, Investor or Insurer, including all applicable Servicing Agreements and the Agency handbooks and guides, and (iv) all requirements of or responsibilities or obligations to the Company.
“Approval” means, as the context requires, any consent, notice, permission or waiver of, or registration, declaration or other action or filing with or exemption by any Person, including any Governmental Entity or Agency.
“Audit Notice” has the meaning set forth in Section 2.12(g).
“Average GHLD Share Price” has the meaning set forth in Section 2.6(b).
“Basket” means an amount equal to [***].
“Buckley” means Buckley LLP.
“Burdensome Condition” means any obligation, restriction, requirement, limitation, divestiture, condition, remedy, cost, liability or other action imposed by a Governmental Entity (1) that would reasonably be expected to be material (A) with respect to Holdings or the Company, to either the assets, liabilities, business or results of operation of such parties taken as a whole (without giving effect to the transactions contemplated hereby) or (B) with respect to Buyer and its Affiliates, to Buyer’s and its Affiliates’ business of originating, selling and servicing residential mortgage loans (without giving effect to the transactions contemplated hereby) or (2) that would otherwise adversely impair the reasonably expected benefits of the transaction to Buyer and its Affiliates in any material respect, in each case, excluding any action imposed by a Governmental Entity Authority on approved mortgage lending licensees as a matter of ordinary course.
“Business” means the business of Holdings and the Company as conducted during the twenty-four (24) months prior to the Closing Date.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.
“Buyer” has the meaning set forth in the preamble.
“Buyer Approvals and Filings” has the meaning set forth in Section 3.3(c)(ii).
“Buyer Claim” has the meaning set forth in Section 7.4(a).
“Buyer Claim Notice” has the meaning set forth in Section 7.4(a).
“Buyer Closing Date Transaction” means any transaction engaged in by Holdings or the Company on the Closing Date, which occurs after the Closing or at the direction of the Buyer that is not contemplated by this Agreement and is outside the ordinary course of business of Holdings or the Company.
“Buyer Fundamental Representations” has the meaning set forth in Section 6.3(a).
“Buyer Indemnitees” means Buyer, the Surviving Corporation, the Company, each of their respective Affiliates, and their respective directors, officers, employees, agents, equity holders, successors and assigns.
“Buyer Material Adverse Effect” has the meaning set forth in Section 3.3(c)(ii).
“Buyer Payment Obligations” has the meaning set forth in Section 9.18(a).
“Buyer Reorganization” has the meaning set forth in the recitals.
“Buyer Reorganization Approvals and Filings” means the Approvals and Filings set forth on Section 4.2(b) of the Disclosure Schedule.
“Cancelled Shares” has the meaning set forth in Section 2.6(c).
“Cap” has the meaning set forth in Section 7.2(e).
“Capital Stock” means all of the issued and outstanding capital stock of Holdings, which, for the avoidance of doubt, excludes the Options.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136.
“Cash” means cash and cash equivalents (including marketable securities, short-term investments, funds in time and demand deposits or similar accounts on hand or in financial institutions), but excluding Restricted Cash.
“Certificate” has the meaning set forth in Section 2.6(a).
“Certificate of Merger” has the meaning set forth in Section 2.2.
“Change of Control Payments” means any liability of the Company for severance, change of control payments, stay bonuses, retention bonuses, success bonuses and other bonuses, employee benefits and similar liabilities with respect to any of the foregoing, in each case that arises as a result of the Contemplated Transactions and is payable at the Effective Time, except to the extent such amount was specifically taken into account in the calculation of Tangible Net Book Value hereunder and/or was otherwise specifically accrued for on, or taken into account in, the Estimated Statement and the Closing Statement.
“Claim” means a Buyer Claim or a Shareholder Claim, as applicable.

“Claim Notice” means a Buyer Claim Notice or Shareholder Claim Notice, as applicable.

“Closing” has the meaning set forth in Section 2.3(a).
“Closing Date” has the meaning set forth in Section 2.3(a).
“Closing Form 8-K” has the meaning set forth in Section 9.1.
“Closing Per Share Merger Consideration” has the meaning set forth in Section 2.6(a).
“Closing Statement” has the meaning set forth in Section 2.11(b).
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor to such statute.
“Company” means Residential Mortgage Services, Inc., a Maine corporation.
“Company Approvals and Filings” has the meaning set forth in Section 3.2(c)(ii).
“Company Benefit Plan” or “Company Benefit Plans” has the meaning set forth in Section 3.2(r)(i).
“Company Contract” has the meaning set forth in Section 3.2(n)(i).
“Company Data” has the meaning set forth in Section 3.2(t)(i).
“Company Indebtedness” means, with respect to Holdings or the Company, any: (a) obligations relating to indebtedness for borrowed money; (b) obligations evidenced by bonds, notes, debentures or similar instruments; (c) obligations in respect of capitalized leases (calculated in accordance with GAAP); (d) obligations in respect of banker’s acceptances or letters of credit to the extent drawn; (e) obligations for the deferred purchase price of property or services; (f) indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien on any assets; (g) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (e) above of any other Person; (h) obligations in respect of interest under any Interest Rate Protection Agreement, in each case with respect to clauses (a) through (h) together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, fees or penalties; and (i) amounts due under settlement agreements. For the avoidance of doubt, “Company Indebtedness” shall not include any (i) obligations between Holdings and the Company (a list of which is set forth in Section 1.1(d) of the Disclosure Schedule), specifically including any intercompany debt or intercompany guarantees, (ii) obligations under operating leases, (iii) undrawn letters of credit, (iv) obligations relating to outstanding checks, (v) deferred gain relating to a sale leaseback, (vi) deferred lease expense or (vii) amounts included as Transaction Expenses.
“Company Insurance Agreements” has the meaning set forth in Section 3.2(o).

“Company Intellectual Property” has the meaning set forth in Section 3.2(m)(i).
“Company Interests” has the meaning set forth in Section 3.1(d).
“Company IT Systems” has the meaning set forth in Section 3.2(t)(i).
“Company Loan” means any Marketable Loan, Loan Held for Investment, Pipeline Loan or Serviced Loan.
“Company Loan Schedules” has the meaning set forth in Section 3.2(v)(i).
“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect upon the business, assets, liabilities, financial condition or operating results of the Company or the Business, taken as a whole; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Company Material Adverse Effect”: any event, circumstance, change or effect to the extent attributable to: (A) changes in the economy or financial or banking markets, including prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any market index, generally in the United States or any market as to which the pricing of residential asset-backed securities is tied or linked; (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (C) changes in accounting principles or practices or Applicable Laws applicable to the Company; (D) general regulatory changes; (E) the announcement, pendency or completion of the Contemplated Transactions; (F) taking or not taking any action as explicitly required by this Agreement; (G) flood, hurricane, earthquake, or other natural disaster, pandemic (including COVID-19) or act of God; or (H) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided that, notwithstanding the foregoing, the underlying cause or causes of such failure of the Company or the Business to meet any internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance may be taken into consideration in determining whether a Company Material Adverse Effect has occurred; provided further that with respect to a matter described in any of the foregoing clauses (A), (B), (C), (D) and (G) such matter shall only be excluded to the extent such matter does not have a materially disproportionate effect on the Company relative to other entities operating in the industry in which such the Company operates.
“Company Owned Intellectual Property” has the meaning set forth in Section 3.2(m)(i).
“Company Returns” has the meaning set forth in Section 3.2(k)(i).

“Confidentiality Agreement” means the mutual non-disclosure agreement dated as of December 6, 2019, between Buyer and Holdings.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, bid or other agreement.
“Current Representation” has the meaning set forth in Section 9.17.
“Cutoff Date” means the earlier of (i) the Closing Date or (ii) June 1, 2021.
“Cutoff Date Statement” has the meaning set forth in Section 2.12(a).
“COVID-19” means the ongoing SARSCoV-2/COVID-19 pandemic.

“Cyber Tail” has the meaning set forth in Section 4.19.

“Dataroom” means the virtual data room, hosted by Intralinks and having the name “Project Regal” established by Holdings in connection with the transactions contemplated by this Agreement.
“D&O Tail” has the meaning set forth in Section 4.18(b).
“Designated Pre-Closing Liabilities” means those matters identified in Annex III attached hereto.
“DGCL” has the meaning set forth in the recitals.
“Disclosure Schedule” means the disclosure schedule delivered by Holdings to Buyer on the date hereof. The information shown in the Disclosure Schedule shall refer to the section or subsection of this Agreement to which such information relates, unless it is reasonably apparent on its face that such information should relate to another section or subsection of this Agreement. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement.
“Distributed Cash Amount” means all Cash on the balance sheet of Holdings and/or the Company available for distribution as of the Cutoff Date (as reduced by any distributions made by Holdings pursuant to the terms of this Agreement), subject to compliance with Applicable Law and all Applicable Requirements, minus the Minimum Cash Amount.
“Earnout Deficiency” has the meaning set forth in Section 2.12(c).
“Earnout Payments” has the meaning set forth in Section 2.12(a).
“Earnout Period” has the meaning set forth in Section 2.12(a).

“Earnout Shortfall Amount” has the meaning set forth in Section 2.12(c).
“Earnout Statement” has the meaning set forth in Section 2.12(f)(i).
“Effective Time” has the meaning set forth in Section 2.2.
“Employee” has the meaning set forth in Section 3.2(h).
“Employee Benefit Plan” means any: (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement; (b) Employee Welfare Benefit Plan; (c) “employee benefit plan” (as such term is defined in ERISA §3(3)); or (d) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan, or phantom stock plan), retention, vacation pay, cafeteria, fringe benefit, unemployment compensation, bonus, incentive, change in control or severance plan or agreement, employment or consulting agreement, restrictive covenant agreement, or other employee benefit plan, program, policy or arrangements.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
“Eos” means Eos Partners, L.P., a Delaware limited partnership.
“Equity Securities” means (a) any and all shares, interests or equivalents in capital stock, equity securities or partnership, membership or other ownership interests (including limited liability company, partnership and joint venture interests, whether voting or nonvoting, and whether common or preferred) of a Person, (b) any security directly or indirectly convertible into or exchangeable or exercisable for any security described in clause (a) hereof or security containing any profit participation features, (c) any stock appreciation rights, phantom stock rights or other similar rights and (d) any warrants, commitments, rights or options (including the Options), directly or indirectly, to subscribe for or purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code §414.
“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement in respect of the Indemnity Holdback Amount, the Special Indemnity Holdback Amount, the RWI Holdback Amount, the Retention Bonus Holdback Amount and the Purchase Price Adjustment Holdback Amount, to be entered into at Closing, substantially in the form attached hereto as Exhibit F, by and among the Escrow Agent, the Shareholder Representative and Buyer.

“Estimated Merger Consideration” means (a) the sum of (i) the Premium Amount, (ii) the Aggregate Exercise Price and (iii) the Estimated Tangible Net Book Value, minus (b) the sum of (i) the Transaction Expenses (to the extent not already deducted from the Estimated Tangible Net Book Value), (ii) the Purchase Price Adjustment Holdback Amount, (iii) the Indemnity Holdback Amount, (iv) the Special Indemnity Holdback Amount, (v) the RWI Holdback Amount, (vi) the Retention Bonus Holdback Amount, (vii) the Reserve Amount, and (viii) the Leakage Amount.
“Estimated Statement” has the meaning set forth in Section 2.11(a).
“Estimated Tangible Net Book Value” has the meaning set forth in Section 2.11(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Excluded Branches” has the meaning set forth in Section 4.14.
“Excluded Loans and MSRs” has the meaning set forth in Section 4.14.
“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.
“FHA” means the United States Federal Housing Administration, or any successor thereto.
“Filing” means, as the context requires, any notice to, or registration, declaration or filing with, any Person, including any Governmental Entity or Agency.
“Final Merger Consideration” means (a) the sum of (i) the Premium Amount, (ii) the Aggregate Exercise Price and (iii) the Final Tangible Net Book Value, minus (b) the sum of (i) the Final Transaction Expenses (to the extent not already deducted from the Final Tangible Net Book Value), (ii) the Purchase Price Adjustment Holdback Amount, (iii) the Indemnity Holdback Amount, (iv) the Special Indemnity Holdback Amount, (v) the RWI Holdback Amount, (vi) the Retention Bonus Holdback Amount, (vii) the Reserve Amount, and (viii) the Leakage Amount.
“Final Tangible Net Book Value” has the meaning set forth in Section 2.11(b).
“Final Transaction Expenses” has the meaning set forth in Section 2.11(b).
“Financial Statements” has the meaning set forth in Section 3.2(f)(i).
“Financing” has the meaning set forth in Section 4.16(a).
“First Indemnity Holdback Release Date” has the meaning set forth in Section 7.6(a).

“Fraud” with respect to any Person shall mean that: (a) a representation, warranty, disclosure or other statement by such Person set forth in this Agreement, the Ancillary Agreements or any certificate delivered pursuant to this Agreement by such Person was false when made, (b) such Person had actual knowledge that such representation, warranty, disclosure or statement was false when made, (c) such Person intended another Person to rely on such representation, warranty, disclosure or statement and (d) such other Person actually relied on such misrepresentation.
“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.
“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, in each case, consistently applied.
“GHLD” has the meaning set forth in the preamble.
“GHLD Common Stock” means the Class A common stock, $0.01 par value per share, of GHLD.
“GHLD Rollover Stock” means the shares of GHLD Common Stock issuable to certain Shareholders as contemplated in Section 2.6(a), subject to the provisions set forth in this Agreement, the Registration Rights Agreement and the Share Issuance and Acquisition Agreements.
“Governmental Entity” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, Agency, subdivision, court or other tribunal of any of the foregoing.
“[***].”

“Health Plan” has the meaning set forth in Section 3.2(r)(ii).
“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.
“Holders” means, together, the Shareholders and the Option Holders.
“Holdings” has the meaning set forth in the preamble.
“Holdings Approvals and Filings” has the meaning set forth in Section 3.2(r)(iii).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Indemnified Party” has the meaning set forth in Section 7.4(c).
“Indemnifying Party” has the meaning set forth in Section 3.2(r)(iii).
“Indemnity Holdback Amount” means [***].
“Indemnity Holdback Escrow Account” means the escrow account in which the Escrow Agent holds the Indemnity Holdback Amount pursuant to the Escrow Agreement.
“Independent Accounting Firm” means (a) Grant Thornton International or (b) if such firm is unwilling to serve as the independent accounting firm, a nationally recognized accounting firm independent of each Shareholder and Buyer, selected by the mutual agreement of the Parties or as appointed by accounting firms designated by each of the Parties, if the Parties cannot so mutually agree.
“Insurer” means (i) any Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any Mortgage Loan, including without limitation the FHA, the VA, and any private mortgage insurer; and (ii) providers of life, hazard, disability title, or other insurance with respect to any Mortgage Loan or Mortgaged Property.
“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement to which the Company is a party. For the avoidance of doubt, Interest Rate Protection Agreement does not include the sale of mortgage backed securities or delivery commitments with Investors.
“Interim Period” means the period commencing on the Cutoff Date and ending on the Closing Date.
“Investor” means any of Fannie Mae, Freddie Mac or any public, or private investor who has purchased, or is designated and has agreed to purchase, any Mortgage Loans from the Company or holds beneficial title conveyed or assigned by the Company to any Mortgage Loans.
“Investor Commitment” means the optional or mandatory written commitment of the Company to sell to any Person, and a Person to purchase from the Company, a Pipeline Loan, a Mortgage Loan or an interest therein owned, to be acquired or in the process of closing by the Company; provided, that when used in the context of, or in reference to, a particular Pipeline Loan or Mortgage Loan or ownership interest therein, “Investor Commitment” means only the applicable commitment(s).
“IP Rights” means all right, title and interest in intellectual property, whether protected, created or arising under any Applicable Law, including:  (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patents, patent applications, and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, provisionals, extensions, and reexaminations thereof and patents issuing thereon; (b) all trademarks, service marks, trade dress, logos, trade names, “doing business as” names, corporate names, service names, brand names, social media handles, trade dress rights, trade styles, logos and other source or business identifiers, together with all common law rights and goodwill associated therewith, along with all applications, registrations, renewals and extensions thereof; (c) all copyrightable works, copyrights, mask works, database rights, and design rights, whether or not registered or published, all applications, registrations, recordations and renewals in connection therewith, along with all extensions and renewals thereof; (d) all confidential and proprietary information, including trade secrets, know-how, customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, and all other confidential and proprietary financial, marketing and business data, technical data, specifications, designs, drawings, formulae, algorithms, procedures, techniques, research and development, and methods; (e) Internet domain names; (f) Software; and (g) all other intellectual property rights arising from or relating to all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein.
“IRS” has the meaning set forth in Section 3.2(r)(iii).
“IT Assets” means any and all computers, software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation.
“Key Employee Agreements” has the meaning set forth in the recitals.
“Key Employees” has the meaning set forth in the recitals.
“Knowledge of Holdings” means the knowledge of [***], in each case after due inquiry.

“Last Payment Date” has the meaning set forth in Section 2.12(b).
“Leakage Amount” means, without duplication, the aggregate amount of payments made directly or indirectly by Holdings or the Company, whether in cash, cash equivalents, or other assets or properties (other than any Permitted Leakage Amount) to, or for the benefit of, any Holder or any of its Affiliates (other than Holdings or the Company) or its or their respective directors, managers, officers, members, partners and employees (collectively, the “Restricted Persons”), during the Interim Period, including:
(a)    any dividend or distribution (cash or non-cash) declared, paid, made, agreed or obligated to be made by Holdings, or the issue or sale of any Equity Securities of Holdings or the Company other than in compliance with Section 4.1;
(b)    any return of capital, profit or other payment in respect of any Capital Stock or other Equity Securities of Holdings;
(c)    any other payments paid, made or agreed to be made by Holdings or the Company to the Restricted Persons (including management fees, monitoring fees, service or directors’ fees, bonuses or other compensation of any kind);

(d)    any transfer of assets of Holdings or the Company to a Restricted Person, or any assumption, indemnification or incurrence by Holdings or the Company of any liability of a Restricted Person;
(e)    any interest payment, principal repayment, penalty or other payment made by Holdings or the Company, as applicable, to any Restricted Person in respect of any indebtedness between (i) Holdings or the Company, on the one hand, and (ii) any Restricted Person, on the other hand;
(f)    any payment by Holdings or the Company under any Contract between (i) Holdings or the Company, on the one hand, and (ii) any Restricted Person, on the other hand, other than as required pursuant to the Contracts set forth on Schedule 1.1(a); and
(g)    any Taxes of Holdings or the Company as a consequence of any of the payments or transfers referred to in the definition of Leakage Amount.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.
“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.
“Letter of Transmittal” has the meaning set forth in Section 2.8(a).
“Lien” means any lien, mortgage, deed of trust, pledge, encumbrance, charge, security interest, adverse claim, proxy, preferential arrangement or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other similar encumbrance of any kind, including any conditional sale or other title retention contract, encroachment, community property interest, equitable interest, encroachment, easement, license, servitude, right of way, covenant or zoning restriction, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
“Loan Held for Investment” means any Mortgage Loan or REO either repurchased by the Company from an applicable Investor or otherwise purchased from a third party or ineligible for sale to an applicable Investor and held in its investment portfolio.
“Loan Officer” means an Employee duly licensed to originate Mortgage Loans on behalf of the Company.
“Losses” means any and all damages, including losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, Taxes, costs and expenses (including documented, reasonable and out-of-pocket attorneys’ fees and disbursements).

“Management Agreement” means that certain Advisory Services Agreement dated as of September 24, 2013, by and between Eos Management, L.P. and the Company.
“Marketable Loan” means a Mortgage Loan that is intended to be sold or pooled by the Company to or with the applicable Investor.
“Material Contracts” means, collectively, the Leases, the Contracts required to be listed in Section 3.2(m) of the Disclosure Schedule, the Contracts with the Investors listed in Section 3.2(y) of the Disclosure Schedule, the Contracts for the Warehouse Credit Facilities listed in Section 3.2(y) of the Disclosure Schedule, and the Company Insurance Agreements.
“Maximum Share Price” has the meaning set forth in Section 2.6(b).
“Merger” has the meaning set forth in the recitals.
“Merger Sub” has the meaning set forth in the preamble.
“Merger Sub Approvals and Filings” has the meaning set forth in Section 3.4(c)(ii).
“Merger Sub Common Stock” has the meaning set forth in Section 2.6(d).
“Minimum Cash Amount” means [***].
“Mintz” means Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
“Mortgage” means the mortgages, deeds of trust, security deeds and other instruments creating a Lien on real property with respect to the Mortgage Loans.
“Mortgage Loan” means any residential mortgage loan that is evidencing the indebtedness of the Mortgagor under a Mortgage Note and any home equity conversion loan, construction loan, co-op loan or other mortgage loan product (including HECM loans).
“Mortgage Note” means a written obligation to pay a sum of money at a stated interest rate, which rate may be fixed or adjustable during the term of obligation, executed by a Mortgagor and secured by a Mortgage.
“Mortgaged Property” means the real property and all improvements thereon securing a Mortgage Loan.
“Mortgagor” means the obligor(s) on a Mortgage Note.
“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
“Most Recent Financial Statements” has the meaning set forth in Section 3.2(f)(i).
“Most Recent Fiscal Month End” has the meaning set forth in Section 3.2(f)(i).

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.2(f)(i).
“MSR Valuation Firm” means MountainView Financial Solutions, LLC.
“Negative Adjustment Amount” has the meaning set forth in Section 2.11(e).
“Net Income” has the meaning set forth in Section 2.12(a).
“Net Tax Amount” means, with respect to a Person, the excess of the amount of such Person’s accrued Taxes which remain unpaid as of the Cutoff Date with respect to any Tax Return related to a Pre-Cutoff Tax Period (or a Pre-Cutoff Straddle Period) with an original due date (including applicable extensions) after the Cutoff Date, over any estimated Tax payments made by such Person with respect to such Taxes, provided that the Net Tax Amount shall take into account the amount of any Transaction Deductions even if accrued after the Cutoff Date (but shall never be less than zero). For the avoidance of doubt, payroll taxes of the Company for any Pre-Cutoff Tax Period or Pre-Cutoff Straddle Period the payment of which has been deferred pursuant to the CARES Act and which remain unpaid as of the Cutoff Date shall be included in the Net Tax Amount.
“Notified Party” has the meaning set forth in Section 5.7(a).
[***].
“Objections Statement” has the meaning set forth in Section 2.11(a).
“Option Holders” means the holders of the Options.
“Option Plan” means the Residential Mortgage Services Holdings, Inc. 2013 Stock Incentive Plan.
“Options” means the outstanding options to purchase shares of Capital Stock.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with the Company’s customs and practices since January 1, 2020.
“Organizational Documents” means: (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Applicable Law; and (c) any amendment or modification to any of the foregoing.
“Outside Date” has the meaning set forth in Section 8.1(f).
“Ownership Schedule” has the meaning set forth in Section 2.12(a).

“Parties” or “Party” has the meaning set forth in the preamble.
“Paying Agent” means Continental Stock Transfer & Trust Company.
“Paying Agent Agreement” means that certain paying agent agreement entered into as of the Closing Date by and between Holdings and the Paying Agent, substantially in the form attached hereto as Exhibit D.
“Per Option Amount” has the meaning set forth in Section 2.9.
“Per Share Amount” means the quotient obtained by dividing the sum of (a)(i) the Estimated Merger Consideration and (ii) the Distributed Cash Amount, by (b) the aggregate number of shares of Capital Stock and shares issuable upon the exercise of “in-the-money” Options outstanding immediately prior to the Effective Time (including those shares of Capital Stock exchangeable for the GHLD Rollover Stock but excluding any Cancelled Shares).
“Per Share Portion” means, for each share of Capital Stock (including those shares of Capital Stock exchangeable for the GHLD Rollover Stock and “in-the-money” Options outstanding immediately prior to the Effective Time but excluding Cancelled Shares), the quotient obtained by dividing (a) one, by (b) the sum of the aggregate number of shares of Capital Stock and shares issuable upon the exercise of “in-the-money” Options outstanding immediately prior to the Effective Time (including those shares of Capital Stock exchangeable for the GHLD Rollover Stock but excluding any Cancelled Shares).
“Permit” means any license, franchise, permit, certificate, approval, variance, waiver, certificate of occupancy, Order or other similar authorization issued by any Governmental Entity or Agency.
“Permitted Leakage Amount” means (without duplication) the sum of:
(a) any amounts incurred or paid or agreed to be paid or payable in the Ordinary Course of Business in respect of the employment relationships of Holdings or the Company, to the extent such payments do not violate Holdings’ and the Company’s obligations in Section 4.1;
(b) any amounts incurred or paid or agreed to be paid or payable pursuant to the [***], to the extent such payments do not violate Holdings’ and the Company’s obligations in Section 4.1;
(c) any indemnification, reimbursement or advancement of expenses of any director, manager or officer of Holdings or the Company incurred or paid or agreed to be paid or payable pursuant to the Organizational Documents of Holdings or the Company as in effect on the date of this Agreement;
(d) any payments expressly provided for under the terms of this Agreement including payment of the Distributed Cash Amount, whether by dividend or otherwise at any time following the Cutoff Date; and

(e) any Taxes payable as a consequence of any of the payments or transfers referred to in the definition of Permitted Leakage Amount, in each case, during the Interim Period.
“Permitted Lien” means: any (a) Liens for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Closing Statement; (b) Liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record; (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Entity, none of which materially interfere with the conduct of the Business, (e) Liens on assets financed under Warehouse Credit Facilities, (f) non-exclusive licenses of IP Rights and (g) the Liens set forth on Section 1.1(b) of the Disclosure Schedule.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Entity.
“Personal Data” means any personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number) and any special categories of personal information regulated under the Privacy Laws or covered thereby.
“Pipeline Loan” means any application in process for a Mortgage Loan whether or not registered and designated as price protected on the Company’s residential mortgage loan origination system and which have not closed or funded as of the Closing Date.
“Pipeline Requirements” means and includes, as of the time of reference, (i) all contractual obligations of the Company with respect to the Company’s origination of Pipeline Loans, (ii) all applicable guidelines of the Company for the stage of processing of the Pipeline Loans, (iii) and all Applicable Requirements.
“Positive Adjustment Amount” has the meaning set forth in Section 2.11(e).
“Post-Closing Representation” has the meaning set forth in Section 9.17.
“Post-Cutoff Straddle Period” has the meaning set forth in Section 5.1.
“Potential Parachute Payments” has the meaning set forth in Section 4.21(a).
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Pre-Cutoff Straddle Period” has the meaning set forth in Section 5.1.
“Pre-Cutoff Tax Period” has the meaning set forth in Section 5.3.

“Premium Amount” means [***].
“Previously Disposed of Mortgage Loans” means all Mortgage Loans or any other type of loans or servicing rights that, as at any time as of or prior to Closing, the Company owned and subsequently sold, transferred, securitized, conveyed or assigned.
“Privacy and Security Policies” has the meaning set forth in Section 3.2(aa)(i).
“Privacy Laws” has the meaning set forth in Section 3.2(aa)(i).
“Privacy Statement” has the meaning set forth in Section 3.2(aa)(i).
“Proceeding” means any action, audit, lawsuit, litigation, investigation, subpoena, civil investigative demand, or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Entity or arbitrator.
“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.
“Purchase Price” means the sum of (a) the Premium Amount, (b) the Final Tangible Net Book Value and (c) the Earnout Payments.
“Purchase Price Adjustment Holdback Amount” means [***].
“RD” means Rural Development, an agency of the United States Department of Agriculture and any successor thereto and including the Farmers Home Administration, as the predecessor in interest to Rural Development.
“Recourse” means any arrangement pursuant to which the Company bears the risk to an Investor of any part of the ultimate credit losses incurred in connection with a default under or foreclosure of a Mortgage Loan (other than a Loan Held for Investment).

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Reminder Notice” has the meaning set forth in Section 2.11(b).

“REO” means any property owned by the Company acquired in the conduct of its mortgage servicing business as a result of foreclosure or any other method in satisfaction of Company Indebtedness (whether for its own account or on behalf of an Investor or Insurer).

“Representatives” means, with respect to any Person, the directors, officers, employees, agents and advisors of such Person and its Affiliates.
“Repurchase Obligations” has the meaning set forth in Section 3.2(v)(vii).
“Required Approvals and Filings” means the Approvals or Filings that are required in order for the Company to operate the Business after the Closing Date or to allow the Parties to consummate the Contemplated Transactions, and that are set forth on Annex II hereto.

“Required Loan Data” means the following data points: (1) the loan number of the Mortgage Loan, (2) the unpaid principal balance of the Mortgage Loan, (3) the last installment paid date for the Mortgage Loan, (4) the monthly principal and interest payment for the Mortgage Loan, (5) the interest rate of the Mortgage Loan, (6) the state in which the Mortgaged Property for the Mortgage Loan is located, (7) whether such Mortgage Loan is delinquent (defined as more than 60 days past due), and (8) whether such Mortgage Loan is in bankruptcy, in foreclosure or in litigation.
“Required Shareholder Approval” has the meaning set forth in Section 3.1(f).
“Reserve Amount” means [***].
“Reserves” has the meaning set forth in Section 4.6.
“Restricted Cash” means any cash and cash equivalents that are not freely usable by Holdings or the Company due to any restrictions, limitations or Taxes on the use or distribution imposed by Applicable Law, Applicable Requirements or Contract, including restrictions on dividends and repatriations.
“Restricted Persons” has the meaning set forth in the definition of “Leakage Amount.”
“Retained Amount” has the meaning set forth in Section 7.6(a).
“Retention” has the meaning set forth in Section 4.13(b).
“Retention Amount Losses” has the meaning set forth in Section 4.13(b).
“Retention Bonus Holdback Amount” means [***].
“Retention Bonus Holdback Escrow Account” means the escrow account in which the Escrow Agent holds the Retention Bonus Holdback Amount pursuant to the Escrow Agreement.
“Review Period” has the meaning set forth in Section 2.12(g).
“RMS Branches” means all of the residential mortgage lending branches of the Company identified on Exhibit G and any other residential mortgage lending branches opened by [***] or the Company’s management team after the Closing Date in any states in which the Business currently operates, other than New York, North Carolina or South Carolina.
“RMS Fundamental Representations” has the meaning set forth in Section 6.2(a).
“RWI Excluded Representations” has the meaning set forth in Section 7.1.
“RWI Holdback Amount” means [***].
“RWI Holdback Escrow Account” means the escrow account in which the Escrow Agent holds the RWI Holdback Amount pursuant to the Escrow Agreement.

“RWI Policy” means the buy-side representation and warranty insurance policy to be entered into by and between Buyer and Euclid Insurance Services, Inc., substantially in the form attached hereto as Exhibit H.
“RWI Premium” means an amount equal to Four Hundred Fifty Thousand Dollars ($450,000).
“Second Indemnity Holdback Release Date” has the meaning set forth in Section 7.6(a).
“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Securitization Transaction” means any transaction, however named, involving the Company and any one or more purchasers and/or investors (other than an Agency) which provides for the monetization of a discrete pool or pools of (i) Mortgage Loans and/or Mortgage Notes or (ii) collateral certificates through debt securities or ownership interests issued by a securitization issuer or securitization entity supported or backed by Mortgage Loans and/or Mortgage Notes or collateral certificates that have been transferred to a securitization issuer by the Company.

“[***]”

“[***]”
“Serviced Loan” means any Mortgage Loan with respect to which the Company owns the applicable servicing rights pursuant to a Servicing Agreement.
“Servicing” means the responsibilities with respect to servicing of Mortgage Loans under Applicable Law, whether performed as a servicer, subservicer or interim servicer.
“Servicing Agreement” means any Contract pursuant to which the Company is obligated to service any Mortgage Loan on behalf of an Agency or Investor.
“Share Issuance and Acquisition Agreements” has the meaning set forth in the recitals.
“Shareholder Claim” has the meaning set forth in Section 7.4(b).
“Shareholder Claim Notice” has the meaning set forth in Section 7.4(b).
“Shareholder Group” has the meaning set forth in Section 9.17.
“Shareholder Indemnitees” means the Holders, the Shareholder Representative, each of their respective Affiliates, and their respective directors, officers, employees, agents, successors and assigns.
“Shareholder Notice” has the meaning set forth in Section 4.10(b).

“Shareholder Representative” has the meaning set forth in the preamble.
“Shareholder Representative Agreement” has the meaning set forth in the recitals.
“Shareholder Representative Tax Action” means (i) amending a Tax Return of Holdings or the Company for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) making or revoking an election on any Tax Return filed after the Closing Date that adversely affects the Taxes or Tax Returns of Holdings or the Company for a Pre-Cutoff Tax Period or Pre-Cutoff Straddle Period; (iii) extending or waiving the applicable statute of limitations with respect to a Tax of Holdings or the Company for a Pre-Cutoff Tax Period or Pre-Cutoff Straddle Period; (iv) filing any ruling request with any Governmental Entity that relates to Taxes or Tax Returns of Holdings or the Company for a Pre-Cutoff Tax Period or Pre-Cutoff Straddle Period or (v) entering (or pursuing) any voluntary disclosure agreements with any Governmental Entity that relate to Taxes or Tax Returns of Holdings or the Company for any Pre-Cutoff Tax Period or Pre-Cutoff Straddle Period, in each case, except (a) as contemplated or required by this Agreement or (b) if such action could not reasonably be expected to result in any increased Tax liability that would be payable by any Shareholder under Applicable Law or indemnifiable by any Shareholder pursuant to this Agreement.
“Shareholders” or “Shareholder” means the holders of the Capital Stock.
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iii) all documentation, including user manuals and other training documentation related to any of the foregoing, in each case used in the Business.
“Special Cap” has the meaning set forth in Section 7.2(e).
“Special Indemnity Holdback Escrow Account” means the escrow account in which the Escrow Agent holds the Special Indemnity Holdback Amount pursuant to the Escrow Agreement.
“Special Indemnity Holdback Amount” means [***].
“Specified Courts” has the meaning set forth in Section 9.8(b).
“Straddle Period” has the meaning set forth in Section 5.1.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other

Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation).
“Support Agreements” has the meaning set forth in the recitals.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Surviving Corporation Common Stock” has the meaning set forth in Section 2.6(d).
“Takeover Law” has the meaning set forth in Section 3.1(g).
“Tangible Net Book Value” means, with respect to any corporation, limited liability company, partnership, association, or other entity, (a) the total consolidated assets of such entity (excluding any deferred Tax assets or other Tax assets), minus (b) any intangible assets (such as goodwill), minus (c) the total liabilities of such entity (excluding any deferred Tax liabilities or other Tax liabilities), minus (d) the Net Tax Amount, in each case determined in accordance with GAAP, minus (e) the Distributed Cash Amount, plus (f) the Retention Bonus Holdback Amount (to the extent accrued for in the calculation of Tangible Net Book Value), plus (g) the Transition Incentive Bonuses (to the extent accrued for in the calculation of Tangible Net Book Value). The Parties agree that, in connection with the calculation of Tangible Net Book Value, (i) the book value of the Company’s mortgage servicing rights portfolio will be determined by the MSR Valuation Firm, (ii) Tangible Net Book Value shall be otherwise calculated as if the Contemplated Transactions had not occurred and (iii) other than items of loan loss reserves and vacation liability, Tangible Net Book Value shall be calculated in accordance with the methodologies utilized in preparing the Company’s audited financial statements for the Most Recent Fiscal Year End.
“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, gain, use, municipal, ad valorem, goods and services, transfer, registration, value added, escheat, unclaimed property, alternative or add-on minimum, estimated, or other tax of any kind whatsoever and (b) any deficiency assessments, interest, penalty, fine or addition in respect of any item described in clause (a) (and any interest in respect of such deficiency assessments, additions to tax, penalties and fines), whether disputed or not.
“Tax Benefit” shall mean any reduction in Taxes payable to a Governmental Entity or any increase in any Tax refund receivable (including any related interest) from a Governmental Entity.

“Tax Matter” has the meaning set forth in Section 5.7(a).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any claim for refund or amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 7.5.
“Trading Day” means any day during the course of which the New York Stock Exchange is open for the exchange of securities.
“Transaction Approvals and Filings” means, collectively, the Company Approvals and Filings, Holdings Approvals and Filings, Buyer Approvals and Filings, and Merger Sub Approvals and Filings (regardless of whether or not such Approvals and Filings constitute “Required Approvals and Filings” within the meaning of this Agreement).
“Transaction Deductions” means any deduction allowed for income Tax purposes attributable to (i) Transaction Expenses or other similar expenses paid on or prior to the Closing Date or included in the computation of the Tangible Net Book Value of Holdings; (ii) any fees, expenses, and interest (including amounts treated as interest for income Tax purposes) payable by Holdings or the Company that were incurred in connection with the Company Indebtedness (or payment thereof) or included in the computation of the Tangible Net Book Value of Holdings; and (iii) the payment of the aggregate amount of all Aggregate Per Option Amounts (plus the employer portion of all payroll Taxes payable thereon).
“Transaction Expenses” means (a) an amount equal to fifty percent (50%) of the RWI Premium, (b) the premium amount for the Cyber Tail, (c) any amounts owed by the Company or Holdings to Eos or its Affiliates pursuant to the Management Agreement, to the extent such amounts are not accrued for in the calculation of Tangible Net Book Value, and (d) any and all (i) legal, accounting, tax, financial advisory, and other professional or transaction-related costs, fees and expenses incurred, and solely to the extent borne or reimbursable, by the Shareholders, Holdings or the Company in connection with this Agreement or in investigating, pursuing or completing the Contemplated Transactions (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (ii) Change of Control Payments and (iii) the employer portion of any payroll Taxes, if any, required to be paid by Buyer (on behalf of the Shareholders, Holdings or the Company) or by Holdings or the Company with respect to the amounts described in clauses (i) and (ii), if any.
“Transfer Taxes” has the meaning set forth in Section 5.5.
“Transition Incentive Bonuses” has the meaning given to that term in Exhibit I.
“Undisclosed Repurchase Obligations” means any demand made to the Company or Buyer following the Cutoff Date that requests an indemnity or make whole payment in respect of a Previously Disposed of Mortgage Loan or to repurchase a Previously Disposed of Mortgage

Loan out of an Investor’s portfolio, other than the Repurchase Obligations set forth on Section 3.2(v)(vi) of the Disclosure Schedule.
“Updated Tape” has the meaning set forth in Section 4.15.
“VA” means the United States Department of Veterans’ Affairs or any successor thereto.
“Waiving Parties” has the meaning set forth in Section 9.17.
“Warehouse Credit Facility” means a revolving line of credit with a warehouse lender pursuant to which Company funds Mortgage Loans.
“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act and any and all comparable state, local and other Applicable Laws.
“Winston” means Winston & Strawn LLP.
“Written Consent” has the meaning set forth in Section 4.10(a).
ARTICLE II
MERGER
2.1    Merger. In accordance with the terms and upon the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into Holdings, the separate existence of Merger Sub shall cease, and Holdings shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, all of the respective outstanding shares of capital stock of Holdings and Merger Sub will be converted or cancelled in the manner provided in this Agreement and in the applicable provisions of the DGCL.
2.2    Effective Time. At the Closing, the parties hereto will cause a certificate of merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), to be duly prepared, executed and delivered to the Secretary of State of the State of Delaware for filing, in accordance with the DGCL. The Certificate of Merger shall specify that the Merger will become effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).
2.3    Closing.
(a)    The closing of the Merger (the “Closing”) shall be deemed to take place at the offices of Mayer Brown LLP, 1999 K Street, NW, Washington, DC 20006 or remotely via electronic exchange of documents and signatures, on the Business Day that is the last day of the month following the date on which the conditions to the obligations of Parties set forth in ARTICLE VI below have been satisfied or waived (excluding any conditions that are, by their nature, intended to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (such time and date, the “Closing Date”). All Contemplated Transactions to occur on and as of the Closing Date shall be deemed to have occurred simultaneously at the Effective Time.

2.4    Certificate of Incorporation and Bylaws. From and after the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation at the Effective Time until amended in accordance with the provisions thereof and Applicable Law and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until amended in accordance with the provisions thereof and Applicable Law, except in each case that the name of Merger Sub set forth therein shall be changed to the name of the Surviving Corporation.
2.5    Directors and Officers. From and after the Effective Time, (a) the directors of Holdings will be deemed to have resigned, and the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal, or death and (b) the officers of Holdings will be deemed to have resigned, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal, or death.
2.6    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the party of any Party:
(a)    Each share of Capital Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall be converted into the right to receive an amount in cash or a combination of cash and GHLD Rollover Stock, as applicable, equal to the Closing Per Share Merger Consideration (as defined below). At the Effective Time, all shares of Capital Stock will no longer be outstanding and will be cancelled and retired automatically and will cease to exist, and each holder of a certificate representing shares of Capital Stock (“Certificate”) will cease to have any rights with respect thereto, except (i) the right of the Shareholders (other than the Cancelled Shares) to receive in cash (or a combination of cash and GHLD Rollover Stock) the Per Share Amount upon the surrender of such Certificate and (ii) the right of the Shareholders (excluding the Cancelled Shares) to receive payment of such Shareholder’s Per Share Portion of (A) the Positive Adjustment Amount, if any, (B) the Purchase Price Adjustment Holdback Amount (or any remaining portion thereof), if any, (C) the Indemnity Holdback Amount (or any remaining portion thereof), if any, (D) the Special Indemnity Holdback Amount (or any remaining portion thereof), if any, (E) the RWI Holdback Amount (or any remaining portion thereof), if any, (E) the Retention Bonus Holdback Amount (or any remaining portion thereof), if any, (F) the Reserve Amount (or any remaining portion thereof), if any and (G) the Reserves (or any remaining portion thereof), if any (the sum of (i) and (ii), the “Closing Per Share Merger Consideration”). The aggregate Closing Per Share Merger Consideration that each Shareholder shall receive in respect of its Capital Stock shall be referred to herein as such Shareholder’s “Aggregate Closing Consideration”. For the avoidance of doubt and without limiting the foregoing, following the Closing, the Shareholders shall be entitled to the Earnout Payments, if and when earned and due, in accordance with Section 2.12 of this Agreement.

(b)    The Closing Per Share Merger Consideration shall be paid to the Shareholders as set forth on Schedule 2.6(b) in the form of either cash or GHLD Rollover Stock. The number of shares of GHLD Rollover Stock that each such Shareholder shall be entitled to receive shall be an amount equal to (i) the percentage of the Aggregate Closing Consideration that such Shareholder will receive as GHLD Rollover Stock (as set forth opposite such Shareholder’s name on Schedule 2.6(b)) multiplied by the Aggregate Closing Consideration payable to such Shareholder, divided by (ii) the average closing price per share of the GHLD Common Stock as reported on the New York Stock Exchange for the ten (10) Trading Days beginning on the fifteenth (15th) Trading Day immediately preceding the Closing Date and ending on the fifth (5th) Trading Day immediately preceding the Closing Date (the “Average GHLD Share Price”). In the event that the Average GHLD Share Price is less than Fifteen Dollars ($15.00) (the “Minimum Share Price”), Buyer shall have the right to adjust Schedule 2.6(b) prior to Closing in order to increase the portion of the Aggregate Closing Consideration that any Shareholder entitled to receive GHLD Rollover Stock shall receive in cash and decrease the portion such Shareholder shall receive in GHLD Rollover Stock. Notwithstanding anything to the contrary in the foregoing, in the event that the Average GHLD Share Price is greater than Eighteen Dollars ($18.00) (the “Maximum Share Price”), Buyer shall pay the GHLD Rollover Stock in an amount of shares as if, and assuming that, the actual Average GHLD Share Price was equal to the Maximum Share Price, with no reduction to the portion of the Aggregate Closing Consideration that any Shareholder entitled to receive GHLD Rollover Stock shall receive in cash. The Minimum Share Price and the Maximum Share Price shall be subject to the adjustments set forth in Annex IV.
(c)    each share of Capital Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of Holdings or owned by Holdings shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange for such share of Capital Stock (the Capital Stock described in this Section 2.6(c), “Cancelled Shares”); and
(d)    each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Common Stock”) shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate representing outstanding shares of Merger Sub Common Stock will at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.
2.7    [Reserved]
2.8    Surrender of Certificates; Closing of Stock Transfer Books; Unclaimed Funds.
(a)    At least two (2) Business Days prior to the Closing Date, the Paying Agent shall deliver to each Shareholder (i) a letter of transmittal in the form attached as Exhibit B (the “Letter of Transmittal”), which shall include the Shareholder Representative Agreement and (ii) instructions for use in effecting the surrender of the Certificate(s) representing the shares of Capital Stock held by such Shareholder in exchange for the consideration specified in Section 2.6. Upon the surrender to the Paying Agent of each such Certificate(s) and a properly completed and duly executed Letter of Transmittal (which shall include a properly completed and duly executed Shareholder Representative Agreement), the Paying Agent shall (i) pay the Shareholder holding such Certificate(s) an amount, in cash without interest, equal to such Shareholder’s Aggregate Closing Consideration (after subtracting the portion of such Aggregate Closing Consideration to be paid to the Shareholder in the form of GHLD Rollover Stock, as applicable) and (ii) direct GHLD to deliver to each Shareholder entitled to receive GHLD Rollover Stock the number of shares GHLD Rollover Stock that are required to be delivered to such Shareholder pursuant to the terms of this Agreement, and such Certificate(s) shall forthwith be canceled. Payment of the remaining portion of such Shareholder’s Aggregate Closing Consideration shall be made by the Shareholder Representative or the Paying Agent, as applicable, as, if and when such amounts are released or paid to the Shareholder Representative or the Paying Agent, as applicable, pursuant to the terms of this Agreement, the Escrow Agreement, the Shareholder Representative Agreement and the Paying Agent Agreement and the Shareholder Representative or the Paying Agent, as applicable, releases or pays such amounts, if any.
(b)    If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by, and delivery of a customary indemnity from, the Person claiming such Certificate to be lost, stolen, or destroyed, the Paying Agent will deliver in exchange for such lost, stolen, or destroyed Certificate the applicable payment in respect of such Certificate to which such Person is entitled pursuant to this Agreement.
(c)    If any payment under this Agreement is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not payable.
(d)    At the Effective Time, the stock transfer books of Holdings shall be closed and there shall be no further registration of transfers of any shares of Capital Stock on the books of the Surviving Corporation. If, after the Effective Time, Certificates formerly representing shares of Capital Stock are presented to the Paying Agent, they shall be surrendered, canceled and exchanged as provided in this ARTICLE II and in accordance with the Paying Agent Agreement, except as otherwise provided by Applicable Law.
2.9    Settlement of Options. As of the Effective Time, each outstanding Option shall be cancelled and retired by virtue of the Merger and the written consent of the board of directors of Holdings and each Option Holder shall cease to have any rights with respect thereto, other than the right to receive for each such share of Capital Stock underlying such Option an amount per such underlying share of Capital Stock (without interest and subject to applicable withholding tax) in cash equal to (a) the Per Share Amount minus the applicable portion of the Aggregate Exercise Price pertaining to such Option (the “Per Option Amount”), and (b) such Option Holder’s Per Share Portion of (i) the Positive Adjustment Amount, if any, (ii) the

Purchase Price Adjustment Holdback Amount (or any remaining portion thereof), if any, (iii) the RWI Holdback Amount (or any remaining portion thereof), if any, (iv) the Retention Bonus Holdback Amount (or any remaining portion thereof), if any, (v) the Indemnity Holdback Amount (or any remaining portion thereof), if any, (vi) the Special Indemnity Holdback Amount (or any remaining portion thereof), if any, (vii) the Reserve Amount (or any remaining portion thereof), if any and (viii) the Reserves (or any remaining portion thereof), if any (clauses (a) and (b) together, the “Aggregate Per Option Amount”). In addition, each Option Holder has the right to receive his, her or its portion of the Earnout Payments in accordance with Section 2.12 of this Agreement. Payment of the Per Option Amount to each of the Option Holders (net of applicable withholding) shall be made by Buyer through its standard payroll procedures, subject to the terms and conditions of this Agreement, in the next applicable payroll cycle following Buyer’s receipt of notice from the Paying Agent that such Option Holder has delivered a duly executed Letter of Transmittal. Payment of the remaining portion of the Aggregate Per Option Amount to each Option Holder (net of applicable withholding) shall be made by Buyer through its standard payroll procedures as, if and promptly following the time at which such amounts are released or paid to the Shareholder Representative or the Paying Agent, as applicable, pursuant to the terms of this Agreement, the Escrow Agreement, the Shareholder Representative Agreement and the Paying Agent Agreement and the Shareholder Representative or the Paying Agent, as applicable, releases or pays such amounts to Buyer. At the Effective Time, the Option Plan shall terminate and all “out-of-the-money” Options will automatically terminate.
2.10    Payments.
(a)    At the Closing, Buyer shall deposit, or cause to be deposited:
(i)    with the Paying Agent, an amount in cash equal to the sum of (A) the product of (1) the Per Share Amount and (2) the number of shares of Capital Stock issued and outstanding at the Effective Time (other than those shares of Capital Stock exchangeable for the GHLD Rollover Stock and the Cancelled Shares), minus (B) the Distributed Cash Amount (other than the portion of the Distributed Cash Amount to be paid to the Option Holders which, for the avoidance of doubt, shall be paid as part of the Per Option Amount), by means of a wire transfer of immediately available funds to an account designated by the Paying Agent;
(ii)    with the Shareholder Representative, an amount in cash equal to the Reserve Amount, by means of a wire transfer of immediately available funds to an account or accounts designated by the Shareholder Representative;
(iii)    with the Escrow Agent, the Purchase Price Adjustment Holdback Amount to be held in an escrow account (the “Adjustment Escrow Account”) pursuant to the terms of the Escrow Agreement, by means of a wire transfer of immediately available funds to an account or accounts designated in the Escrow Agreement;
(iv)    with the Escrow Agent, the Indemnity Holdback Amount to be held in the Indemnity Holdback Escrow Account pursuant to the terms of the Escrow Agreement, by means of a wire transfer of immediately available funds to an account or accounts designated in the Escrow Agreement;

(v)    with the Escrow Agent, the RWI Holdback Amount to be held in the RWI Holdback Escrow Account pursuant to the terms of the Escrow Agreement, by means of a wire transfer of immediately available funds to an account or accounts designated in the Escrow Agreement;
(vi)     with the Escrow Agent, the Retention Bonus Holdback Amount to be held in the Retention Bonus Holdback Escrow Account pursuant to the terms of the Escrow Agreement, by means of a wire transfer of immediately available funds to an account or accounts designated in the Escrow Agreement;
(vii)    with the Escrow Agent, the Special Indemnity Holdback Amount to be held in the Special Indemnity Holdback Escrow Account pursuant to the terms of the Escrow Agreement, by means of a wire transfer of immediately available funds to an account or accounts designated in the Escrow Agreement; and
(viii)    to the applicable obligees thereof, the Transaction Expenses in accordance with invoices of each such obligee, in each case by wire transfer of immediately available funds to the account or accounts designated by the Shareholder Representative in writing at least three (3) Business Days prior to the Effective Time; provided, however, that (A) with respect to any Transaction Expenses paid pursuant to this Section 2.10(a)(viii) and ultimately payable to an Employee, Buyer shall pay such amount to the applicable Person (net of withholding) through Buyer’s payroll system and (B) any Taxes withheld from any payment under clause (i) shall be remitted by Buyer to the applicable Governmental Entity in a proper and timely manner.
(b)    At the Closing, Holdings shall deposit, or cause to be deposited with the Paying Agent, an amount in cash equal to the Distributed Cash Amount (minus the portion of the Distributed Cash Amount to be paid to the Option Holders which, for the avoidance of doubt, shall be paid as part of the Per Option Amount), by means of a wire transfer of immediately available funds to an account designated by the Paying Agent.
2.11    Purchase Price Adjustment.
(a)    Cutoff Date Statement, Estimated Statement and Closing Statement. No later than fifteen (15) days following the Cutoff Date, Holdings shall prepare and deliver to Buyer a statement (the “Cutoff Date Statement”) setting forth Holdings’ good faith estimate of (i) the Tangible Net Book Value of Holdings as of the Cutoff Date (the “Estimated Tangible Net Book Value”), (ii) the Transaction Expenses, and (iii) the resulting calculation of the Estimated Merger Consideration. At least five (5) Business Days before the Closing Date, Holdings shall prepare and deliver to Buyer an updated statement (the “Estimated Statement”) setting forth the Estimated Tangible Net Book Value, (ii) the Transaction Expenses, and (iii) the resulting calculation of the Estimated Merger Consideration. Commencing on the date the Cutoff Date Statement is delivered and ending on the date the Estimated Statement is delivered, Buyer shall conduct a good faith review of the Estimated Merger Consideration and the components thereof and if, as a result thereof, Buyer reasonably determines that there may be a potential adjustment thereto, Buyer shall promptly notify Holdings of such potential adjustment so that Holdings may consider such adjustment in its preparation of the Estimated Statement. For purposes of facilitating Buyer’s review of the Cutoff Date Statement, Holdings shall cooperate with and make available to the Buyer and its Representatives all information, records, data, working papers (including those working papers of its accountants), supporting schedules, calculations and other documentation, in each case, to the extent such materials are in Holdings’ or the Company’s possession or are reasonably available to Holdings or the Company, that is reasonably necessary for Buyer’s review of the items set forth in the Cutoff Date Statement, and shall permit reasonable access (upon reasonable prior notice) during normal business hours to Holdings’ and the Company’s facilities, personnel and accountants, as may be reasonably required in connection with the review of the items set forth in the Cutoff Date Statement.
(b)    Within sixty (60) days after the Effective Time, the Surviving Corporation shall prepare and deliver to the Shareholder Representative a statement (the “Closing Statement”) setting forth the Surviving Corporation’s good faith calculation of (A) the Tangible Net Book Value of Holdings as of the Cutoff Date (the “Final Tangible Net Book Value”), and (C) the resulting calculation of the Final Merger Consideration, in each case including reasonable supporting information and documentation to compute and verify the information set forth in the Closing Statement. Within sixty (60) days following receipt by the Shareholder Representative of the Closing Statement, the Shareholder Representative shall either inform the Buyer in writing that the Closing Statement is acceptable or deliver a detailed written statement to Buyer (the “Objections Statement”) describing: (x) which items on the Closing Statement it disputes, (y) the basis for the Shareholder Representative’s disagreement with the calculation of such items, and (z) the Shareholder Representative’s proposed dollar amount for each item in dispute. If the Shareholder Representative fails to deliver an Objections Statement within such sixty (60) day period, then Buyer shall deliver a reminder notice to the Shareholder Representative (the “Reminder Notice”). If the Shareholder Representative does not deliver an Objections Statement to Buyer within five (5) Business Days following delivery of the Reminder Notice, then the Closing Statement shall become final and binding on the Parties. The Shareholder Representative shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement. If the Shareholder Representative delivers an Objections Statement within such sixty (60) day period, then the Shareholder Representative and Buyer shall negotiate in good faith to resolve any such disputes, and any determination resulting from such good faith negotiation shall be final, conclusive and binding on the Parties.
(c)    Dispute Resolution. If the Shareholder Representative and the Buyer are unable to resolve any disputes within sixty (60) days after the Shareholder Representative delivers the Objections Statement, then either the Shareholder Representative or the Buyer may submit the resolution of such disputed items to the Independent Accounting Firm. Promptly after the engagement of the Independent Accounting Firm, Buyer and the Shareholder Representative will provide the Independent Accounting Firm with a copy of the applicable documentation relating to the Closing Statement in dispute. The Independent Accounting Firm will have the authority to request in writing such additional written submissions from Buyer or the Shareholder Representative as it deems appropriate, provided that a copy of any such submission will be provided to the other Party at the same time as it is provided to the Independent Accounting

Firm. Buyer and the Shareholder Representative will not make (and will instruct their Affiliates to refrain from making) any additional submission to the Independent Accounting Firm except pursuant to such written request by the Independent Accounting Firm. Buyer and the Shareholder Representative will not communicate (and will instruct their Affiliates to refrain from communicating) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication with the Independent Accounting Firm (other than with respect to written submissions in response to the written request of the Independent Accounting Firm). Buyer and Shareholder Representative shall instruct the Independent Accounting Firm to only opine as to the matters in dispute as presented by the Parties, and shall not assign a value greater than the greatest value for such item claimed by Buyer or Shareholder Representative or smaller than the smallest value for such item claimed by Buyer or Shareholder Representative. Buyer and the Shareholder Representative shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination on the matter within thirty (30) days of its submission by Buyer and the Shareholder Representative. Such determination shall be conclusive, non-appealable, final and binding upon the Parties. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Shareholder Representative, on the one hand, and Buyer, on the other hand, in proportion to the aggregate amount of disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party as finally determined by the Independent Accounting Firm.
(d)    Access. For purposes of complying with the terms set forth in this Section 2.11, Buyer shall cooperate with and make available to the Shareholder Representative and its Representatives all information, records, data, working papers (including those working papers of its accountants), supporting schedules, calculations and other documentation, in each case, to the extent such materials are in Buyer’s, the Surviving Corporation’s, or any of their Subsidiaries’ or Affiliates’ possession or are reasonably available to Buyer, the Surviving Corporation or any of their Subsidiaries or Affiliates, that is reasonably necessary for the Shareholder Representative’s review of the items set forth in the Closing Statement, and shall permit reasonable access (upon reasonable prior notice) during normal business hours to the Surviving Corporation’s and the Company’s facilities, personnel and accountants, as may be reasonably required in connection with the review of the items set forth in the Closing Statement.
(e)    Payment of Adjusted Cash Payment Excess or Shortfall. The amount, if any, by which the Final Merger Consideration exceeds the Estimated Merger Consideration shall be deemed the “Positive Adjustment Amount.” Buyer shall pay the Positive Adjustment Amount (i) with respect to the aggregate portion of the Positive Adjustment Amount distributable to the Shareholders, to the Paying Agent (to the account set forth in the Paying Agent Agreement) for further payment to the Shareholders in accordance with the Ownership Schedule, and (ii) with respect to the aggregate portion of the Positive Adjustment Amount payable to the Option Holders, to the Surviving Corporation for further distribution to the Option Holders (net of applicable withholding), in the case of each of clause (i) and (ii), within five (5) Business Days from the date on which the Final Merger Consideration is finally determined pursuant to this Section 2.11. Following payment of the Positive Adjustment Amount, Buyer and Shareholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Paying Agent for further payment to the Holders, the Purchase Price Adjustment Holdback Amount by wire transfer of immediately available funds into an account designated by the Shareholder Representative. The amount, if any, by which the Final Merger Consideration is less than the Estimated Merger Consideration shall be deemed the “Negative Adjustment Amount”. If a Negative Adjustment Amount exists once the Final Merger Consideration is finally determined pursuant to this Section 2.11, then Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent to pay to Buyer, out of the Purchase Price Adjustment Holdback Amount, an amount equal to the Negative Adjustment Amount, by wire transfer of immediately available funds into an account designated by Buyer.
(f)    Payment of Deficiency Amount. In the event that the Purchase Price Adjustment Holdback Amount is less than the Negative Adjustment Amount (such amount, the “Deficiency”), then Buyer may elect, at its sole discretion, to either (i) recover all or any portion of the Deficiency from the Indemnity Holdback Amount, in which case Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent to pay to Buyer, out of the Indemnity Holdback Amount, such portion of the Deficiency by wire transfer of immediately available funds into an account designated by Buyer or (ii) set-off all or any portion of the Deficiency against the Earnout Payments when such become due and payable in accordance with Section 2.12(b), it being understood and agreed that the total amount recovered or offset by Buyer pursuant to clauses (i) and (ii) shall not exceed the amount of the Deficiency in the aggregate.
(g)    Promptly following the payment of any amounts required under this Section 2.11 or in the event the Final Merger Consideration is equal to the Estimated Merger Consideration, Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent to remit any remaining portion (or in the event of no adjustment, the full amount) of the Purchase Price Adjustment Holdback Amount to the Shareholder Representative or Paying Agent, as the case may be, for further distribution to the Holders.
(h)    Any payment to be made pursuant to this Section 2.11 shall be treated by all Parties for Tax purposes as an adjustment to the Purchase Price, unless otherwise required under Applicable Law.
2.12    Earnout.
(a)    Earnout Payments. As part of the Purchase Price, the Holders shall have the opportunity to receive, on a pro rata basis in accordance with the schedule attached hereto as Annex I (the “Ownership Schedule”), cash payments based on the performance of the RMS Branches during the Earnout Period. During the period commencing as of the Cutoff Date and ending on the third anniversary of the day immediately prior to the Cutoff Date (“Earnout Period”), the Holders will be eligible to receive payments (the “Earnout Payments”) in accordance with Exhibit I in an amount equal to 50% of the annual cumulative net pre-Tax income (as defined and calculated in accordance with Exhibit I, the “Net Income”) of the RMS Branches, as such amount shall be reduced by the Earnout Shortfall Amount described in Section 2.12(c), if any. For the avoidance of doubt, there is no guarantee that the Holders will achieve any Earnout Payment during the Earnout Period. Buyer shall provide the Shareholder

Representative with an estimated cumulative calculation of the amount of the Earnout Payment earned each calendar quarter during the Earnout Period within 30 days after the end of each calendar quarter.
(b)    Payment of Earnout Payments. For purposes of this Agreement, the Earnout Payments will be calculated and paid based on rolling 12-month Earnout Periods commencing as of the Cutoff Date and ending on the first anniversary of such date, and thereafter on consecutive 12 month periods or, during the third Earnout Period, until the third anniversary of the day immediately prior to the Cutoff Date. Earnout Payments due pursuant to this Agreement will be remitted by Buyer to the Paying Agent, to be distributed to the Holders in accordance with the Ownership Schedule, on the following schedule: 90% of the estimated cumulative quarterly Earnout Payment for the preceding fiscal quarter will be paid to the Shareholder Representative no later than 60 days following the end of the first (i.e. October 31), second (i.e., January 30) and third (i.e., April 30) quarters, except for the third quarter payment in the last year of the Earnout Period (which, for the avoidance of doubt, shall be paid on the Last Payment Date). No later than 90 days following the end of each year during the Earnout Period (i.e., July 31) or, in the case of the third Earnout Period, the third anniversary of the day immediately prior to the Cutoff Date (the “Last Payment Date”), a final payment in an amount that represents 100% of the actual Earnout Payment due and not previously paid pursuant to this Section 2.12(b) for that year, or portion thereof, will be made to the Shareholder Representative for distribution to the Holders on a pro rata basis in accordance with the Ownership Schedule by wire transfer of immediately available funds to an account designated by the Shareholder Representative; provided, however, that if the estimated Earnout Payments paid to the Paying Agent (on behalf of the Holders) exceed the actual Earnout Payments due to the Paying Agent (on behalf of the Holders) for any year during the Earnout Period (such excess, the “Earnout Excess”), the Buyer shall be entitled to offset the Earnout Excess against any succeeding portion of the Earnout Payment.
(c)    Earnout Shortfall Amount. Each of the first, second and third annual Earnout Payments shall be reduced by the Earnout Shortfall Amount in the event that there is an Earnout Deficiency during the applicable annual Earnout Period. An “Earnout Deficiency” shall be deemed to occur if the actual Net Income for the applicable year during the Earnout Period is less than [***]. “Earnout Shortfall Amount” means the product of (i) the sum of [***] minus the actual Net Income for the applicable year, multiplied by (ii) fifty percent (50%). A sample calculation of the Earnout Payment, Earnout Deficiency and Earnout Shortfall Amount is attached hereto as Exhibit J.
(d)    Operation. Except as Buyer and the Shareholder Representative may otherwise agree in writing, during the Earnout Period, Buyer covenants and agrees to, and covenants and agrees to cause its Affiliates to: (i) operate the RMS Branches in a manner that is ordinary and consistent with Buyer’s operation of its other retail origination branches; (ii) use commercially reasonable efforts to maintain sufficient warehouse funding for the origination of Mortgage Loans by the RMS Branches, (iii) retain sufficient personnel to manage the business of the RMS Branches consistent with the management of other retail branches of Buyer, (iv) not take any actions in bad faith with the intent or purpose to avoid or reduce any of the Earnout

Payments hereunder, (v) promote and support the business and interest of the operations of the RMS Branches consistent with the operation of the Buyer’s other branches, (vi) cause the business activities and operations of the RMS Branches to be accounted for separately from any other business activities and operations of Buyer or its Affiliates and to maintain such books and records with respect thereto as shall be necessary to carry out the provisions of this Agreement, (vii) not make any change to any method of accounting or accounting practice or policy of the RMS Branches that will have the effect to reduce the Earnout Payment, (viii) not enter into any credit facility or any amendment, restatement or other modification thereof, other than any credit facility for which Buyer or its Affiliates have obtained a waiver in respect of the Earnout Payments, (ix) not divert mortgage loan applications or leads to non-RMS Branches of Buyer to the extent that such applications or leads were generated by a loan officer resident in the
RMS Branches and the RMS Branches are able to originate Mortgage Loans for such applications or leads in a timely manner, and (x) not circumvent the items set forth in this Section 2.12(d). Except as provided in this Section 2.12(d),
(x) nothing herein shall in any way limit or restrict the business practices or decisions of Buyer following the Closing, and (y) Buyer will have no obligation to maintain Holdings or the Company as Subsidiaries for any period of time Post-Closing or be restricted in any way from effecting the Buyer Reorganization.
(e)    No Security. The Parties understand and agree that (i) the contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) no Holder shall have any rights as an equity holder of Buyer or its Affiliates as a result of such Holder’s contingent right to receive any Earnout Payment hereunder, and (iii) no interest is payable with respect to any Earnout Payment (notwithstanding that, solely for tax purposes, a portion of any Earnout Payment may be treated as interest as required by Section 483 or 1274 of the Code).
(f)    Earnout Reports.
(i)    Buyer will develop and maintain a synthetic profit and loss statement applicable to the RMS Branches during Earnout Period. Within 45 days after the end of each month during the Earnout Period, Buyer shall deliver to the Shareholder Representative a pro forma statement setting forth in reasonable detail Buyer’s calculation of Net Income including loan volume, gross and net production income, operating expenses, corporate allocations and each other component of Net Income as set forth on Exhibit J. Within 60 days after the end of each annual Earnout Period, Buyer shall deliver to the Shareholder Representative a statement setting forth in reasonable detail Buyer’s calculation of the Earnout Payment attributable to such period, if any (each, an “Earnout Statement”), along with reasonable supporting documentation for each Earnout Statement and the calculations set forth therein.
(ii)    The Parties acknowledge and agree that the Earnout Period may commence prior to the Closing Date, in which case, no later than 60 days following the Closing,

Buyer and Shareholder Representative shall cooperate and work in a good faith, commercially reasonable manner to develop a stub-profit and loss statement applicable to the RMS Branches from the first day of the Earnout Period through the Closing Date for the purposes of calculation of the initial quarterly Earnout Payment.
(g)    Finalization of Earnout Statement. After an Earnout Statement has been delivered by the Buyer to the Shareholder Representative pursuant to Section 2.12(f), the Shareholder Representative may, within 30 days after the receipt thereof (the “Review Period”), exercise the right to audit such Earnout Statement by so notifying Buyer in a written statement specifying in reasonable detail the reasons for the disagreement with Buyer’s determination of the Earnout Payment (an “Audit Notice”), and during such 30-day period Buyer shall provide the Shareholder Representative and its designated accountants and representatives with access at reasonable times upon reasonable prior notice to the relevant books and records of the RMS Branches for the purposes of evaluating the applicable Earnout Statement. Any portion of Buyer’s proposed Earnout Payment set forth in an Earnout Statement that is not disputed by the Shareholder Representative in an Audit Notice in compliance with this Section 2.12(g) shall be final, binding and conclusive upon Buyer, the Shareholder Representative and the Holders. Buyer shall pay any portion of the Earnout Payment that is not in dispute, and is therefore final, binding and conclusive upon the Parties, in accordance with the provisions of Section 2.12(b). During the 30-day period following receipt of any such Audit Notice, Buyer and the Shareholder Representative shall attempt in good faith to resolve the disagreement with respect to an Earnout Statement, and during such 30-day period Buyer shall provide the Shareholder Representative and its designated accountants and representatives with access at reasonable times upon reasonable prior notice to the relevant books and records of the RMS Branches for the purposes of auditing the applicable Earnout Statement. If Buyer and the Shareholder Representative are unable to resolve all disputed items set forth in an Audit Notice within such 30-day period, then any unresolved item shall be subject to the dispute resolution provisions set forth in Section 2.12(h) below.
(h)    Dispute Resolution. If Buyer and the Shareholder Representative are unable to resolve any disputes within the timeframes contemplated by Section 2.12(g) with respect to an Earnout Statement, then any such dispute shall be submitted to the Independent Accounting Firm. Promptly after the engagement of the Independent Accounting Firm, Buyer and the Shareholder Representative will provide the Independent Accounting Firm with a copy of the applicable documentation relating to the Earnout Statement. The Independent Accounting Firm will have the authority to request in writing such additional written submissions from Buyer or the Shareholder Representative as it deems appropriate, provided that a copy of any such submission will be provided to the other party at the same time as it is provided to the Independent Accounting Firm. Buyer and the Shareholder Representative will not make (and will instruct their Affiliates to refrain from making) any additional submission to the Independent Accounting Firm except pursuant to such written request by the Independent Accounting Firm. Buyer and the Shareholder Representative will not communicate (and will instruct their Affiliates to refrain from communicating) with the Independent Accounting Firm without providing the other party a reasonable opportunity to participate in such communication with the Independent Accounting Firm (other than with respect to written submissions in response to the written request of the Independent Accounting Firm). Buyer and the Shareholder Representative shall instruct the Independent Accounting Firm to only opine as to the matters in dispute as presented by the Parties, and shall not assign a value greater than the greatest value for such item claimed by Buyer or Shareholder Representative or smaller than the smallest value for such item claimed by Buyer or Shareholder Representative. Buyer and the Shareholder Representative shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination on the matter within thirty (30) days of its submission by Buyer and the Shareholder Representative. Such determination shall be conclusive, non-appealable, final and binding upon the Buyer and the Shareholder Representative, except in the case of manifest error. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Holders (pro rata, in accordance with the Ownership Schedule), on the one hand, and Buyer, on the other hand, in proportion to the aggregate dollar amount of disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting Firm. Except as otherwise provided in this Section 2.12(h), Buyer and the Shareholder Representative will each bear the fees, costs and expenses of their own accountants and other expenses in connection with matters contemplated by this Section 2.12(h).
2.13    Withholding. Buyer, Holdings, the Surviving Corporation and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement such amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Code or other applicable U.S. state or local or non-U.S. Tax law; provided that with respect to any such withholding (other than any withholding in respect of “wages”), Buyer, Holdings, the Surviving Corporation and the Company, as applicable, shall take commercially reasonable efforts to provide the applicable payee with written notice (including a calculation of any amounts intended to be deducted or withheld) at least ten (10) Business Days prior to making any such deduction or withholding. To the extent Buyer or Holdings, as applicable, determines any such deduction or withholding is required, it shall work in good faith with the applicable payee to reduce or eliminate any such amounts. To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.14    Locked Box Notice. The Seller Representative shall notify Buyer reasonably promptly in writing when Holdings becomes aware of any fact or circumstance that, to the Knowledge of Holdings, has resulted in a Leakage Amount occurring during the Interim Period, shall indicate in such written notice the Leakage Amount and provide a reasonable description of such fact or circumstance resulting in the Leakage Amount, and shall promptly provide such additional information as Buyer may reasonably request relating thereto; provided, that for the avoidance of doubt, no notice hereunder need be made with respect to Permitted Leakage Amounts.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties Regarding Holdings. Holdings represents and warrants to Buyer as follows:
(a)    Organization, Qualification and Power. Holdings is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Holdings is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required except where the failure to be so qualified would not have a material adverse effect on the condition or business operations of the Company or Holdings. Holdings has delivered to Buyer correct and complete copies of the Organizational Documents of Holdings and any minute books and ownership record books for Holdings, each of which is correct and complete in all material respects. Holdings is not in default under or in violation of any provision of its Organizational Documents.
(b)    Capitalization of Holdings.
(i)    All of the shares of Capital Stock are owned beneficially and of record by the Shareholders, as set forth on the Ownership Schedule. The Capital Stock represents one hundred percent (100%) of the issued and outstanding ownership interests in Holdings. All of the shares of Capital Stock (i) have been duly authorized, are validly issued, fully paid, and non-assessable, (ii) have been issued without violation of any preemptive rights (whether statutory, contractual or otherwise), right of first refusal, subscription rights or other right to purchase, (iii) were offered and sold in compliance in all material respects with all applicable securities and other laws and (iv) are held free and clear of all Liens, other than Permitted Liens and applicable federal and state securities law transfer restrictions. Other than the Capital Stock, there are no other ownership interests in Holdings or outstanding securities convertible or exchangeable into ownership interests of Holdings, and, other than the Options or as set forth in the Organizational Documents of Holdings, there are no options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Holdings to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any ownership interests in Holdings. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights or similar interests having equity features with respect to Holdings. Other than as set forth in the Organizational Documents of Holdings, there are no voting trusts, proxies, or other Contracts with respect to the voting of the ownership interests of Holdings.
(ii)    Schedule 3.1(b)(ii) of the Disclosure Schedule sets forth (A) a list of all Options issued and outstanding as of the date hereof, including, with respect to each Option, (1) the name of the Option Holder thereof, (2) the number of shares of Common Stock of Holdings issuable upon exercise or conversion of such Option, (3) the incentive equity plan or other agreement under which such Option was granted, and (4) the date of grant, the exercise price, and the vesting schedule of such Option and (B) a list of all expired Options as of the date hereof.

(c)    Non-contravention; Holdings Approvals.
(i)    Assuming the Required Shareholder Approval is obtained and the Holdings Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Holdings of this Agreement and the Contemplated Transactions by Holdings do not and will not violate or conflict with (A) any provision of Holdings’ Organizational Documents, (B) any Applicable Laws or Permits to which Holdings or its property is subject.
(ii)    Except as set forth on Section 3.1(c)(ii) of the Disclosure Schedule (collectively, the “Holdings Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Contemplated Transactions by Holdings are not subject to any Approval or Filing with respect to Holdings other than such Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have an adverse effect in any material respect on the ability of Holdings to perform its obligations under this Agreement (a “Holdings Material Adverse Effect”).
(d)    No Other Business, Assets or Liabilities. Holdings has not engaged in any business other than serving as the sole owner of one hundred percent (100%) of the issued and outstanding ownership interests of the Company (the “Company Interests”). Except as set forth in Section 3.1(d) of the Disclosure Schedule, (i) Holdings is not a party to any Contracts other than this Agreement and the Ancillary Agreements and (ii) other than the Company Interests, Holdings does not have any assets or liabilities.
(e)    Brokers. Except for fees payable to Houlihan Lokey, Holdings does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.
(f)    Required Shareholder Approval. The only vote of the Shareholders required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of at least seventy percent (70%) of the Common Stock and Series B Preferred Stock (each as defined in the Organizational Documents of Holdings) on an as-converted basis (the “Required Shareholder Approval”). No other vote of the Shareholders is required in connection with the execution of this Agreement or the consummation of the Contemplated Transactions under Applicable Law or the Organizational Documents of Holdings. The affirmative vote of the Shareholders that are entering into Support Agreements concurrently with this Agreement shall be sufficient to obtain the Required Shareholder Approval.
(g)    Takeover Laws. The board of directors of Holdings has taken all action necessary in order to exempt this Agreement, the Merger, and the other transactions contemplated by this Agreement from, and this Agreement, the Merger, and the other transactions contemplated by this Agreement are exempt from, the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Applicable Law. No other “business combination,” “control share acquisition,” “fair price,” “moratorium,” or other similar anti-takeover law (collectively, “Takeover Laws”) is applicable to this Agreement, the Merger, and the other transactions contemplated by this Agreement.

(h)    No Dividends. Except as contemplated by the terms of this Agreement, Holdings has not paid any dividends or made any other distributions to any Holder since March 31, 2021.
3.2    Representations and Warranties Regarding the Company. Holdings represents and warrants to the Buyer as follows:
(a)    Organization, Qualification, and Power. The Company is duly organized, validly existing, and in good standing under the laws of the State of Maine. The Company is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where foreign qualification is required except where the failure to be so foreign qualified would not have a material adverse effect on the condition or business operations of the Company. The Company has the full corporate power and authority necessary to carry on the Business and to own, lease and use the properties owned, leased and used by it. The Company has delivered to Buyer correct and complete copies of the Organizational Documents of the Company and any minute books and ownership record books for the Company, each of which is correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents.
(b)    Capitalization and Subsidiaries.
(i)    All of the Company Interests are owned beneficially and of record by Holdings. The Company Interests represent one hundred percent (100%) of the issued and outstanding ownership interests in the Company. All of the Company Interests (i) have been duly authorized, are validly issued, fully paid, and non-assessable, (ii) have been issued without violation of any preemptive rights (whether statutory, contractual or otherwise), right of first refusal, subscription rights or other right to purchase, (iii) were offered and sold in compliance in all material respects with all applicable securities and other laws and (iv) are held free and clear of all Liens, other than Permitted Liens and applicable federal and state securities law transfer restrictions. Other than the Company Interests, there are no other ownership interests in the Company or outstanding securities convertible or exchangeable into ownership interests of the Company, and (except as set forth in the Organizational Documents of the Company) there are no options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights or similar interests having equity features with respect to the Company. Except as set forth in the Organizational Documents of the Company, there are no voting trusts, proxies, or other Contracts with respect to the voting of the ownership interests of the Company. The Company is the only Subsidiary of Holdings.
(ii)    The Company has no Subsidiaries and owns no Equity Securities in any other Person.
(c)    Non-contravention; Company Approvals.

(i)    Assuming the Company Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by the Company of this Agreement and the Contemplated Transactions by the Company do not and will not (A) violate or conflict with (1) any provision of the Company’s Organizational Documents, (2) any Material Contract by which the Company is bound or is a party or (3) any Applicable Laws or material Permits to which the Company or its property is subject, or (B) create any right of a counterparty to any Material Contract to cancel, modify or terminate such Material Contract.
(ii)    Except as set forth on Section 3.2(c)(ii) of the Disclosure Schedule (collectively, the “Company Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Contemplated Transactions by the Company, are not subject to any Approval or Filing with respect to the Company other than such Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to be material to the Business.
(d)    Brokers’ Fees. Except for fees payable to Houlihan Lokey, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.
(e)    Assets. The Company has good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, other than assets disposed of in the Ordinary Course of Business, free and clear of all Liens, except for Permitted Liens.
(f)    Financial Matters.
(i)    Attached to Section 3.2(f)(i) of the Disclosure Schedule are correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (1) audited balance sheets, statements of income, shareholders’ equity, and cash flows as of and for the fiscal years ended December 31, 2019 and 2020 (the “Most Recent Fiscal Year End”); and (2) unaudited balance sheets, statements of income, changes in shareholders’ equity, and cash flows (the “Most Recent Financial Statements”) as of and for the three (3) month period ending March 31, 2021 (the “Most Recent Fiscal Month End”). The Financial Statements are correct and complete, consistent with the books and records of the Company (which are in turn correct and complete in all material respects), have been prepared in accordance with GAAP, and present fairly the financial condition, results of operation, changes in equity and cash flow of the Company as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments (none of which are material individually or in the aggregate) and the absence of footnotes (if any). Any amounts designated on the Financial Statements as a reserve established for loan losses, litigation or any other purpose have been accrued in accordance with GAAP.

(ii)    Since the date of the Most Recent Fiscal Year End, the Company has operated its business and affairs in the Ordinary Course of Business, and no Company Material Adverse Effect has occurred.
(iii)    The aggregate loan loss reserve level of the Company as of the date hereof (i) is sufficient to pay anticipated loan losses arising from Previously Disposed of Mortgage Loans production and is otherwise sufficient under GAAP, consistently applied and (ii) will continue through Closing to be sufficient to pay such loan losses and otherwise sufficient under GAAP, consistently applied, subject to any additions to such reserves that may be required to be made in the ordinary course of business with respect to Mortgage Loans originated from the date hereof.
(g)    Undisclosed Liabilities. The Company does not have any obligation or liability of any type or nature required to be reflected on the balance sheet of the Company in accordance with GAAP (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for obligations or liabilities that (i) are accrued or reserved against in the Most Recent Financial Statements and have not been paid or discharged prior to the date hereof, (ii) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business (iii) relate to Transaction Expenses or (iv) are set forth on Section 3.2(g) of the Disclosure Schedule.
(h)    Legal Compliance. Except as set forth on Section 3.2(h)(i) of the Disclosure Schedule, for the past four (4) years Holdings and the Company have operated and currently operate the Business in compliance, in all material respects, with all Applicable Laws and Applicable Requirements, and no Proceeding or investigation is pending or, to the Knowledge of Holdings, has been threatened in writing alleging any failure to so comply. Except as set forth on Section 3.2(h)(ii) neither the Company nor, to the Knowledge of Holdings, any employee of the Company (each an “Employee”) is (or in the last three (3) years has been) a party to or is (i) subject to any material suspension, debarment, outstanding Order or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity charged with the supervision or regulation of residential mortgage lenders or the supervision or regulation of the Company or any Employees; or (ii) subject to any Proceeding or Order that would be reasonably anticipated to lead to the loss, suspension or restriction of any material Permit of the Company. None of the Company or its directors or, to the Knowledge of Holdings, any Employee is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of such Person to engage in any activity conducted as part of the Business as currently conducted. At the time of origination of any applicable Company Loan, to the Knowledge of Holdings each originator of such Company Loan that is or was an Employee was qualified to do business, in good standing, and had all requisite licenses, permits and approvals (to the extent such originator is required to hold such licenses, permits and approvals) in the states in which the related Mortgaged Properties are located. Except as set forth on Section 3.2(h)(iii) of the Disclosure Schedule, there have not been any material deficiencies in any exams or audits of the Company or the Business conducted by any Governmental Entity, Agency or Investor within the past four (4) years. The Company has delivered to Buyer correct and complete copies of any exams or audits of the Company or the Business by any Agency or Investor within the past four (4) years to the extent such delivery to Buyer is legally permitted. The Company is in compliance with its obligations under [***].
(i)    Permits. Section 3.2(i)(i) of the Disclosure Schedule sets forth a correct and complete list of all Permits material to the Business held by the Company. Such Permits (i) constitute all material Permits necessary for the operation of the Business as currently conducted and (ii) are in full force and effect. No Proceeding is pending or, to the Knowledge of Holdings, threatened in writing, that would reasonably be expected to result in any revocation or limitation pertaining to any such Permit. The Company is registered, licensed and qualified as a residential mortgage seller/servicer, servicer or issuer, as applicable, in accordance with the rules and regulations of each Agency and in the states referenced on Section 3.2(i)(ii) of the Disclosure Schedule pursuant to the material Permits referenced on Section 3.2(i)(ii) of the Disclosure Schedule. Section 3.2(i)(i) of the Disclosure Schedule sets forth a correct and complete list of all material Permits related to the Business held by the loan officer Employees of the Company.
(j)    Anti-Corruption. Neither the Company nor to any of the Company’s corporate officers, directors or, to the Knowledge of Holdings, employees or any other Persons acting on its behalf has: (i) made or offered to make any illegal payment to any corporate officer or employee of any Governmental Entity, or any employee, customer or supplier of the Company, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced, or to the Knowledge of Holdings threatened in writing, alleging any such payments. None of the corporate officers, directors or, to the Knowledge of Holdings, employees of the Company is a government official.
(k)    Tax Matters.
(i)    Each income and other material Tax Return required to be filed or furnished by Holdings or the Company on or before the Closing Date (the “Company Returns”) (1) has been timely filed or furnished (including any extensions) and (2) is true, complete and correct in all respects and has been prepared in compliance with any Applicable Laws. All Taxes imposed on Holdings, the Company, whether or not shown on the Company Returns, due on or before the Closing Date have been paid. All taxes that Holdings or the Company has been required to collect or withhold on or before the Closing Date have been duly collected or withheld and, to the extent due and payable, have been duly paid to the proper Governmental Entity. Holdings and the Company have complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or any other Person. Neither Holdings nor the Company has claimed a Tax refund or received a Tax credit to which it is not entitled. Each of Holdings and the Company have adequately accrued all Taxes not yet due and payable in accordance with GAAP.
(ii)    No audit, examination or other administrative or court proceeding relating to any Company Return or any Taxes of Holdings or the Company is currently in progress, and none of Holdings, the Company, or any of the Shareholders has been notified in writing by any Governmental Entity that any such audit is contemplated or pending. All deficiencies for Taxes assessed against Holdings or the Company have been fully paid. No extension of time with respect to any date on which a Company Return was required to be filed is in force (other than with respect to any Company Return which has since been filed), and no waiver or agreement by or with respect to Holdings or the Company is in force for the extension of time for the payment of any taxes. None of Holdings, the Company, or any Shareholder has waived any statute of limitations with respect to any Taxes of Holdings or the Company, which waiver is currently in force. No written claim has been made by any Governmental Entity in the past five (5) years in a jurisdiction where Holdings or the Company does not file tax returns that such entity is or may be subject to taxation by that jurisdiction. Neither Holdings or the Company has received a nexus questionnaire from any state or local Tax jurisdiction in which such entity does not file any returns or remit any Taxes.
(iii)    Neither Holdings nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a taxable period ending on or prior to the Closing Date, including under Section 481, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (3) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (4) installment sale or open transaction disposition made on or prior to the Closing Date, (5) prepaid amount received on or prior to the Closing Date, or (6)  election pursuant to Section 965(h) of the Code. There is no application pending with any Governmental Entity requesting permission for any such change in any accounting method of Holdings or the Company, and the Internal Revenue Service (the “IRS”) has not issued in writing any pending proposal regarding any such adjustment or change in accounting method.
(iv)    Neither Holdings nor the Company is a party to any agreement with any third party (other than Holdings or the Company) relating to allocating or sharing the payment of, or liability for, taxes (other than any agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes). Neither Holdings nor the Company has any liability for the Taxes of any other Person (other than Holdings or the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, or otherwise. Neither Holdings nor the Company has ever been a member of an affiliated, combined, consolidated, or unitary group for Tax purposes (other than a group the common parent of which is Holdings).
(v)    There are no Liens on any of the assets of Holdings or the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.
(vi)    Neither Holdings nor the Company has ever entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(vii)    Neither Holdings nor the Company has ever requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period ended after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Holdings or the Company after the Closing Date.
(viii)    Holdings has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the two (2) year period ending on the Closing Date or in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transactions contemplated by this Agreement.
(ix)    Neither Holdings nor the Company has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits (including the “employee retention credit”) or benefits pursuant to the CARES Act or otherwise taken advantage of any change in Applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of such entity.
(x)    Neither Holdings nor the Company is or has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xi)    No Tax holiday or Tax incentive or grant in any jurisdiction applicable to Holdings or the Company will terminate (or be subject to clawback or recapture that is payable by Buyer, Holdings, or the Company) as a result of the Contemplated Transactions.
(l)    Real Property. Except for REOs, the Company does not own and has ever owned any real property. Section 3.2(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property and a true and complete list of all Leases for each parcel of Leased Real Property. Subject to the respective terms and conditions in the Leases, the Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens). With respect to each parcel of Leased Real Property, (i) there are no pending or, to the Knowledge of Holdings, threatened in writing condemnation Proceedings relating to any such parcel or other matters affecting adversely the current use or occupancy and (ii) there are no Contracts granting to any third party or parties (other than the Company) the right of use or occupancy of any such parcel, and there are no third parties (other than the Company) in possession of any such parcel. The Leased Real Property comprises all of the real property used in the Business, and the Company is not a party to any Contract or option to purchase any real property or interest therein. The real property related to each Lease is sufficient, when taken in the aggregate with all the other Leases, for the conduct of the Business as currently conducted. Except as set forth on Section 3.2(l)(iii) of the Disclosure Schedule, there is no event which, upon giving of notice or lapse of time or both would constitute a breach or default under any such Lease or would permit the termination, modification or acceleration of such Lease.

(m)    Intellectual Property.
(i)    Section 3.3(m) of the Disclosure Schedule sets forth a correct and complete list of all registered or material unregistered Software or trademarks owned by the Company (the “Company Owned Intellectual Property”). Excluding third-party licensed commercially available off-the-shelf Software, the Company is the sole and exclusive owner of, or has all rights necessary to use, all of the IP Rights used or owned by the Company (the “Company Intellectual Property”) free and clear of any Lien (other than Permitted Liens). Except as set forth on Section 3.3(m) of the Disclosure Schedule, during the two (2) year-period prior to execution and delivery of this Agreement, the Company has not used any “doing business as” name.
(ii)    In the past two (2) years, no Proceeding has been filed against the Company, and the Company has received no written notice of, in the jurisdictions where Company operates the Business, (A) any written communication challenging the validity or enforceability of any registered Company Owned Intellectual Property, or (B) a written claim against it that the conduct of the Business by the Company infringes, misappropriates or otherwise violates any IP Right of a third party (including any written claim that the Company must license or refrain from using any IP Rights of any third party).
(iii)    The conduct of the Business as currently conducted does not violate, infringe, or misappropriate, and during the three (3) year-period prior to execution and delivery of this Agreement the conduct of the Business has not violated, infringed, or misappropriated, the IP Rights of any other Person in the jurisdictions where Company operates the Business.
(iv)    To the Knowledge of Holdings, no Person has violated, infringed, or misappropriated any of the Company Owned Intellectual Property. In the past two (2) years, the Company has not filed any Proceeding or sent any written notice of a violation, infringement, or misappropriation by another Person of the Company’s rights to the Company Owned Intellectual Property.
(v)    All of the Company Owned Intellectual Property is valid, subsisting, and enforceable. All registration, maintenance, and renewal fees required to be paid and due as of the closing of the transaction, in connection with such Company Owned Intellectual Property have been paid, and all necessary documents and certificates due as of the closing of the transaction have been filed with the relevant Governmental Entities for the purposes of registering, perfecting, prosecuting, and maintaining the foregoing.
(vi)    To the Knowledge of Holdings, all use of third-party Software by the Company for its intended use complies with Applicable Law. To the Knowledge of Holdings, the Company has not used open source software in such a way that creates, or purports to create, obligations for the Company with respect to any Company Owned Intellectual Property or grants, or purports to grant, to any third party, any rights or immunities related to any such Company Owned Intellectual Property.

(vii)    Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any material IP Rights for or under the direction or supervision of the Company has (1) executed and delivered to the Company a valid and enforceable Contract providing for the non-disclosure by such Person of all trade secrets and know-how of the Company and (2) executed and delivered to the Company a valid and enforceable Contract providing for the assignment by such Person (by way of a present grant of assignment) to the Company of all of such Person’s right, title, and interest in and to such IP Rights, or such IP Rights are owned by the Company by operation of law. To the Knowledge of Holdings, no Person is in breach of or default under any such Contract.
(viii)    The Company owns, leases, or licenses all IT Assets that are necessary to conduct the Business in all material respects in the manner in which the Company currently conducts the Business. In the two (2) years prior to the date hereof, there has been no material failure or other material substandard performance of any of such IT Assets which has caused any material disruption to the Company. The Company has taken commercially reasonable steps to provide for the backup and recovery of data and information of the Company and have commercially reasonable disaster recovery plans, procedures and facilities for the Company and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Company has taken commercially reasonable actions to protect the integrity and security of the IT Assets used in the Company and the information and data of the Company stored thereon from unauthorized use, access, or modification by third parties. The IT Assets used in the operation of the Business operate and perform in all material respects in accordance with their specifications and documentation and as required for the conduct of the Business in the manner in which the Company currently conducts the Business.
(n)    Contracts.
(i)    Section 3.2(n)(i) of the Disclosure Schedule lists the following Contracts to which the Company is a party (each a “Company Contract”) (1) Company Contracts relating to any Company Indebtedness in excess of $500,000 or a guarantee of any such obligation, together with any hedge or swap agreements or similar arrangements; (2) Company Contracts concerning completed (since January 1, 2020) or pending transfers of Mortgage Loans or mortgage servicing rights by the Company to another Person (other than any Company Contract for which the sole remaining obligations pertain to advances, servicing transfers, indemnification, and repurchase obligations); (3) any Company Contract that by its terms limits the payment of dividends or distributions by the Company; (4) any Company Contract that is a joint venture or partnership agreement; (5) any Company Contract that grants any right of first refusal or right of first offer or similar right to third parties or that limits or purports to limit the ability of the Company in any material respect to pledge, sell, transfer or otherwise dispose of any material amounts of assets or business; (6) any Company Contract providing for any material future payments that are conditioned, in whole or in part, on a change of control with respect to the Company; (7) material agency, broker, sale representative, marketing, referral, affinity, lead-generation or similar Company Contracts; (8) any Company Contract that contains noncompetition or exclusivity provisions or a “most favored nation” clause obligating the Company to change the material terms and conditions of such Contract based on better terms or conditions provided to other parties in similar contracts; (9) Company Contracts, other than this Agreement and any Ancillary Agreements, that commit Holdings or the Company to consummate (A) any merger or business combination concerning the Company, (B) the acquisition by the Company of all or substantially all of the capital stock or assets or any material branch offices of any other Person, or (C) the disposition by the Company of all or substantially all of its assets to any other Person; (10) any written Company Contract with any (A) manager, director, corporate officer, employee, shareholder, or Affiliate of the Company (other than a loan officer of the Company) involving base salary or annual fees in excess of $150,000 per year (other than offer letters to employees made in the Ordinary Course of Business) or (B) loan officer of the Company involving payments or compensation in excess of $250,000 per year, in each case, that is currently in effect or for which outstanding amounts are or are reasonably expected to become due and payable; (11); other Company Contracts involving aggregate annual expenditures or revenues of the Company in excess of $100,000; (12) Servicing Agreements and any other Contract with a Governmental Entity; and (13) Company Contracts related to the license of material Company Intellectual Property, excluding (a) non-exclusive licenses for off-the-shelf Software; (b) licenses for open source Software; (c) licenses for Software or other IP Rights embedded in any equipment, fixtures, components, or finished products; (d) non-exclusive implied licenses of IP Rights granted to the Company; (e) licenses granted to third parties in the Ordinary Course of Business; (f) licenses entered into with customers in the Ordinary Course of Business; and (g) non-exclusive licenses that are not the primary purpose of the applicable contract.
(ii)    The Company has delivered to Buyer a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Section 3.2(n)(ii) of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts.
(iii)    Each Material Contract is legal, valid, binding and enforceable against the Company in accordance with its terms, in full force and effect and, to the Knowledge of Holdings, binding upon the other parties thereto. Except as set forth in Section 3.2(n)(iii) of the Disclosure Schedule, (1) no Material Contract has been materially breached or cancelled by the Company or, to the Knowledge of Holdings, any other party thereto; (2) the Company has performed all material obligations under such Material Contracts required to be performed by the Company; (3) to the Knowledge of Holdings, there is no event which, upon giving of notice or lapse of time or both, would constitute a material breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract; and (4) the Company has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.
(o)    Insurance. Section 3.2(o) of the Disclosure Schedule sets forth the following information with respect to each insurance policy, bond and surety arrangement maintained by the Company or with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Company Insurance Agreements”): (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;(ii) the policy number and the period of coverage, and (iii) the applicable premiums, deductibles, coverage limits and whether the policy is a claims-made or occurrence policy. There is no claim by the Company or any other Person pending under any such policies and bonds as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid. To the Knowledge of Holdings, there are no threatened terminations of, or material premium increases with respect to, any of such policies or bonds. Section 3.2(o) of the Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements or under any other insurance policy, bond or agreement covering the Company or its operations since January 1, 2019. The Company is the primary named insured under each Company Insurance Agreement, and none of Holdings, the Shareholders or any of their respective Affiliates (other than the Company) are insured under any Company Insurance Agreement. Except as set forth on Section 3.2(o) of the Disclosure Schedule, the Company does not maintain or participate in any self-insurance program.
(p)    Litigation. Except as set forth in Section 3.2(p)(i) of the Disclosure Schedule, there are no (and since January 1, 2019 there have not been any) Proceedings or Orders against the Company pending or, to the Knowledge of Holdings, threatened in writing against the Company or, to the Knowledge of Holdings, against its corporate officers, directors, or Employees with respect to their business activities on behalf of the Company. Except as set forth in Section 3.2(p)(ii) of the Disclosure Schedule, there is no outstanding Order or Proceeding to which the Company is subject that:
(i)    asserts a claim of a material failure to comply with any Applicable Law or Applicable Requirements;
(ii)    requires, or is reasonably expected to require, payment of a non-routine penalty to any Insurer, Agency, an Investor or under a contract of insurance; or
(iii)    is reasonably expected to result in a suspension or revocation of any material Permit held by the Company.
(q)    Employment Matters.
(i)    Section 3.2(q)(i)(a) of the Disclosure Schedule sets forth a complete and correct list of all employees of the Company, showing for each (1) name, (2) hire date, (3) current job title, (4) location, (5) 2021 base salary level or hourly rate, as applicable, (6) whether active or on leave and (6) status (exempt or non-exempt under the Fair Labor Standards Act and similar state laws). Section 3.2(q)(i)b) of the Disclosure Schedule lists the directors and corporate officers of the Company. Section 3.1(q)(i)(c) of the Disclosure Schedule lists the directors and corporate officers of Holdings.
(ii)    The Company has provided or made available to Buyer complete and correct copies of all Contracts pursuant to which any Change of Control Payment is due to any Person. The employment or consulting arrangement of each corporate officer, employee or consultant of the Company is, subject to Applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company, and the Company does not have any severance obligations if any such corporate officer, employee or consultant is terminated. To the Knowledge of Holdings, no executive, corporate officer or employee of the Company who has entered into a Key Employee Agreement as of the date hereof, or any group of employees of the Company, has any plans to terminate employment with the Company.
(iii)    The Company has not entered into any collective bargaining agreement with any labor union on behalf of any Company employees and no such collective bargaining agreement is currently being negotiated. None of the employees of the Company are represented by a labor union. The Company has not experienced (nor, to the Knowledge of Holdings, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. To the Knowledge of Holdings, there is not any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.
(iv)    The Company has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees. The Company has properly classified each person providing services to the Company in all material respects as either an “employee” or “independent contractor” and as “exempt” or “non-exempt” for purposes of compliance with any and all Applicable Laws. The Company has complied in all material respects with all laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq., and its implementing regulations. The Company is in material compliance with all laws relating to employment and labor, including, but not limited to, all such laws relating to wages, hours of work, discrimination, civil rights, safety and health, workers’ compensation, unemployment compensation, and the collection and payment of withholding and or Social Security Taxes and similar Taxes.
(v)    Since January 1, 2020, the Company has not engaged in any activity resulting in an Employee experiencing an “employment loss” pursuant the WARN Act or similar state law.
(vi)    There is no pending or, to the Knowledge of Holdings, threatened charge, claim, or Proceeding against the Company by or before the Equal Employment Opportunity Commission or any state or local Governmental Entity and there have been no such charges, claims or Proceedings since January 1, 2019, and, to Knowledge of Holdings, there is no state of facts or event which would reasonably be expected to form the basis of any such charge, claim or Proceeding.
(vii)    Except as set forth in Section 3.2(q)(vii) of the Disclosure Schedule, a Form I-9 has been completed and retained with respect to each current employee and, where required by law, former employees. The Company has completed background checks of all current and former employees in accordance with Applicable Law.

(viii)    The Company has investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing, orally to a member of management or human resources personnel) of which it had knowledge since January 1, 2019. With respect to each such allegation with potential merit, the Company has taken corrective action that is reasonably calculated to prevent further improper action.
(r)    Employee Benefits.
(i)    Section 3.2(r) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute or with respect to which the Company has any direct or contingent liability (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). Each such Company Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Applicable Laws.
(ii)    The requirements of COBRA have been met with respect to each such Company Benefit Plan and each other Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA. Each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) has been in compliance in all material respects with the Healthcare Reform Laws, and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, its ERISA Affiliates or any Company Benefit Plan that is a Health Plan to material penalties or material excise Taxes under Code Section 4980D, 4980H, or 4980I or any other provision of the Healthcare Reform Laws.
(iii)    All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Company Benefit Plan that is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Company Benefit Plan that is an Employee Welfare Benefit Plan.
(iv)    Each such Company Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a currently-effective determination letter or is entitled to rely on an opinion letter from the IRS that such Company Benefit Plan is so qualified, all amendments to such Company Benefit Plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter and, to the Knowledge of Holdings, no event has occurred or circumstance has existed since the date of any such determination that could adversely affect the qualified status of any such Company Benefit Plan or the tax-exempt status of any related trust.

(v)    None of the Shareholders, Holdings, the Company, or any current or former employee, corporate officer, or director of the Company, or, to the Knowledge of Holdings, any third party, has engaged in a non-exempt Prohibited Transaction with respect to any such Company Benefit Plan or any other Employee Benefit Plan maintained by an ERISA Affiliate that would reasonably be expected to result in a liability to the Company. No fiduciary (as defined in ERISA Section 3(21)) who is a Shareholder, a current or former employee, corporate officer or director of the Company, or, to the Knowledge of Holdings, a third party, has any liability for breach of fiduciary duty with respect to any Company Benefit Plan. Neither the Company nor, to the Knowledge of Holdings, any third party has taken any action, or omitted to take any action, that has given rise to, or could reasonably be expected to give rise to, any material interest, fines, penalties, Taxes or related charges under ERISA or the Code for which the Company may be liable. No Proceeding with respect to any such Company Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Holdings, threatened or reasonably anticipated.
(vi)    With respect to each Company Benefit Plan, the Company has made available to Buyer correct and complete copies, to the extent applicable, of the plan documents and current summary plan descriptions (and in the case of any Company Benefit Plan that is not in written form, a correct and complete description of such Company Benefit Plan as in effect on the date hereof), the most recent determination letter received from the IRS, the three (3) most recent annual report (Form 5500, with all applicable schedules and attachments), the most recent compliance testing reports, the three (3) most recent Forms 1094-C and 1095-C, and all related trust agreements, insurance Contracts, and other funding arrangements which implement each such Company Benefit Plan. The Company has no liability or contingent liability for providing, under any Company Benefit Plan or otherwise, death, medical or other welfare-type benefits, beyond termination of service or retirement, other than (1) coverage mandated by COBRA or applicable state law the cost of which is fully paid by the qualified beneficiary or (2) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(vii)    To the extent that any such Company Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Company Benefit Plan has been in compliance, in form and operation, with Section 409A of the Code and the regulations and applicable guidance promulgated thereunder and no participant in such Company Benefit Plan is reasonably expected to incur additional Taxes or penalties on the benefits under such Company Benefit Plan as a result of actions by the Company prior to the date the benefits are actually paid to the participant, and no participant is entitled to a gross-up, make-whole or indemnification payment with respect to Taxes imposed under Code Section 409A, Code Section 457A or 4999. Neither the Company nor any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code to the extent this would reasonably be expected to result in liability to the Company. With respect to each Option issued and outstanding as of the date hereof, the exercise price is no less than the fair market value of a share of Common Stock of Holdings on the date of grant, the grant date in the applicable Option award agreement aligns with the actual date of grant, and the Option is exempt from Code section 409A.

(viii)    Neither the Company nor any ERISA Affiliate has ever contributed to, had any obligation to contribute to, or had any direct or contingent liability under or with respect to any (A) Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or subject to the minimum funding requirements of Code Section 412 or ERISA Section 302, (B) a “multiemployer plan” (as defined in ERISA Section 3(37)), (C) a multiple-employer plan (within the meaning of Code Section 413(c)), or (D) a multiple employer welfare arrangement (as defined in ERISA Section 3(40)).
(ix)    Neither the execution or delivery of this Agreement and the Ancillary Agreements nor the consummation of the Contemplated Transactions will (whether alone or together with any other event or events) (A) entitle any employee, consultant, contractor, corporate officer or director of the Company to any increase in any compensation or benefits (including any cash or equity award or benefit or severance benefit); (B) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any such employee, consultant, contractor, corporate officer or director; (C) entitle any employee, consultant, contractor, corporate officer or director to any additional compensation, benefits, or awards; (D) give rise to any Change of Control Payments; (E) result in any liability of the Company for any Transaction Expense; or (F) result in payments which would not be deductible under Section 280G of the Code.
(x)    None of the assets of any Company Benefit Plan is invested in employer securities or employer real property.
(xi)    There has been no act or omission by the Company that would impair the ability of the Company (or any successor thereto) to unilaterally amend or terminate any Company Benefit Plan.
(xii)    The Company does not sponsor, contribute to, have any obligation to contribute to, or have any direct or contingent liability with respect to any Employee Benefit Plan, program, policy or arrangement of any kind that is for the benefit of individuals located outside of the United States.
(s)    Company Indebtedness. Except as set forth on Section 3.2(s) of the Disclosure Schedule, the Company does not have any Company Indebtedness. The Company has not incurred any Company Indebtedness pursuant to the CARES Act (including the Payroll Protection Program).
(t)    Business Continuity.
(i)    All material IT Assets used by the Company in the conduct of the Business (collectively, the “Company IT Systems”) are properly maintained, in all material respects, by technically competent personnel. The Company IT Systems are in good working condition intended to effectively perform all information technology operations necessary to conduct the Business as currently conducted. The Company has in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information, intended to provide for the conduct of the Business

(including such data and information that is stored on magnetic or optical media) without material disruption to, or material interruption in, the conduct of the Business.
(ii)    The Company has established, maintains, and is in material compliance with a written information security program covering the Company that (A) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data and other information (including Personal Data) that is material to the Business and contained in any database used or maintained by the Company (the “Company Data”) and (B) protects against unauthorized use, access, interruption, modification, or corruption of the Company IT Systems, the Company Data, and the systems of any third-party service providers that have access to any Company Data or Company IT Systems. The Company tests such information security program on a periodic basis, and such program has proven effective upon testing in all material respects. Such information security program complies with the requirements of Applicable Law.
(iii)    No Company IT System has experienced any material disruption, interruption, outage, bugs, failures, breakdowns, or continued substandard performance that, since January 1, 2020, has caused or reasonably would be expected to cause a Company Material Adverse Effect.
(iv)    The Company has established, maintains, and is in compliance with a written plan designed to prevent material disruption to, or material interruption in, the conduct of the Business in the event of an epidemic, pandemic or other public health emergency.
(u)    Certain Business Relationships with the Company. Except as set forth on Section 3.2(u) of the Disclosure Schedule, none of the Shareholders (other than, solely with respect to clause (i) below, Eos) or their Affiliates (other than Holdings and the Company), nor any corporate officer, manager, partner or director of the Company:
(i)    owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a direct competitor, lessor or lessee of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 2% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Exchange Act;
(ii)    has any claim against or owes any amount to, or is owed any amount by, Holdings or the Company (other than wages or similar compensation due for services in the ordinary course which amounts are not past due);
(iii)    has any interest in or owns any assets, properties or rights used in the conduct of the Business;
(iv)    is a party to any Contract to which the Company is a party or which otherwise benefits the Business; or

(v)    has received from or furnished to the Company any goods or services since the Most Recent Fiscal Year End, or is involved in any business relationship with the Company (other than employment relationships reflected on Section 3.2(q) of the Disclosure Schedule).
(v)    Company Loans.
(i)    Company Loan Schedules and Data. The Updated Tape sets forth mortgage loan lists pertaining to all Marketable Loans, Loans Held for Investment, Pipeline Loans and Serviced Loans (collectively, the “Company Loan Schedules”) as of the second Business Day prior to the Closing Date. All such Company Loan Schedules include the Required Loan Data. The Shareholders have previously delivered to Buyer (i) certain tapes (electronic media) on which information regarding the Company Loans as of May 6, 2021 is recorded (the “Tapes”). The information contained in the Company Loan Schedules and Tapes is (and as to the Updated Tape, will be) true, accurate and complete in all material respects as of the date specified therein.
(ii)    Origination, Sale and Servicing Practices. Each Marketable Loan, Mortgage Loan Held for Investment and Serviced Loan, as applicable, was originated, insured, assigned, sold and serviced in accordance with Applicable Requirements in all material respects.
(iii)    Marketable Loans. All Marketable Loans are (i) insured by or eligible for insurance by the applicable Insurer and (ii) are eligible for sale to or pooling with the applicable Investor and either have been allocated to a specific Investor or meet the eligibility criteria of an existing forward delivery commitment with such Investor.
(iv)    Pipeline Loans. Each Pipeline Loan conforms to the Pipeline Requirements and all applicable Investor Commitments in all material respects is eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by the applicable Investor to which the Pipeline Loan may be sold by the Company. All interest rate locks on Pipeline Loans have been conducted and managed in the Ordinary Course of Business and consistent with the Applicable Requirements.
(v)    Good Title. The Company has good title to, and is the sole legal and beneficial owner of, each Marketable Loan, each Loan Held for Investment and all mortgage servicing rights pertaining to the Serviced Loans, in each case, free and clear of any lien, claim, pledge or other encumbrance of any nature except for the security interests therein of the banks which have provided financing with respect to the origination thereof pursuant to a Warehouse Credit Facility listed on Section 3.2(y) of the Disclosure Schedule.
(vi)    No Recourse; No Repurchase. Set forth on Section 3.2(v)(vi) of the Disclosure Schedule is a true and correct list of all resolved and pending repurchase demands asserted against the Company by any Person (“Repurchase Obligations”) in fiscal years 2018, 2019 and 2020 through the date of this Agreement with respect to any Previously Disposed of Mortgage Loan. As of the Effective Time, other than the Repurchase Obligations, no demand remains outstanding that has been made to the Company to provide an indemnity or make whole payment in respect of a Previously Disposed of Mortgage Loan or to repurchase a Previously Disposed of Mortgage Loan out of an Investor’s portfolio that would reasonably be expected to result in a loss to the Company. None of the Company Loans or Servicing Agreements provide for Recourse to the Company aside from, as applicable, the Repurchase Obligations.
(vii)    Loan Level Litigation. Except as set forth in Section 3.2(v)(vii) of the Disclosure Schedule (which shall be updated by Holdings prior to the Cutoff Date and prior to the Closing Date), there are no Proceedings or Orders applicable to any Company Loans.
(w)    Risk Management Instruments. Since January 1, 2019, each Interest Rate Protection Agreement (all of which are listed on Section 3.2(v)(vi) of the Disclosure Schedule) was entered into (i) in accordance with all Applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. The Company, and to the Knowledge of Holdings, any other party thereto, is not in breach of any of its obligations under such agreement or arrangement.
(x)    No Securitization Transactions. The Company does not, and has not in the past five (5) years, managed or facilitated any Securitization Transactions.
(y)    Third-Party Mortgage Loan Investors. Set forth on Section 3.2(y) of the Disclosure Schedule is a true and correct list of all Investors for the three (3) years immediately prior to the date of this Agreement. No such Investor that is an Agency has cancelled, or otherwise terminated or, to the Knowledge of Holdings, threatened to cancel or otherwise terminate, its relationship with the Company, or has materially decreased, or, to the Knowledge of Holdings, threatened to materially decrease or materially limit, its relationship with the Company, and, as of the Effective Time, no other Investor has cancelled, or otherwise terminated or threatened to cancel or otherwise terminate, its relationship with the Company, or has materially decreased, or threatened to materially decrease or materially limit, its relationship with the Company since January 1, 2017. The Company has not originated home equity conversion mortgage loans (HECMS) after December 31, 2019.
(z)    Warehouse Credit Facilities. Set forth on Section 3.2(z) of the Disclosure Schedule is a true and correct list of each Warehouse Credit Facility of the Company and the following information relating thereto: the maximum credit facility amount, amount outstanding as of March 31, 2021, maturity date, and interest rate.
(aa)    Privacy and Security Policies; Privacy Statements.
(i)    Since January 1, 2019, the Company has maintained policies and procedures addressing privacy and information security (“Privacy and Security Policies”) and, as appropriate, published and/or delivered online privacy statements with respect to such policies and proceedings (each, a “Privacy Statement”) to the extent required by Applicable Laws that regulate the privacy and security of Personal Data (the “Privacy Laws”). Except as set forth on Section 3.2(aa) of the Disclosure Schedule, to the Knowledge of Holdings, there has been no material breach or violation of the Privacy and Security Policies or applicable Privacy Laws since January 1, 2019.
(ii)    Personal Data Protection Practices. The information security practices used with respect to all Personal Data maintained by or, to the Knowledge of Holdings, on behalf of, the Company conform in all material respects to all applicable Privacy and Security Policies and Privacy Laws. The Company has used commercially reasonable efforts consistent with Applicable Law and Applicable Requirements relating to privacy, and consistent with its own Privacy and Security Policies, to store and secure all Personal Data, which are designed to protect against unauthorized access to and use of the Personal Data. The Company contractually requires all third parties providing services to it who have access to or receive Personal Data from the Company to use commercially reasonable efforts, consistent with Applicable Law, to store and secure all Personal Data to protect against unauthorized access to and use of such Personal Data. Except as set forth on Schedule 3.3(aa) of the Disclosure Schedule, to the Knowledge of Holdings, there has been no unauthorized or illegal use, processing, or disclosure of or access to, any Personal Data stored or secured by or for the Company, including with respect to any of its databases. Except as set forth on Schedule 3.3(aa) of the Disclosure Schedule, to the Knowledge of Holdings, there have been no material breaches of the Company’s security procedures or any material attempted or successful unauthorized incidents of access, use, disclosure, modification or destruction of information or interference with systems operations in all or any portion of its IT systems, including any such breach or incident that requires notice to any Person.
(iii)    No Unsolicited Communications. The Company has at all times complied in all material respects with the Telephone Consumer Protection Act, state anti-spam and telephony laws, and all other Applicable Laws governing marketing, promotion, and the transmission of unsolicited communications.
(bb)    No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.1 and Section 3.2 (as qualified by the Disclosure Schedule) and the representations and warranties set forth in the Ancillary Agreements, none of Holdings, the Company, any Holder or any other Person makes any other express or implied representation and warranty with respect to Holdings, the Company, or the Contemplated Transactions and any Equity Securities being sold, conveyed, assigned, transferred and delivered hereunder or pursuant hereto, and Holdings disclaims any other representations and warranties, whether made by Holdings, the Company, any Holder or any of their respective Affiliates, Representatives or any other Person. Except for the representations and warranties contained in Section 3.1 and Section 3.2 (as qualified by the Disclosure Schedule) and any representations and warranties set forth in the Ancillary Agreements, and except in the case of Fraud, Holdings hereby disclaims all liability and responsibility for any representation and warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing (in the confidential information memorandum or otherwise)) to Buyer, Merger Sub any of their respective Affiliates or Representatives or any other Person (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any Representative of Holdings, the Company, any Holder any of their respective Affiliates or any other Person). Notwithstanding anything contained in this Agreement to the contrary, without limiting the representations and warranties contained in Section 3.1 and Section 3.2 (as qualified by the Disclosure Schedule) or the Ancillary Agreements, none of Holdings, the Company, any Holder or any other Person makes any representation or warranty to Buyer or Merger Sub regarding any projections or the future or probable profitability, success, business, opportunities, relationships and operations of Holdings or the Company.
3.3    Representations and Warranties of Buyer. Buyer represents and warrants to Holdings as follows:
(a)    Organization of Buyer. Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of California.
(b)    Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party have been duly authorized by the governing bodies of Buyer.
(c)    Non-contravention; Buyer Approvals.
(i)    Assuming the Buyer Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the Contemplated Transactions by Buyer do not and will not violate or conflict with (A) any provision of the Organizational Documents of Buyer, (B) any material Contract by which Buyer is bound or is a party or by which its assets are bound, or (C) any Applicable Laws or Permits to which Buyer or its property is subject.
(ii)    Except as set forth on Section 3.3(c)(ii) of the Disclosure Schedule (collectively, the “Buyer Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Contemplated Transactions by Buyer are not subject to any Approval or Filing with respect to Buyer other than such Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have an adverse effect in any material respect on the ability of Buyer to perform its obligations under this Agreement (a “Buyer Material Adverse Effect”).
(d)    Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which any of the Shareholders could become liable or obligated.
(e)    Investment. Buyer is not entering into this Agreement with a view to or for sale in connection with any distribution of the Equity Securities of the Surviving Corporation within the meaning of the Securities Act.
(f)    Sophisticated Investor. Buyer (i) is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Merger, (ii) has had the opportunity to ask questions of and receive answers from representatives of Holdings and the Company concerning the Contemplated Transactions, and (iii) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the Merger.
(g)    Financial Capacity. Buyer has and will have sufficient cash on hand or other resources of immediately available funds to enable it to make the payment of the Purchase Price and consummate the Contemplated Transactions.
(h)    Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer, Merger Sub or any Affiliate of Buyer or Merger Sub that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions or would have a material impact on Buyer’s or Merger Sub’s ability to consummate the Contemplated Transactions.
(i)    Solvency. Immediately after giving effect to the Contemplated Transactions, Buyer and its Subsidiaries, including the Company, shall be solvent and shall: (x) be able to pay its debts as they become due; (y) own property that has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (z) have adequate capital to carry on its business in the ordinary course of business.
(j)    Independent Investigation. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Buyer has relied solely upon the express representations and warranties of Holdings set forth in Section 3.1 and Section 3.2 of this Agreement (including the related portions of the Disclosure Schedule) and the representations and warranties of Holdings and the Holders set forth in the Ancillary Agreements; and (b) none of the Holders, Holdings, the Company, or their respective Representatives has made any representation or warranty as to the Holders, Holdings, the Company, or this Agreement, except as expressly set forth in Section 3.1 and Section 3.2 of this Agreement (including the related portions of the Disclosure Schedule) and the Ancillary Agreements.

(k)    No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.3 and Section 3.4 and the representations and warranties of Buyer, GHLD and the Merger Sub set forth in the Ancillary Agreements, none of Buyer, GHLD, the Merger Sub or any other Person makes any other express or implied representation and warranty with respect to the Contemplated Transactions. Except for the representations and warranties contained in Section 3.3 and Section 3.4 and any representations and warranties set forth in the Ancillary Agreements, and except in the case of Fraud, Buyer and Merger Sub hereby disclaim all liability and responsibility for any representation and warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing (in the confidential information memorandum or otherwise)) to Holdings, the Company, the Shareholder Representative, the Holders, any of their respective Affiliates or Representatives or any other Person in connection with the Contemplated Transactions.
3.4    Representations and Warranties Regarding Merger Sub. Merger Sub represents and warrants to Holdings as follows:
(a)    Organization of Merger Sub. Merger Sub is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.
(b)    Authorization of Transaction. Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Merger Sub, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Merger Sub of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Merger Sub, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Merger Sub is a party have been duly authorized by the board of directors of Merger Sub.
(c)    Non-contravention; Merger Sub Approvals.
(i)    Assuming the Merger Sub Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Merger Sub of this Agreement, and the consummation of the Contemplated Transactions by Merger Sub do not and will not violate or conflict with (A) any provision of the Organizational Documents of Merger Sub or (B) any Applicable Laws to which Merger Sub is subject.

(ii)    Except as set forth on Section 3.4(c)(ii) of the Disclosure Schedule (collectively, the “Merger Sub Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Contemplated Transactions by Merger Sub are not subject to any Approval or Filing with respect to Merger Sub other than such Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have an adverse effect in any material respect on the ability of Merger Sub to perform its obligations under this Agreement (a “Merger Sub Material Adverse Effect”).
(d)    Brokers’ Fees. Merger Sub does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which any of the Shareholders could become liable or obligated.
(e)    Independent Investigation. Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Merger Sub has relied solely upon the express representations and warranties of Holdings set forth in Section 3.1 and Section 3.2 of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of the Holders, Holdings, the Company, or their respective Representatives has made any representation or warranty as to the Holders, Holdings, the Company, or this Agreement, except as expressly set forth in Section 3.1 and Section 3.2 of this Agreement (including the related portions of the Disclosure Schedule), the Merger Sub expressly disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by any Person, and acknowledges that the Holders, Holdings and the Company have expressly disclaimed any other representation or warranty.
ARTICLE IV
COVENANTS
4.1    Pre-Closing Covenants; Ordinary Conduct. From and after the date of this Agreement and until the earlier of the Closing Date or valid termination of this Agreement (the “Pre-Closing Period”), except (w) as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (x) to the extent required to comply with Applicable Law (including Applicable Laws related to COVID-19), (y) as set forth on Section 4.1 of the Disclosure Schedule, or (z) as otherwise contemplated by this Agreement and/or the Ancillary Agreements, Holdings shall, and shall cause the Company to:
(a)    conduct the Business in the Ordinary Course of Business and in accordance with Applicable Requirements;
(b)    use commercially reasonable efforts to (A) maintain the Company’s corporate or other existence in good standing, (B) preserve its business organization in a commercially reasonable manner, (C) not terminate the Employees without cause, (D) maintain business and accounting records relative to the Business at least as complete and accurate as is consistent with past practice, (E) maintain the Company’s assets in good condition and repair, subject to ordinary wear and tear and asset sales in the Ordinary Course of Business, (F) maintain procedures for protection of Company Owned Intellectual Property, and (G) maintain adequate insurance coverages with respect to the Business;
(c)    use its commercially reasonable efforts to maintain all existing state and federal governmental Permits necessary to operate the Business;
(d)    not amend or terminate any Material Contracts;
(e)    not enter into any Material Contracts other than (i) renewals and/or extensions of vendor contracts and/or lease agreements and (ii) bulk sales of whole Mortgage Loans for which the applicable delivery date to the applicable investor occurs prior to the Closing Date, in each case, in the Ordinary Course of Business;
(f)    not hire or terminate any executive corporate officer or Key Employee of the Company;
(g)    not sell, transfer, assign, pledge, lease, license or otherwise dispose of or encumber the Company’s assets in one transaction or a series of related transactions having a value in excess of $200,000, excluding the sale or financing of Mortgage Loans, real estate owned, or rights to service Mortgage Loans in the Ordinary Course of Business;
(h)    not cancel any debt or waive or compromise any claim or right relating to the Business in one transaction or a series of related transactions, in each case, having a value in excess of $100,000, other than compromising or waiving claims associated with routine borrower litigation and foreclosure processes;
(i)    not make capital expenditures or commitment for capital expenditures in excess of $100,000 that are not accounted for in the 2021 annual budget;
(j)    not incur, assume or guarantee or otherwise become responsible for any Company Indebtedness in excess of $100,000, excluding any advances made in the Ordinary Course of Business in connection with the warehouse loan and credit agreements and repurchase agreements underlying the existing Warehouse Credit Facilities;
(k)    not terminate, cancel or amend any material insurance coverage with respect to the assets or activities of the Business which is not replaced by an adequate amount of insurance coverage at cost not materially exceeding the cost of the applicable terminated, cancelled, or amended insurance coverage;
(l)    not merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it and (B) enter into any other transaction resulting in a change of control of Holdings or the Company (except for the Contemplated Transactions);
(m)    except as necessary in order to comply with GAAP or Applicable Law, not make any material changes in its policies and practices with respect to underwriting or originating Mortgage Loans or hedging the Pipeline Loans or mortgage servicing rights;

(n)    not make any changes to its accounting methods, practices or policies, except as may be required under Applicable Law or GAAP;
(o)    not settle or consent to the settlement of any Proceeding filed or otherwise instituted against it or related to the Business if such settlement would contain any material adverse relief against the Holdings or the Company or would otherwise materially adversely affect Holdings’ or the Company’s assets, the Business, or the operation of the Business;
(p)    (A) not issue any Equity Securities, (B) not split, combine or reclassify any of its Equity Securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Securities, (C) not purchase, redeem or otherwise acquire any of its Equity Securities or sell or transfer any Equity Securities of any of its Subsidiaries; and (D) not permit any of the Shareholders to sell or otherwise transfer any of the Capital Stock, except as otherwise permitted in connection with the Contemplated Transactions;
(q)    not amend the Organizational Documents of Holdings or the Company in any respect;
(r)    not make, change or revoke any material Tax election, elect or change a method of accounting for Tax purposes, change its fiscal year, settle or compromise any material liability for Taxes, amend any Tax Return, enter into or pursue any voluntary disclosure agreement or voluntary disclosure program or similar program with a Governmental Entity, file any ruling or request related to Taxes with a Governmental Entity, fail to file any material Tax Return when due (including applicable extensions), surrender any right to claim a Tax refund, or agree to an extension of a statute of limitations for Taxes, in each case, unless required by applicable Tax Law (or as a result of a determination by a Governmental Entity that is final);
(s)    not change an annual accounting period;
(t)    not engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any Holder or any family member or Affiliate of a Holder, or, prior to the Cutoff Date, make any payment or distribution to any Holder or any family member or Affiliate of any such Person (other than (i) payments in the Ordinary Course of Business for services as an officer, director or employee of the Company and (ii) payments under the Management Agreement, provided that any payments under the Management Agreement following the Cutoff Date shall constitute a Leakage Amount);
(u)    except (A) in the Ordinary Course of Business or (B) as may be required by Applicable Law or any Company Benefit Plan in existence and as in effect as of the date hereof, not enter into, establish, adopt or amend any pension, retirement, incentive equity, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, corporate officer, employee or other service provider of or to the Company or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

(v)    not, other than in the Ordinary Course of Business, acquire all or any portion of, the assets, business, deposits, properties or Equity Securities of any Person;
(w)    not enter any agreement that would restrict the Company’s right to perform under this Agreement or any Ancillary Agreement;
(x)    not make any material change in the nature of the Business;
(y)    not dissolve, liquidate, effect a recapitalization or reorganization, make an assignment for benefit of creditors or seek protection under any laws for the protection of debtors;
(z)    not create any Subsidiary; and
(aa)    not agree to do any of the foregoing.
Subject to this Section 4.1, neither Buyer nor Merger Sub shall, directly or indirectly, have the right to control or direct Holdings’ or its Subsidiaries’ operations prior to the Closing Date. Notwithstanding anything to the contrary herein, during the Interim Period, (A) Holdings shall not, and shall cause the Company not to, pay any Leakage Amount or suffer or incur any obligation to pay any Leakage Amount, other than any Permitted Leakage Amount and (B) Holdings and/or the Company may make distributions or declare and pay dividends, in each case, in accordance with Holdings’ or the Company’s Organizational Documents and subject to the Minimum Cash Amount; provided, that such amounts shall reduce the Distributed Cash Amount payable at Closing.
4.2    Cooperation; Approvals and Filings.
(a)    Each of Holdings, Buyer and Merger Sub shall, and Holdings shall cause the Company to, use its commercially reasonable efforts to take such actions and do such things reasonably necessary, proper or advisable to consummate the Contemplated Transactions, including obtaining the Transaction Approvals and Filings. Each of the Shareholders, Holdings, Buyer and Merger Sub shall, and Holdings shall cause the Company to, reasonably cooperate with the other Parties in connection with all actions to be taken in connection with the foregoing. For purposes of this Section 4.2 only, “Party” or “Parties” shall be deemed to include the Company.
(b)    Holdings shall (and shall cause the Company to) cooperate with Buyer in its filing of each new branch office application with the applicable Governmental Entity as soon as reasonably practicable following the date of this Agreement.
(c)    Buyer and Merger Sub shall use commercially reasonable efforts to file each new branch application.
(d)    Buyer and Merger Sub shall, and Holdings shall cause the Company to, keep each of the other Parties reasonably apprised of the status of matters relating to the consummation of the Contemplated Transactions and work cooperatively in connection with obtaining or making, as applicable, all of the Transaction Approvals and Filings, including: (i) cooperating with each other in connection with all of the Required Approvals and Filings; (ii) promptly notifying the other Parties of any communications from or with any Governmental Entity or Agency with respect to the Contemplated Transactions; (iii) using commercially reasonable efforts to respond as soon as reasonable practicable to any request from any Governmental Entity or Agency in connection with proceedings under or relating to Applicable Laws in connection with the Contemplated Transactions; (iv) not agreeing to participate in any scheduled meeting with any Governmental Entity or Agency unless it consults with the other Parties in advance, and, to the extent permitted by such Governmental Entity or Agency, gives the other Parties the opportunity to attend and participate thereat; and (iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to Applicable Laws in connection with the Contemplated Transactions. Without limiting the generality of the foregoing, the Parties have previously filed with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice the notification and report form required under the HSR Act with respect to the Contemplated Transactions.
(e)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 4.2, subject to applicable legal limitations and redaction where necessary, each Party agrees to (i) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (ii) keep the other apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other with copies of notices or other substantive communications received by such Party from, or given by such Party to, any third party or any Governmental Entity with respect to such Contemplated Transactions, (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any substantive communication to be given by it to any Governmental Entity with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Entity in connection with execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (iv) consult with the other in advance of and not participate in any scheduled meeting relating to the winding down of the Excluded Branches or any scheduled meeting relating to the other Contemplated Transactions, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it gives the other Party a reasonable opportunity to attend and observe, subject to the approval of the relevant Governmental Entity, and (v) provide the other Party with a written summary of any unscheduled meetings (whether in person or by telephone) with any Governmental Entity relating to the winding down of the Excluded Branches or the Contemplated Transactions. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 4.2 in a manner so as to preserve any applicable privilege.
(f)    Notwithstanding the foregoing or anything else in this Agreement to the contrary, but in each case, except as contemplated by this Agreement (including as a result of or in connection with Holdings’ or the Company’s surrender of any Permits), Buyer and its Affiliates shall not be required to (i) propose, offer, commit, agree, or consent to (A) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets, businesses, products or product lines of Buyer, any of its Affiliates, or Holdings, (B) terminate, amend, or modify any existing relationships, ventures, contractual rights or liabilities of Buyer, any of its Affiliates, or Holdings, or (C) take or agree to take any action that after the Closing would limit the freedom of Buyer, any of its Affiliates, or Holdings with respect to, or its ability to retain or operate, one or more of its or its Affiliates’ (including Holdings’) businesses.
(g)    Holdings and the Company shall cooperate with Buyer and use commercially reasonable efforts to obtain written confirmation from the lender under each Warehouse Credit Facility that (or amend the terms of the Warehouse Credit Facility to confirm that), upon Closing, the definition of “Affiliate” and all other substantially similar terms in such Warehouse Credit Facility shall not apply to Buyer or GHLD.
(h)    Notwithstanding the foregoing or anything else in this Agreement to the contrary, no Party or Affiliate thereof shall have any obligation to offer or pay any consideration (other than customary administrative filing or processing fees or other expenses) in order to obtain any Transaction Approval and Filing.
4.3    Pre-Closing Access; Confidentiality.
(a)    During the Pre-Closing Period, Holdings shall cause the Company to give Buyer and its Representatives reasonable access to the Company’s personnel, books and records of the Company for the purpose of facilitating the Contemplated Transactions and to furnish to Buyer and its Representatives such other information concerning the Company which is reasonably requested, and all such information provided to or received by Buyer and its Representatives shall be subject to the Confidentiality Agreement; provided, however, that any such access shall be granted during normal business hours at mutually agreed-to times, with advance notice to the Company; provided, further, that Buyer, on behalf of itself and its Representatives, agrees that: any such access shall be conducted in such a manner as not to interfere with the normal business operations of the Company; provided, further, that Buyer agrees that any contact by Buyer with employees, customers and suppliers of the Company regarding the Contemplated Transactions shall be arranged and supervised by Buyer and, without obtaining the prior written consent of Holdings, Buyer shall not, and shall instruct its Representatives not to, contact or engage in any discussions or otherwise communicate with, any employees, customers or suppliers of the Company regarding the Contemplated Transactions except to the extent otherwise approved by the Company; provided, further, that Holdings shall not be under any obligation to disclose (or cause to be disclosed) to the Buyer or its Representatives any information the disclosure of which is restricted by Contract or Applicable Law or could compromise any applicable privilege (including the attorney-client privilege).
(b)    Any information provided to or obtained by Buyer or Merger Sub relating to Holdings, the Company or any Affiliate thereof shall be held by Buyer or Merger Sub in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, the terms and provisions of the Confidentiality Agreement shall survive the valid termination of this Agreement in accordance with the terms thereof.
(c)    Notwithstanding anything contained in this Agreement to the contrary, Eos and its Affiliates may disclose this Agreement and its material terms to their respective limited partners, advisors, members or other investors or potential investors provided that the recipient of such information is subject to a customary confidentiality and non-disclosure obligation.
4.4    Employee Matters.
(a)    Buyer intends to retain substantially all of the Employees following Closing; provided, that any decision to terminate an Employee (other than for cause) prior to or effective as of the Closing shall be made with the approval of [***] and Buyer (such approval not to be unreasonably withheld, conditioned or delayed).
(b)    For the period from the Closing Date through the first (1st) anniversary of the Closing Date, Buyer shall, or shall cause its Affiliates to, provide each Employee with: (i) salary or hourly wage rate that is the same and annual cash bonus opportunities that are substantially similar (to the extent permitted by Applicable Law) to the annual cash bonus opportunities provided by the Company to such Employees as of the date of this Agreement; (ii) eligibility for bonus opportunities (other than annual cash bonus opportunities) and severance payments and benefits that are substantially similar to those severance payments and benefits that such Employee would have receive if the employment relaitonship ended other than for cause as of the date of this Agreement, and (iii) employee benefits that are substantially similar, taken as a whole, to the employee benefits provided to such Employee as of the date of this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that all such Employees shall be employees “at will.” For the avoidance of doubt, no Employee or other third party shall be deemed to be a third-party beneficiary of this Agreement, including with regard to this Section 4.4(b).
(c)    As of and following the Closing Date, the Buyer shall use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods under Buyer’s or its Affiliates’ applicable employee benefit plans, programs, or arrangements with respect to participation and overage requirements applicable to each Employee under any such plans, programs and arrangements that such Employee may be eligible to participate in as of and after the Closing, other than limitations or waiting periods that are already in effect with respect to such Employee and that have not been satisfied as of the Closing under any comparable Company Benefit Plan; (ii) give each Employee full credit for purposes of eligibility to participate and vesting in benefits under any retirement plan, severance policy or plan and any vacation policy or plan of the Buyer that such Employee may be eligible to participate in as of and after the Closing for such Employee’s service with any of the Company to the same extent that such service was credited for purposes of any comparable retirement plan, severance policy or plan and vacation policy or plan of the Company immediately prior to the Closing (except to the extent that such credit would result in the duplication of benefits); and (iii) recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Employee

(and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant health and welfare benefit plans in which such Employee (and such Employee’s dependents) will be eligible to participate in as of and after the Closing (to the same extent they were recognized under any comparable Company Benefit Plan immediately prior to the Closing).
(d)    In the event that any defined contribution plan sponsored by the Company will not be continued following the Closing Date, Buyer shall cause, or shall instruct its Affiliates to cause, a defined contribution plan sponsored by Buyer or an Affiliate of Buyer to allow for the participation of Employees in such defined contribution plan as of the Closing and, subject to the consent of any record keeper or other applicable third-party administrator of such plan, to allow such defined contribution plan of Buyer or an Affiliate of Buyer to accept a participant-directed rollover of all or a portion of the Employee’s distribution from the Company’s defined contribution plan (including loans).
(e)    Buyer shall be solely responsible for providing coverage under COBRA or similar state or local law to any Employee (and his or her qualified beneficiaries) as to whom a “qualifying event” (as defined in Section 4890B of the Code) has occurred after the Closing Date.
(f)    Except for termination of employees in the State of New York (other than certain remote employees working in Rochester, New York) as described in Section 4.14, Buyer shall be solely responsible for providing all notices required under the WARN Act (including comparable state, local or other similar laws) and for taking all remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided, with respect to any obligations under the WARN Act (including comparable state, local or other similar laws) arising out of or resulting from any termination of employment of any Employees on or after the Closing Date.
(g)    Nothing contained in this Agreement shall: (i) confer upon any individual any right with respect to continued employment by any of the Parties or their respective Affiliates; (ii) be treated as an amendment of any Employee Benefit Plan of any of the Parties or their respective Affiliates; or (iii) obligate any of the Parties or any of their respective Affiliates to maintain any particular Employee Benefit Plan or retain the employment of any particular employee.
(h)    The provisions of this Section 4.4 are for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.
(i)    Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent to release, from the Retention Bonus Holdback Amount, the amounts set forth on Annex V to the Buyer for further distribution through Buyer’s standard payroll practices to those persons set forth thereon on those dates set forth thereon; provided, that such persons are employed and/or retained by the Company as of the applicable payment date; provided, further, that if such persons have been terminated without cause, such payments shall accelerate and become due and payable upon the termination of such person; provided, further, that such payment amounts shall be increased by the employer portion of the payroll taxes associated with such retention bonus. Any other amounts in the Retention Bonus Holdback Escrow Account shall be used, at the discretion of [***], as retention bonuses and upon [***]’s instruction, Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent to release, from the Retention Bonus Holdback Amount, such amount as designated by [***], to the Buyer for further distribution through Buyer’s standard payroll practices to such persons as designated by [***].
4.5    Notice of MAE. During the Pre-Closing Period, Holdings agrees that it will promptly notify Buyer of any event, circumstance, change or effect that, individually or in the aggregate, Holdings becomes aware of that has or is reasonably expected to have a Company Material Adverse Effect or Holdings Material Adverse Effect.
4.6    Loan Loss; Litigation Reserves. The Company shall maintain reserves for loan losses and litigation in an amount not less than [***] (the “Reserves”); provided, however, that if at the end of the Earnout Period, the Company has not utilized any portion of the Reserves for loan losses and litigation that originated prior to the Cutoff Date, such portion shall be paid to the Paying Agent to be distributed to the Holders in accordance with the Ownership Schedule.
4.7    Preservation of Records. Buyer and Merger Sub agree that each of them shall, and shall cause the Surviving Corporation and its Subsidiaries to, preserve and keep the records held by them or their Affiliates relating to the business of Holdings and the Company for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the Shareholder Representative and the Holders as may be reasonably required by such Person in connection with, among other things, any insurance claims by, Proceedings or Tax audits against or governmental investigations of the Shareholder Representative or the Holders or any of their Affiliates or in order to enable the Shareholder Representative of the Holders to comply with their respective obligations under this Agreement and each other Ancillary Agreement.
4.8    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parties shall, and Holdings shall cause the Company to (a) use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the Contemplated Transactions at the earliest practicable date (including actions necessary to prevent the entry of any injunction or other Order and to appeal as promptly as possible any such injunction or other Order that may be entered in connection with the Contemplated Transactions) and (b) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing. Without limiting the foregoing, each Party shall use reasonable best efforts to cause the Closing to occur by the Outside Date.
4.9    No Solicitation. During the Pre-Closing Period, Holdings shall, and Holdings shall cause the Company to, immediately cease and cause to be terminated any activities, discussions or negotiations commenced prior to the date of this Agreement with any parties other than Buyer and its Affiliates with respect to a merger of Holdings or the Company or the sale of any Equity Securities of Holdings or the Company or any material portion of the Company’s assets and, prior to the Closing Date, shall not initiate or engage in any activities, discussions or negotiations after the date hereof with any third party regarding the foregoing.
4.10    Required Shareholder Approval.
(a)    No later than one (1) Business Day following the execution and delivery of this Agreement, Holdings shall promptly solicit the Required Shareholder Approval pursuant to written consent of the Shareholders, substantially in the form attached as Exhibit E (the “Written Consent”). Promptly following receipt of the Written Consent, Holdings shall deliver a correct copy of the Written Consent to Buyer, certified by the secretary or assistant secretary of Holdings.
(b)    Promptly following receipt of the Written Consent, Holdings shall prepare and mail a notice (the “Shareholder Notice”) to every Shareholder that did not execute the Written Consent. The Shareholder Notice shall (i) be a statement to the effect that Holdings’ board of directors has unanimously adopted resolutions determining that this Agreement, the Merger, and the Contemplated Transactions are in the best interests of Holdings and the Shareholders, approving and declaring advisable this Agreement, the Merger, and the Contemplated Transactions, and determining that the Purchase Price is fair to the Shareholders, (ii) provide the Shareholders to whom it is sent with a description of the Contemplated Transactions, and (iii) provide any additional information or notices to the Shareholders as may be required by the Organizational Documents of Holdings in connection with an “Approved Sale” (as that term is defined in the Stockholders’ Agreement of Holdings dated September 24, 2013).
4.11    Merger Sub Shareholder Approval. Promptly following the execution and delivery of this Agreement, Buyer shall adopt this Agreement in its capacity as sole shareholder of Merger Sub and deliver to Holdings evidence of its vote or action by written consent relating thereto in accordance with the DGCL and the Organizational Documents of Merger Sub.
4.12    Takeover Laws. If any Takeover Law shall become applicable to this Agreement, the Merger, or any of the Contemplated Transactions, Holdings and its board of directors shall take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise take such actions as are necessary to minimize the effects of any such Takeover Law on the Merger and the Contemplated Transactions.
4.13    Representation and Warranty Insurance Policy.
(a)    Buyer shall obtain and irrevocably bind coverage on the date hereof under the RWI Policy. Buyer shall not amend, waive or otherwise modify the RWI Policy in any manner that would adversely affect the Shareholders without the consent of the Shareholder Representative including increasing the aggregate amount of the RWI Premium. Buyer shall pay fifty percent (50%) of the RWI Premium and the Shareholders shall pay the other fifty percent

(50%) of the RWI Premium, it being understood and agreed that the Shareholders’ portion of the RWI Premium shall be deducted from the Estimated Merger Consideration and the Final Merger Consideration as a Transaction Expense. The RWI Policy shall include (i) the insurer thereunder expressly waiving, and agreeing not to pursue, directly or indirectly, any subrogation rights against any Holder (or any direct or indirect past or present shareholder, member, partner, employee, director or officer (or the functional equivalent of any such position) of any Holder) with respect to any claim made by any insured thereunder, except in the case of Fraud and (ii) the insurer thereunder expressly agreeing that Buyer and its Affiliates shall have no obligation to pursue any claim against any Holder (or any direct or indirect past or present shareholder, member, partner, employee, director or officer (or the functional equivalent of any such position) of any Holder) in connection with an loss, liability or damage covered by the RWI Policy, and shall not be amended and/or modified in any manner adverse to the Holders unless approved in writing by the Shareholder Representative.
(b)     With respect to any Losses incurred or suffered by the Buyer Indemnitees resulting from or arising out of a breach of any representation or warranty for which recovery would be available to the Buyer Indemnitees under the RWI Policy but for the application of the Retention (as defined in the RWI Policy, the “Retention”) and that are deemed under the terms of the RWI Policy to occur before the first anniversary of the Closing Date (collectively “Retention Amount Losses”), (a) Buyer shall not be entitled to recovery until such Retention Amount Losses exceed fifty percent (50%) of the Retention and (b) thereafter Buyer shall be entitled to recovery from the RWI Holdback Escrow Account for all Retention Amount Losses up to the remaining Retention; provided, that, for the avoidance of doubt, only if the insurer under the RWI Policy accepts a claim made under the RWI Policy and actually makes a payment with respect to such claim, shall Buyer be entitled to recover from the RWI Holdback Escrow Account. Buyer shall promptly notify the Shareholder Representative in writing of any claim under the RWI Policy and shall provide documentation confirming that the claim has been accepted or denied by the insurer. For the avoidance of doubt, any Retention Amount Losses paid on behalf of the Shareholders shall not be deducted from the Indemnity Holdback Amount or serve to reduce the Cap. Following the first (1st) anniversary of the Closing Date, Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent to release any remaining amounts in the RWI Holdback Escrow Account to the Shareholder Representative to be distributed to the Holders in accordance with the Ownership Schedule.
4.14    Winding Down of New York Branches. Prior to the Closing Date, Holdings shall cause the Company to (a) surrender its New York Mortgage Banker License and New York Exempt Mortgage Servicer Registration, (b) wind down the mortgage origination branches of the Company located in the State of New York (the “Excluded Branches”) and deliver evidence of such wind down to Buyer and (c) sell, transfer, assign or convey to a third party all Mortgage Loans and mortgage servicing rights held by Holdings or the Company for which the related mortgaged property is located in the States of New York or New Jersey (the “Excluded Loans and MSRs”), in each case, such the neither Holdings nor the Company will have more than a de minimis liability for claims pertaining to legacy liabilities related to such Excluded Branches and Excluded Loans and MSRs. Holdings shall reasonably consult with Buyer with respect to any asset sale agreement or mortgage or mortgage servicing rights purchase and sale agreement with respect to the Excluded Loans and MSRs. Prior to Closing, neither Holdings nor the Company shall originate or acquire any Mortgage Loans or mortgage servicing rights for which the related mortgage property is located in the State of New York except for any such Mortgage Loans related to mortgage loan applications made to Holdings or the Company on or prior to the date of this Agreement. During the Pre-Closing Period, neither Holdings nor the Company shall accept new mortgage loan applications for which the related mortgaged property would be located in the State of New York and Holdings will cause the Company to sell all Mortgage Loans on a servicing-released basis.
4.15    Updated Loan Tape. No later than two (2) Business Days prior to the Closing Date, Holdings shall deliver to Buyer an updated Tape as of the most recent practicable date (“Updated Tape”).
4.16    Cooperation with GHLD Financing Matters.
(a)     Prior to the Closing Date, to the extent permitted by Applicable Law, Holdings shall, and shall cause the Company and each of its and the Company’s respective officers and employees to use commercially reasonable efforts to, provide to GHLD and its Affiliates, at GHLD’s sole expense, all cooperation as may be reasonably requested in writing by GHLD that is necessary in connection with one or more equity or debt offerings that GHLD and its Affiliates may pursue prior to the Closing Date (any such transaction to be referred to herein as a “Financing”), including, without limitation, in the event such action is customary in connection with the applicable Financing, using commercially reasonable efforts to: (a) cooperate with customary marketing efforts relating to such Financing, including assisting in the preparation of customary confidential information memoranda, private placement memoranda, lender presentations, prospectuses, offering memoranda and other customary offering documents and marketing materials; (b) assist in the preparation of rating agency presentations and participate in a reasonable number of meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt and equity investors, in each case, by audio or videoconference at such times as coordinated reasonably in advance thereof at mutually agreed times; (c) deliver documentation and other information reasonably requested by sources of such Financing as promptly as reasonably practicable with respect to (i) applicable “know-your-customer,” FINCEN and anti-money laundering rules and regulations, including the U.S. PATRIOT Act and (ii) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act, in each case, to the extent such information is required pursuant to the applicable Financing and requested in writing at least ten (10) Business Days prior to the Closing Date; (d) deliver as promptly as reasonably practicable all financial information and other diligence materials related to Holdings or the Company that is customary or reasonably necessary for the completion of such Financing; (e) direct Holdings’ and the Company’s independent auditors to cooperate with any Financing that is a securities offering consistent with their customary practice, including (A) providing all historical financial statements, financial data and other information regarding Holdings and the Company to the extent customary or reasonably necessary for the completion of the Financing, including, if applicable, of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of GHLD and (B)

requesting Holdings’ or the Company’s independent accountants to (i) prepare and deliver customary comfort letters (it being understood that such customary comfort letters shall include a SAS 100 review of any interim financial statements and “negative assurance” comfort covering any “stub” period) if customary for such Financing, in connection with any Financing to the applicable underwriters, arrangers, initial purchasers or placement agents thereof in each case, on customary terms and consistent with the customary practice of such independent accountants and (ii) provide consent to use of their reports in materials relating to such Financing, including filings with the United States Securities and Exchange Commission that include or incorporate the Company’s financial statements and their reports thereon in accordance with normal customary practice; (f) assist with the preparation of pro forma financial information and pro forma financial statements solely with respect to Holdings and the Company to the extent customary or reasonably necessary for the completion of the Financing, including, if applicable, of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of GHLD and for GHLD’s preparation of pro forma financial statements; (g) assist in the preparation of customary projections, estimates and other forward looking financial information regarding the future performance of Holdings and the Company to the extent customary or reasonably necessary for the completion of the Financing; and (h) execute and deliver such definitive financing documents, including certificates, credit agreements, note purchase agreements, dealer manager agreements, solicitation agent agreements, authorization letters, guarantees, schedules and other documents, as may be reasonably necessary to facilitate such Financing, in each case in form and substance reasonably satisfactory to the party executing such document; provided that any such documents referred to in this clause (h) shall be effective no earlier than, and shall be contingent upon, the Closing Date (other than any customary authorization letters that are required to be given in advance of such time in order for the Financing to be consummated on or after the Closing Date).
(b)    Notwithstanding any other provision of this Agreement to the contrary, none of Holdings, the Company or their respective personnel or advisors shall be required to provide any such assistance or cooperation which Holdings reasonably believes would (i) unreasonably interfere with the businesses or ongoing operations of Holdings or the Company, (ii) require Holdings, the Company or any of its affiliates to pay any commitment or other similar fee or incur any other liability or obligation in connection with the arrangement of a Financing to the Closing Date, (iii) result in a breach or violation of any confidentiality arrangement or material agreement or the loss of any legal or other privilege, right or benefit, (iv) cause any representation or warranty in this Agreement to be breached or any condition to Closing set forth in Article VI to not be satisfied, (v) cause any director, manager, officer, employee or stockholder of Holdings or the Company to incur any personal liability, (vi) require the directors or managers of Holdings or the Company, acting in such capacity, to authorize or adopt any resolutions approving any of the definitive documentation for a Financing (unless such director or manager will serve in such capacity following the Closing), (vii) provide access to or disclose any information that Holdings or the Company determines would jeopardize any attorney-client privilege or (viii) take any action that would reasonably be expected to conflict with or violate this Agreement, the certificate of incorporation, bylaws or similar governing document of Holdings or the Company, any Applicable Laws or any Contracts to which Holdings or the Company is a party or by which any of their respective assets or properties are bound. All such assistance referred to in this Section 4.16 shall be at GHLD’s written request with reasonable prior notice and at GHLD’s sole cost and expense, and GHLD shall promptly reimburse Holdings for all costs and expenses (including attorneys’ fees) reasonably and properly incurred by them in connection with such assistance. GHLD shall indemnify, defend and hold harmless Holdings, the Company and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with any Financing or any assistance or activities provided in connection therewith, including the performance of their obligations under this Section 4.16.
(c)    Notwithstanding any other provision set forth herein or in any other agreement between Holdings or the Company, on the one hand, and GHLD or Buyer on the other hand, the Parties agree that GHLD may share with the sources of such Financing customary projections and other confidential information with respect to Holdings and the Company with potential sources of the Financing in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements in form and substance reasonably acceptable to Holdings.
4.17    Post-Closing Covenants.
(a)    Further Action. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or any Ancillary Agreement, each of the Parties will take such further action as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE VII below).
(b)    Confidentiality. The terms and provisions of the Confidentiality Agreement shall survive the Closing, except that the restrictions on the use or disclosure by Buyer, its Affiliates or Representatives of confidential information regarding Holdings, the Company, or the Business shall terminate as of the Closing and be of no further force and effect.
(c)    Delivery of Dataroom File. As promptly as possible following the Effective Time, but in no event later than ten (10) Business Days following the Effective Time, the Shareholder Representative shall deliver to Buyer an electronic storage device containing all of the data files in the Dataroom as of the Effective Time.
4.18    D&O Indemnification.
(a)    For a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall indemnify, defend and hold harmless (solely to the extent permitted by the Organizational Documents of each such entity as in effect as of the date hereof), each of the stockholders, members, managers, directors, officers and controlling Persons of Holdings and Company (each of them acting in such capacity at or prior to the Effective Time and in each case to the extent permitted by the Organizational Documents of each such entity as in effect as of the date hereof) against all Losses with respect to all acts and omissions by them, or arising out of any violations or alleged violations of fiduciary duties of care or loyalty or other fiduciary duties to Holdings and the Company, as the case may be, in their capacities as stockholders, members, managers, directors, officers or controlling Persons of Holdings and the Company, as the case may be, occurring at or prior to the Effective Time. Buyer agrees that all rights of such Persons to indemnification for acts or omissions occurring at or prior to the Effective Time as provided in the respective Organizational Documents of Holdings and the Company as now in effect shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the Effective Time.
(b)    Prior to the Effective Time, Holdings shall obtain a directors’ and officers’ liability “tail” or “runoff” insurance program (the “D&O Tail”) covering for a period of six (6) years after the Closing Date the Persons who are, as of and prior to the Closing, covered by Holdings’ and the Company’s officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to and at the Effective Time, on terms which are no less favorable to such Persons than the terms of such current insurance in effect for Holdings and the Company prior to the Closing. The costs and fees of the D&O Tail shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Shareholders.
(c)    In the event Buyer, the Surviving Corporation or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to, ensure that proper provisions shall be made so that the successors and assigns of the Surviving Corporation or its Subsidiaries (as applicable) assume the obligations set forth in this Section 4.18.
(d)    The provisions of this Section 4.18 are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification, his or her heirs and his or her representatives.
4.19    Cyber Tail. Prior to the Effective Time, Holdings shall obtain an E&O and cyber security insurance program (the “Cyber Tail”) covering Holdings (as the Surviving Corporation) and the Company for a period of three (3) years after the Closing Date. The costs and fees of the Cyber Tail shall be borne one hundred percent (100%) by the Holders as a Transaction Expense.
4.20    Settlement of GHLD Rollover Stock. No later than three (3) Business Days following the date that the Paying Agent notifies Buyer that a Shareholder who is entitled to receive GHLD Rollover Stock has delivered a properly-executed Letter of Transmittal to the Paying Agent and surrendered to the Paying Agent the Certificates representing such Shareholder’s shares of the Capital Stock, GHLD shall deliver to such Shareholder a certificate evidencing such Shareholder’s ownership of the applicable GHLD Rollover Stock.
4.21    Section 280G.
(a)    Prior to the Closing Date, Holdings shall use reasonable best efforts (a) to obtain a waiver of the right to receive payments that would reasonably be expected to constitute “parachute payments” under Section 280G of the Code from each individual who is a “disqualified individual” (within the meaning of Section 280G of the Code); and (b) to seek the approval of the equityholders of Holdings in accordance with Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to payments and/or benefits that, in the absence of the executed waivers by the affected disqualified individuals, might otherwise, separately or in the aggregate, result in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (“Potential Parachute Payments”).  In connection with the foregoing, Buyer shall provide Holdings with copies of any employment agreement or other agreement, arrangement or contract entered into or negotiated by Buyer or any of its Affiliates with any such “disqualified individuals” that could reasonably be expected to result in Potential Parachute Payments no more than five (5) Business Days prior to the Closing Date. At least two (2) Business Days prior to soliciting waivers and stockholder approval under this Section 4.21(a), Holdings shall provide drafts of such waivers and stockholder approval materials to Buyer for its review and comment (and shall consider any reasonable comments timely provided by Buyer).
(b)    Prior to the Closing Date, Holdings shall deliver to Buyer copies of each executed 280G waiver described in Section 4.21(a) above and evidence reasonably satisfactory to Buyer that either (i) a vote of the equityholders of Holdings was solicited in conformance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, and the requisite approval of the equityholders of Holdings was obtained with respect to any payments and/or benefits that were subject to the vote of the equityholders of Holdings (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such Potential Parachute Payments shall not be made or provided pursuant to the 280G waivers.
ARTICLE V
CERTAIN TAX MATTERS
The following provisions will govern the allocation of responsibility among Buyer and the Shareholders for certain Tax matters following the Cutoff Date:
5.1    Straddle Periods. For purposes of this Agreement, if the Closing occurs, any Tax of Holdings or the Company that is attributable to any Tax period that begins on or before the Cutoff Date and ends after the Cutoff Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Cutoff Date through and including the Cutoff Date (the “Pre-Cutoff Straddle Period”) and the portion of the Straddle Period that extends from the date immediately after the Cutoff Date to the end of the Straddle Period (the “Post-Cutoff Straddle Period”) in accordance with this Section 5.1. The portion of such Tax attributable to the Pre-Cutoff Straddle Period will (a) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Cutoff Date, and (b) in the case of any other Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Cutoff Straddle Period and denominator of which is the number of days in the Straddle Period. The portion of Tax attributable to a Post-Cutoff Straddle Period will be calculated in a corresponding manner. For purposes of applying the foregoing, (A) any item determined on an annual or periodic basis

(including amortization and depreciation deductions) for income Tax purposes shall be allocated to the Pre-Cutoff Straddle Period based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; (B) any Tax or item of income, gain, loss, deduction or credit from a Buyer Closing Date Transaction shall be allocated to the Post-Cutoff Straddle Period; and (C) any item of deduction attributable to any Transaction Deductions accruing on or before the Closing Date shall be allocated to the portion of the Straddle Period ending on the Cutoff Date, regardless of whether accrued before or after the Cutoff Date; and (D) any Tax or item of income, gain, loss or deduction from activities outside the Ordinary Course of Business during the Interim Period shall be allocated to the Pre-Cutoff Straddle Period.
5.2    Tax Sharing Agreements. The Shareholders shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing or allocation agreements or arrangements (whether or not written), if any, to which Holdings or the Company is a party so that after such time such entities will have no further rights or obligations thereunder or in respect thereof.
5.3    Pre-Cutoff Tax Period Tax Returns. The Shareholders shall prepare and timely file, or cause to be prepared and timely filed, (i) all Tax Returns of Holdings and the Company due on or prior to the Closing Date and (ii) all income Tax Returns of Holdings and the Company relating exclusively to any Tax period ending on or before the Cutoff Date (a “Pre-Cutoff Tax Period”) and all income Tax Returns of Holdings and the Company with respect to any Tax period ending on the Closing Date. All such Tax Returns shall be prepared in accordance with past practice (except to the extent otherwise required by Applicable Law) and the conventions set forth in Section 5.9. The Shareholder Representative shall (i) deliver a copy of any such Tax Returns to the Buyer for review and comment not less than twenty (20) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) and (ii) (x) with respect to any Tax Return relating to a Pre-Cutoff Tax Period, consider in good faith any changes reasonably requested by the Buyer within ten (10) Business Days after delivery of such Tax Return to the Buyer, and (y) with respect to any other Tax Return prepared under this Section 5.3, incorporate any reasonable changes requested by Buyer within ten (10) Business Days after delivery of such Tax Return to the Buyer. Buyer shall cause Holdings or the Company to sign and timely file any such Tax Returns prepared pursuant to this Section 5.3 that are due after the Closing Date.
5.4    Other Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of Holdings and the Company other than those Tax Returns that are described in Section 5.3, provided that, with respect to any such Tax Returns that relate to a Pre-Cutoff Tax Period or a Straddle Period, (i) the Tax Return shall be prepared in accordance with past practice (except to the extent otherwise required by Applicable Law), (ii) Buyer shall deliver a copy of any such Tax Return to the Shareholder Representative for review and comment not less than twenty (20) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions), and (iii) Buyer shall consider in good faith any changes reasonably requested by the Shareholder Representative within ten (10) Business Days after delivery of such Tax Return to the Shareholder Representative.

5.5    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) arising from the Contemplated Transactions (“Transfer Taxes”) will be borne equally by Buyer, on the one hand, and the Shareholders, on the other hand. The Party responsible under Applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Parties. Each Shareholder and Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
5.6    Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on Holdings or the Company for all Pre-Cutoff Tax Periods and Pre-Cutoff Straddle Periods, Buyer, Holdings, and the Company, on the one hand, and the Shareholders and their respective Affiliates, on the other hand, shall cooperate with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes; provided, that Buyer shall not be required to provide to Shareholders any consolidated, combined or unitary group Tax Return or portion thereof (including any work papers or related documentation) of Buyer or its Affiliates (other than the Company).
5.7    Controversies.
(a)    Following the Closing, if a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim with respect to Holdings or the Company (a “Tax Matter”) shall be received by any Shareholder, Buyer, Holdings, or the Company (a “Notified Party”) from the IRS or any other taxing authority, with respect to Taxes for which another party may reasonably be expected to be liable pursuant to this Agreement, the Notified Party shall notify such other party in writing within five (5) days of receipt of such notice of such Tax Matter.
(b)    The Shareholder Representative shall have the right to control any Tax Matter to the extent that the Tax Matter relates exclusively to a Pre-Cutoff Tax Period or to any Tax Return prepared by the Shareholder Representative pursuant to Section 5.3, in each case to the extent any Shareholder may reasonably be expected to be liable pursuant to this Agreement with respect to the Taxes relating to such Tax Matter, and to employ counsel of their choice at their expense; provided, however, that (i) the Shareholder Representative shall keep Buyer reasonably informed as to the status of the Tax Matter (including by providing copies of all notices received from the relevant taxing authority) and Buyer shall have the right to review and comment on any correspondence from the Shareholder Representative to the taxing authority prior to submission of such correspondence to the taxing authority and otherwise to participate (at Buyer’s own expense) in the conduct of such Tax Matter, and (ii) the Shareholder Representative shall not settle or compromise such Tax Matter or forego any appeal with respect thereto without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Shareholder Representative does not assume the defense of any such Tax Matter, Buyer may defend the Tax Matter in such manner as it may deem appropriate; provided, however, that the Shareholder Representative shall have the right to review and comment on any correspondence from the Buyer to the taxing authority prior to submission of such correspondence to the taxing authority and otherwise to participate in any such Tax Matter (at the Shareholders’ expense) and Buyer may not settle or compromise such Tax Matter or forego any appeal with respect thereto without the Shareholder Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent of any inconsistency between this Section 5.7(b) and Section 7.7, this Section 5.7(b) shall control.
(c)    Buyer shall have the right to control any Tax Matter (other than as set forth in Section 5.7(b)) and to employ counsel of its choice; provided, however, that, to the extent any Shareholder may reasonably be expected to be liable pursuant to this Agreement with respect to the Taxes relating to such Tax Matter, (i) Buyer shall keep the Shareholder Representative reasonably informed as to the status of the Tax Matter (including by providing copies of all notices received from the relevant taxing authority) and the Shareholder Representative shall have the right to review and comment on any correspondence from the Buyer to the taxing authority prior to submission of such correspondence to the taxing authority and otherwise to participate (at Shareholders’ own expense) in the conduct of such Tax Matter, and (ii) the Buyer shall not settle or compromise such Tax Matter or forego any appeal with respect thereto without Shareholder Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
5.8    Refunds. Except to the extent taken into account in the calculation of Tangible Net Book Value, the Shareholders will be entitled to any refunds of estimated Taxes with respect to any Tax Return related to a Pre-Cutoff Tax Period (or a Pre-Cutoff Straddle Period) with an original due date (including applicable extensions) after the Cutoff Date. Buyer will be entitled to any refunds of Taxes of Holdings and the Company, other than refunds or credits to which the Shareholders are entitled under the foregoing sentence. Each Party will pay, or cause its Affiliates to pay, to the Party entitled to a refund of Taxes under this Section 5.9, the amount of such refund (including any interest paid thereon and net of any out-of-pocket expenses and Taxes to the Party receiving such refund in respect of the receipt or accrual of such refund) in readily available funds within fifteen (15) days of the actual receipt of the refund or the application of such refund against amounts otherwise payable. The Buyer shall, and shall cause its Affiliates to, take all commercially reasonable actions necessary, or requested by the Shareholder Representative, to timely claim any refunds that will give rise to a payment under this Section 5.8.
5.9    Tax Actions. The Buyer shall not, and shall not allow Holdings or the Company to initiate (or agree to) any Shareholder Representative Tax Action without the prior written consent of the Shareholder Representative (which shall not be unreasonably withheld, conditioned or delayed); provided, however, and for the avoidance of doubt, that the foregoing shall not be interpreted as limiting the ability of Buyer or its Affiliates (including, after Closing,

Holdings or the Company) to file any Tax Returns or pay any Taxes for a taxable period ending after the Closing Date. With respect to certain Tax matters, the Shareholders and Buyer agree as follows:
(a)    That Holdings’ and the Company’s year-end for U.S. federal income Tax purposes shall end as of the end of the Closing Date.
(b)    To the fullest extent permitted under Applicable Law, to treat any Transaction Deductions paid or accrued on or before the Closing as deductible in the taxable year of Holdings that ends on the Closing Date and no party hereto shall apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions.
(c)    To properly make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f).
(d)    That no election shall be made to waive the carry back of any net operating loss or other Tax attribute or Tax credit incurred or realized in a Pre-Cutoff Tax Period (or Pre-Cutoff Straddle Period) by Holdings or the Company.
(e)    To the fullest extent permitted under Applicable Law, to treat any gains, income, deductions, losses, or other items realized by Holdings or the Company for income Tax purposes with respect to any Buyer Closing Date Transaction as occurring in a taxable period beginning after the Cutoff Date including, if applicable, pursuant to the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. law) for purposes of reporting such items on applicable Tax Returns.
(f)    That no election shall be made by any party (including Holdings or the Company) under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. law) to ratably allocate items incurred by Holdings or the Company.
(g)    Unless otherwise required by a determination of a Governmental Entity that is final, the Shareholders and Buyer shall prepare and file all Tax Returns (and cause Holdings and the Company and each other applicable Affiliate to file all Tax Returns), including timely and properly making all agreed elections, consistently with the agreements set forth in this Section 5.9 and neither the Shareholders nor the Buyer shall take any position (and the Buyer shall not allow Holdings or the Company to take any position) on any Tax Return (or during the course of any audit or other legal Proceedings with respect to any Taxes or Tax Returns (whether or not a Tax Matter)) that is inconsistent with the agreements set forth in this Section 5.9 or any election made pursuant thereto.
ARTICLE VI
CONDITIONS TO CLOSING
6.1    Conditions of All Parties. The respective obligations of the Parties to consummate the Contemplated Transactions are subject to the satisfaction or waiver by Buyer and the Shareholder Representative, as applicable, at or prior to the Closing of the following conditions:
(a)    No Injunction or Restraint. There shall not be in effect any temporary or permanent restraining order, decree, ruling or injunction or other Order of a court or other Agency or Governmental Entity of competent jurisdiction directing that the Contemplated Transactions not be consummated, or making such consummation unlawful, or otherwise materially limiting or restricting ownership or operation of the Business or any material assets held by Holdings or the Company following the Closing; and
(b)    No Action. No Proceeding shall be pending or threatened in writing wherein an unfavorable Order would reasonably be expected to prevent the carrying out of this Agreement, any Ancillary Document, or any of the Contemplated Transactions, declare unlawful the Contemplated Transactions or cause such transactions to be rescinded; provided, that this clause (c) shall not be invoked in the event of Proceedings commenced by a Party against one or more other Parties.
6.2    Conditions of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the Contemplated Transactions shall be subject to the fulfillment or waiver in writing by the Buyer of, at or prior to the Closing, the following conditions:
(a)    Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.1(e), 3.1(f), 3.2(a), 3.2(b) and 3.2(d) of this Agreement and the representations and warranties of the Shareholders contained in the Share Issuance and Acquisition Agreements (collectively, the “RMS Fundamental Representations”) will be true and correct in all respects (except, solely with respect to Sections 3.1(b) and/or 3.2(b) in respect of rounded numbers, any failure that is de minimus in nature) as if made on the Cutoff Date and the Closing Date. The representations and warranties contained in Sections 3.1 and 3.2 (other than the RMS Fundamental Representations) shall be true and correct in all respects (without giving effect to any materiality qualifier applicable to such representation or warranty), in each case as if made on and as of the Cutoff Date and the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct as of such date), except (in all cases) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute, or would not reasonably be expected to constitute, a Company Material Adverse Effect or Holdings Material Adverse Effect. Holdings shall have performed in all material respects all of the obligations and complied in all material respects with all of their respective covenants, agreements and conditions set forth in this Agreement or any other Ancillary Agreement and required to be performed or complied with by Holdings at or prior to the Effective Time.
(b)    Required Approvals and Filings. The Required Approvals and Filings shall have been obtained or made, as applicable, without the imposition of any Burdensome Condition.

(c)    Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect.
(d)    Deliverables. Holdings shall have delivered or caused to be delivered to Buyer each of the following:
(i)    the Certificate of Merger, duly executed by Holdings;
(ii)    a certificate, dated as of the Closing Date and signed by a duly authorized officer of Holdings, certifying that each of the conditions set forth in Section 6.2(a) have been satisfied;
(iii)    a certificate, duly executed by the secretary or assistant secretary of Holdings, certifying as to an attached accurate and complete copy of (x) its Organizational Documents and (y) the Required Shareholder Approval and the resolutions adopted by the board of directors of Holdings authorizing Holdings’ execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect;
(iv)    good standing certificates pertaining to Holdings from the Secretary of State of Delaware, the Company from the Secretary of State of Maine, and all other States in which Holdings or the Company is registered as a foreign corporation, as identified in Section 6.2(d)(iv) of the Disclosure Schedule, each dated no earlier than thirty (30) days before the Closing Date;
(v)    the Escrow Agreement, duly executed by the Escrow Agent and the Shareholder Representative;
(vi)    the Paying Agent Agreement, duly executed by Holdings and the Paying Agent;
(vii)    a correct and complete list, as of one (1) Business Day immediately prior to Closing, of all interest rate lock commitments with respect to pipeline Mortgage Loans originated by the Company; and
(viii)    evidence, in form and substance reasonably satisfactory to Buyer, that (i) the [***] Notes will be repaid in full out of proceeds otherwise payable to [***] in accordance with the terms of this Agreement and (ii) the agreements set forth on Schedule 6.2(d)(viii) have been terminated.
(e)    Individual Loan Officers who, in the aggregate, accounted for at least eighty percent (80%) of the Mortgage Loan origination volume of the Company during the six (6)-month period immediately prior to the date of this Agreement shall continue to be employed by the Company as of Closing and shall not have indicated to the Company or any Shareholder any intent to resign or otherwise terminate his or her employment with the Company.

(f)    The Key Employee Agreements shall not have been terminated prior to the Effective Time, and no Key Employee shall have indicated to Holdings, the Company, or any Shareholder any intent to resign or otherwise terminate his or her employment with Holdings or the Company.
(g)    The Company or Holdings shall have delivered to Buyer a written consent from the lender for each Warehouse Credit Facility consenting to the change in control contemplated by this Agreement.
(h)    The Company shall (i) have surrendered to the applicable Governmental Entity, no later than ten (10) Business Days prior to Closing, its (x) New York Mortgage Banker License and (y) New York Exempt Mortgage Loan Servicer Registration, (ii) have been in compliance at all times prior to Closing with its obligations under the [***] and (iii) provided documentation to the New York Department of Financial Services that, prior to the surrender of its New York Mortgage Banker License and New York Exempt Mortgage Loan Servicer Registration, the Company has closed, sold, transferred and issued notices of satisfaction, if necessary, for all Mortgage Loans and mortgage servicing rights for which the related mortgaged property is located in New York.
6.3    Conditions of Holdings. The obligations of Holdings to consummate the Contemplated Transactions shall be subject to the fulfillment or waiver in writing by Holdings of, at or prior to the Closing, the following conditions:
(a)    Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties contained in Sections 3.3(a), 3.3(b), 3.3(d), 3.4(a), 3.4(b) and 3.4(d) (collectively, the “Buyer Fundamental Representations”) will be true and correct in all respects as if made on the Cutoff Date and the Closing Date. The representations and warranties contained in Sections 3.2(aa)(i) and 3.4 (other than the Buyer Fundamental Representations) shall be true and correct in all respects (without giving effect to any materiality qualifier applicable to such representation or warranty), in each case as if made on and as of the Cutoff Date and the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct as of such date), except (in all cases) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute, or would not reasonably be expected to constitute, a Buyer Material Adverse Effect or Merger Sub Material Adverse Effect. Buyer and Merger Sub shall have performed in all material respects all of the obligations and complied in all material respects with all of their respective covenants, agreements and conditions set forth in this Agreement or any other Ancillary Agreement and required to be performed or complied with by Buyer and Merger Sub at or prior to the Effective Time.
(b)    Deliverables. The Buyer or Merger Sub, as applicable, shall have delivered or caused to be delivered to Holdings each of the following:

(i)    a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 6.3(a) have been satisfied;
(ii)    certificates, duly executed by the secretary or assistant secretary of each of Buyer and Merger Sub, certifying as to an attached accurate and complete copy of (x) its Organizational Documents and (y) the resolutions adopted by the board of managers or directors, as applicable, of Holdings and Merger Sub, respectively, authorizing Holdings’ and Merger Sub’s execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect
(iii)    a good standing certificate pertaining to Buyer from the Secretary of State of California and a good standing certificate pertaining to the Merger Sub from the Secretary of State of Delaware, each dated no earlier than thirty (30) days before the Closing Date;
(iv)    the Certificate of Merger, duly executed by Merger Sub;
(v)    the Escrow Agreement, duly executed by the Buyer;
(vi)    if requested by one or more of the warehouse lenders in order for Company or Holdings to obtain such lender’s consent to the change in control contemplated as a condition to Closing by Section 6.2(g), Buyer shall have delivered to Company or Holdings and each applicable warehouse lender its written agreement to guarantee, effective upon Closing, all of the obligations of Holdings and/or the Company, as applicable, under such Warehouse Credit Facilities; and
(vii)    any and all other agreements, certificates, instruments and documents otherwise required of Buyer under this Agreement.
6.4    Frustration of Closing Conditions. None of the Buyer, Merger Sub or Holdings may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.
ARTICLE VII
INDEMNIFICATION
7.1    Survival. None of the representations and warranties in this Agreement or covenants of the Parties in this Agreement that are to be fully performed at or prior to the Effective Time shall survive the Closing Date, and, following the Closing Date, no Party shall be entitled to any recovery hereunder in respect of any such representation, warranty or covenant; provided, however, that (a) the rights of the Buyer Indemnitees to recovery under this Article VII in respect of breaches of the representations and warranties set forth in Section 3.2(k) (Tax

Matters) and the RMS Fundamental Representations, in each case to the extent excluded from coverage under the RWI Policy, shall survive the Closing Date for a period of twenty-four (24) months, and (b) the rights of the Buyer Indemnitees to recovery under this Article VII in respect of any other breaches of representations and warranties to the extent excluded from coverage under the RWI Policy shall survive the Closing Date for a period of eighteen (18) months (the representations and warranties described in clauses (a) and (b) collectively being referred to in this Agreement as the “RWI Excluded Representations”); provided, further, that the rights of the Buyer Indemnitees set forth in Section 7.2(a)(ii) and Section 7.2(a)(iii) shall survive the Closing Date for a period of twenty-four (24) months; provided, further, that the Parties acknowledge and agree that any claim for recovery with respect to the RWI Excluded Representations that is made in writing prior to the expiration of its respective survival period will survive until the final resolution thereof. Nothing in this Section 7.1 shall limit any right, remedy, claim or recovery available to Buyer or its Affiliates under the RWI Policy or any other policy of insurance. Any covenant or agreement contained in this Agreement or the Ancillary Agreements that by its terms is to be performed (in whole or in part) following the Closing shall survive in accordance with its terms, and any breaches of such covenant or agreement hereunder or under any Ancillary Agreement shall be treated as breaches of contract claims and will be subject to the applicable statute of limitations.
7.2    Recovery of the Buyer Indemnitees.
(a)    From and after the Effective Time and subject to the terms and conditions of this ARTICLE VII, the Buyer Indemnitees will be entitled to recovery in respect of all Losses that any Buyer Indemnitee suffers or incurs that results from or arises out of: (i) any breach or inaccuracy of the RWI Excluded Representations (it being understood and agreed that, for purposes of this Section 7.2(a)(i), the RWI Excluded Representations shall be treated as having been made as of the date of the Agreement, the Cutoff Date and the Closing Date), (ii) all Undisclosed Repurchase Obligations, or (iii) the Designated Pre-Closing Liabilities.
(b)    Any Losses recovered pursuant to Sections 7.2(a)(i) and 7.2(a)(ii) shall be recovered (i) first, from the loan loss reserves of the Company (as reflected on the Closing Statement), until exhausted, with respect to Losses for which such reserves have been maintained by Holdings or its Subsidiaries as of Closing, (ii) second, from the Indemnity Holdback Amount, until exhausted and (iii) third, as a setoff from any Earnout Payments that are or may become payable to the Shareholders hereunder (whether or not due and payable at the time of any indemnification claim hereunder).
(c)    Any Losses recovered pursuant to Section 7.2(a)(iii) shall be recovered (i) first, from the loan loss reserves of the Company (as reflected on the Closing Statement), until exhausted, with respect to Losses for which such reserves have been maintained by Holdings or its Subsidiaries as of Closing, (ii) second, from the Special Indemnity Holdback Amount, until exhausted and (iii) third, as a setoff from any Earnout Payments that are or may become payable to the Shareholders hereunder (whether or not due and payable at the time of any indemnification claim hereunder).

(d)    For the avoidance of doubt, Buyer’s right of setoff against the Earnout Payments contemplated by Sections 7.2(b)(iii) and 7.2(c)(iii) will be applicable to Earnout Payments due in respect of each of the three years during the Earnout Period even if the survival period for an applicable claim has passed at the time that an applicable Earnout Payment becomes due so long as the relevant claim for recovery is made prior to the expiration of the applicable survival period. The Buyer shall not be entitled to setoff against the Earnout Payments under this ARTICLE VII unless and until either (A) the Buyer and Shareholder Representative reach an agreement with respect thereto (including with respect to the amount thereof) or (B) a final, non-appealable Order has been entered into by a court of competent jurisdiction with respect to the underlying claim; provided, however, that Buyer shall be entitled to hold back a portion of any Earnout Payments otherwise payable in an amount equal to Buyer’s good-faith estimate of any Losses until such claims have been finally determined in accordance with clauses (A) and (B) above, subject to the limitation set forth in this ARTICLE VII.
(e)    The Buyer Indemnitees will not be entitled to recovery under Section 7.2(a) for any Losses until the total of such Losses suffered by the Buyer Indemnitees exceeds the Basket, in which even the Buyer Indemnitees will be entitled to indemnification for all such Losses including the amount of the Basket; provided, however, that the Basket shall not apply to any claim for Fraud. The aggregate amount of Losses for which the Buyer Indemnitees shall be entitled to recovery under Section 7.2(a)(i) and Section 7.2(a)(ii) shall not exceed Ten Million Dollars ($10,000,000.00) (the “Cap”); provided, however, that the Cap shall not apply to any claim for Fraud. The aggregate amount of Losses for which the Buyer Indemnitees shall be entitled to recovery under Section 7.2(a)(iii) shall not exceed the Special Indemnity Escrow Amount (the “Special Cap”); provided, however, that the Special Cap shall not apply to any claim for Fraud.
7.3    Indemnification of the Shareholder Indemnitees. From and after the Effective Time and subject to the terms and conditions of this ARTICLE VII, Buyer and the Surviving Corporation shall jointly and severally indemnify and hold harmless the Shareholder Indemnitees from and against all Losses that any Shareholder Indemnitee suffers or incurs that results from or arises out of any breach or inaccuracy of the representations and warranties set forth in Sections 3.3 and 3.4.
7.4    Procedures. The following procedures shall apply to all claims for indemnification and reimbursement pursuant to this ARTICLE VII, other than those relating to Tax matters, which are governed by Section 5.7.
(a)    Notice of Losses by Buyer Indemnitee. Subject to the limitations set forth in this Agreement, if any Buyer Indemnitee believes in good faith that it has a claim for recovery or reimbursement under this ARTICLE VII (a “Buyer Claim”), Buyer shall, promptly after it becomes aware of such Buyer Claim but in any event prior to the expiration of the applicable survival period for such Buyer Claim as set forth in Section 7.1, notify the Shareholder Representative and, if applicable, the Escrow Agent of such Buyer Claim by means of a written notice describing the matter in reasonable detail (to the extent known) and setting forth the amount (estimated, if necessary and to the extent feasible) of such Buyer Claim (a “Buyer Claim

Notice”). The failure by Buyer to promptly deliver a Buyer Claim Notice under this Section 7.4(a) will not adversely affect the applicable Buyer Indemnitee’s right to recovery or reimbursement except to the extent that the Shareholder Representative or any Holder is materially prejudiced thereby.
(b)    Notice of Losses Provided by Shareholder Indemnitee. As soon as is reasonably practicable after a Shareholder Indemnitee obtains knowledge of any matter which has or may result in Losses (a “Shareholder Claim”), the Shareholder Representative shall give written notice of such matter (a “Shareholder Claim Notice”) to Buyer describing the matter in reasonable detail (to the extent known), and indicate the amount (estimated, if necessary and to the extent feasible) of the Losses that have been or may be suffered by the applicable Shareholder Indemnitee. No delay in or failure to give a Shareholder Claim Notice by the Shareholder Representative to Holdings pursuant to this Section 7.4(b) will adversely affect any of the other rights or remedies that the Shareholder Representative has under this Agreement, or alter or relieve Buyer of its obligation to indemnify the applicable Shareholder Indemnitee except to the extent that they are materially prejudiced thereby.
(c)    No Disputes. If the party seeking indemnification, recovery or reimbursement, as applicable, hereunder (or, in the case of a Shareholder Indemnitee, the Shareholder Representative, on behalf of such Shareholder Indemnitee) (the “Indemnified Party”) delivers a Claim Notice in accordance with the terms in Section 7.4(a) or (b), as applicable, and the party against whom indemnification or reimbursement, as applicable, may be sought hereunder (the “Indemnifying Party,” which, for purposes a Buyer Claim, shall be deemed to be the Shareholder Representative) does not object to the terms of the Claim as set forth in the applicable Claim Notice, subject to the limitations set forth in this ARTICLE VII, the Indemnifying Party, if the Buyer, shall promptly pay to the Indemnified Party the amount set forth in such Claim Notice in accordance with the terms of this ARTICLE VII; provided, that if the Indemnifying Party is the Shareholder Representative, Buyer shall recover the amount set forth in such Claim notice in accordance with the provisions of Section 7.2(b).
(d)    Disputes. If the Indemnifying Party objects to the terms of the Claim as set forth in the applicable Claim Notice, the Indemnifying Party may dispute the related Claim by delivery of a notice to the Indemnified Party in writing, within thirty (30) days following the Indemnified Party’s delivery of such Claim Notice, that the Indemnifying Party objects to the Claim (or the amount of Losses set forth therein) asserted in such Claim Notice. Thereafter, any disputes not settled by the parties shall be resolved by a court of competent jurisdiction described in Section 9.8.
7.5    Third-Party Claims.
(a)    In the event of any claim by a third party against any Buyer Indemnitee or Shareholder Indemnitee for which indemnification, recovery or reimbursement is available under this ARTICLE VII (a “Third-Party Claim”), the Indemnifying Party will have the right to defend the Third-Party Claim with counsel (at its sole cost and expense) reasonably satisfactory to the Indemnifying Party; provided that the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party. The

Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim.
(b)    Notwithstanding the foregoing, (i) the Indemnified Party shall have the right to independently control and assume the defense of any Third-Party Claim to the extent (A) the Indemnifying Party fails to assume the defense of such Third Party Claim or (B) such Third-Party Claim (1) involves a Proceeding initiated by a Governmental Entity or a Proceeding that challenges a Permit related to the operation of the business of Buyer or the Surviving Corporation or (2) involves an injunction or other equitable relief against the Indemnified Party or its Affiliates, and (ii) the Indemnified Party shall have the right to participate jointly with the Indemnifying Party (at the Indemnified Party’s sole cost and expense) in the defense of any Third-Party Claim to the extent such Third-Party Claim (A) is reasonably likely to materially exceed the remaining balance of the Special Indemnity Holdback Amount or the Indemnity Holdback Amount, as applicable, (B) in the good faith judgment of the Indemnified Party, is likely to result in a conflict of interest between the Indemnified Party and the Indemnifying Party or (C) is likely to establish a custom or practice adverse to the continuing business interests or the reputation of the Buyer Indemnitee. In the event that the Indemnified Party elects pursuant to clause (ii) to participate jointly with the Indemnifying Party in the defense of a Third-Party Claim, each party shall keep the other party reasonably informed of, and consult with the other party regarding, any material decisions with respect to the defense of the Third-Party Claim.
(c)    No Indemnifying Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification or recovery is being sought hereunder without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates. For the avoidance of doubt, subject to clauses (x), (y) and (z) in the immediately preceding sentence, the Indemnifying Party may settle or compromise any of claim or consent to the entry of any judgment with respect to any matter jointly defended pursuant to Section 7.5(b).
7.6    Indemnity Holdback.
(a)    On the date that is eighteen (18) months following the Closing Date (the “First Indemnity Holdback Release Date”), the Shareholder Representative and Buyer shall jointly instruct the Escrow Agent to release to Shareholder Representative fifty percent (50%) of the Indemnity Holdback Amount (less the aggregate amount of funds for which a good faith notice of claim from any Buyer Indemnitee has been delivered prior to the First Indemnity Holdback Release Date asserting that such Buyer Indemnitee is entitled to indemnification under this ARTICLE VII). On the date that is twenty-four (24) months following the Closing Date (the “Second Indemnity Holdback Release Date”), the Shareholder Representative and Buyer shall jointly instruct the Escrow Agent to release to Shareholder Representative the Special Indemnity

Holdback Amount and the remainder of the Indemnity Holdback Amount (in each case, less the aggregate amount of funds (the “Retained Amount”) for which a good faith notice of claim from any Buyer Indemnitee has been delivered prior to the Second Indemnity Holdback Release Date asserting that such Buyer Indemnitee is entitled to indemnification under this ARTICLE VII). The Escrow Agent shall retain the Retained Amount in the Indemnity Holdback Escrow Account or Special Indemnity Escrow Holdback Account, as applicable, until such time as any pending indemnity claims are released in accordance with this ARTICLE VII, and thereafter, the Buyer and Shareholder Representative shall promptly instruct the Escrow Agent to release the applicable portion of the Retained Amount to the Buyer or Shareholder Representative, as the case may be.
(b)    The Parties hereby acknowledge and agree that any interest accrued on the Indemnity Holdback Amount shall be paid to the Paying Agent, to be distributed to the Holders pro rata in accordance with the Ownership Schedule.
(c)    For the avoidance of doubt, any release of the Indemnity Holdback Amount, or any portion thereof, shall not in any way reduce, diminish or impair the ability of any Indemnified Party to assert a claim for indemnification or recovery thereafter as otherwise permitted or authorized by this Agreement.
7.7    Attorneys’ Fees and Expenses. If any party to this Agreement shall bring suit against another party as a result of any alleged breach or failure by the other party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing party in such action shall be entitled to receive from the other party reasonable attorneys’ fees incurred by reason of such action and all costs of suit at both trial and appellate levels.
7.8    Other Recovery and Indemnification Matters.
(a)    The right to recovery, indemnification, payment of any amount related to Losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted by any Party or its representatives with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. For purposes of determining whether a breach of any representation or warranty of any of the Parties under this Agreement has occurred and determining the dollar amount of Losses attributable to such breach, all qualifications or exceptions in any representation or warranty relating to or referring to Knowledge of Holdings or the terms “material,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded.
(b)    The amount of any Losses subject to recovery or indemnification under ARTICLE VII shall be calculated net of (i) any Tax Benefit actually realized by any Buyer Indemnitee in the taxable year the Loss is incurred or the immediately succeeding taxable year as a result of incurring the Losses (other than Tax Benefits related to loan level losses) determined on a “with and without” basis treating the loss, deduction or other tax item attributable to the Loss as the last item claimed for the taxable year and (ii) any insurance or other proceeds or any indemnity, contribution or similar payment recovered or recoverable by the applicable Buyer

Indemnitee for such Losses, net of all reasonable and documented costs of collection, and net of any insurance premium increase that results from the assertion of such claim. If any Buyer Indemnitee realizes a Tax Benefit (other than Tax Benefits related to loan level losses) in the taxable year the Loss is incurred or the immediately succeeding taxable year and such Tax Benefit was not included in the computation of the Losses, the Buyer shall within ten (10) days of filing the Tax Return claiming the Tax Benefit (or, to the extent the Tax Benefit is in the form of a refund, within ten (10) days of receiving the refund from the Governmental Entity) pay to the Shareholder Representative for distribution to the Shareholders the amount of such Tax Benefit. Each Buyer Indemnitee shall use, and shall cause its Affiliates to use, commercially reasonable efforts (which the parties agree does not require any party to commence any Proceeding) to seek recovery under all insurance or other agreements covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. In the event that an insurance or other recovery is actually made by a Buyer Indemnitee with respect to any Losses for which such Buyer Indemnitee has been indemnified hereunder and such insurance or other recovery would result in duplicative recovery by such Buyer Indemnitee, then a refund equal to the aggregate amount of the insurance or other recovery shall be made promptly, but in no event any later than five (5) Business Days from receipt, by such Buyer Indemnitee to the Paying Agent (for the benefit of the Holders), net of all reasonable and documented costs of collection.
(c)    The Buyer Indemnitees shall not be entitled to reimbursement or recovery pursuant to this Agreement for punitive or exemplary damages (except, in each case, to the extent actually awarded to a Third-Party Claim brought against a Buyer Indemnitee).
(d)    The Parties agree to treat any recovery or indemnity payments made pursuant to Article V or this Article VII as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required under Applicable Law.
7.9    Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except with respect to (a) the matters covered by Section 2.12, (b) Fraud and (c) any contractual claims related to breaches of covenants or agreements under this Agreement or the Ancillary Agreements that are to be performed after the Effective Time (including Section 2.12), the parties agree that, from and after the Effective Time, the sole and exclusive remedies of the parties to this Agreement and the Buyer Indemnitees and the Shareholder Indemnitees, respectively, to each other, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, equity, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this ARTICLE VII. In furtherance of the foregoing, each of the parties hereby waives, from and after the Effective Time, to the fullest extent permitted under applicable Law, any and all rights and claims (other than claims of Fraud and contractual claims related to breaches of covenants or agreements in this Agreement or the Ancillary Agreements that are to be performed after the Effective Time (including Section 2.12)) for Losses it may have against any other party arising under, based upon or relating to this Agreement or any certificate delivered in connection herewith, any Applicable Law, common law or otherwise (except pursuant to the indemnification provisions set forth in this ARTICLE VII). The provisions of this Section 7.9 shall not, however, prevent or limit a cause of action under Section 9.10 to obtain an injunction or injunctions to prevent breaches of this Agreement or the Ancillary Agreements and to enforce specifically the terms and provisions hereof or thereof. EACH PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES, EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR OTHER LAW WHICH MAY LIMIT THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.
7.10    No Claims. The Buyer Indemnitees shall not have any claim for Losses under this Agreement (a) to the extent that any Loss arises as a result of any action taken or omitted to be taken by Buyer or Merger Sub at any time or the Surviving Corporation or the Company following the Effective Time, (b) in respect of any Losses caused by or resulting from any covenant required by this Agreement (including Section 4.1) or (c) to the extent such claims for Losses was specifically accrued for, or taken into account, in the Closing Statement, as finally determined in accordance with Section 2.11. No Indemnified Party shall be indemnified for the same Loss more than once under this Agreement, even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty or covenant contained in this Agreement.
7.11    Mitigation. Each Party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, that no Party shall be required to initiate any Proceeding to satisfy such obligation. Each of the Parties shall cooperate with the others with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability.
ARTICLE VIII
TERMINATION
8.1    Termination Rights. This Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Effective Time:
(a)    by mutual written consent of each of Buyer, on the one hand, and the Shareholder Representative, on the other hand;

(b)    by the Shareholder Representative, if Buyer or Merger Sub breaches any of its representations or warranties under this Agreement or any representations and warranties herein become untrue or inaccurate or Buyer or Merger Sub fails to comply with any of its covenants or obligations contained herein, in each case such that Section 6.3(a) would not be satisfied, and, in both cases, such failure to comply or breach is not cured (to the extent curable) by Buyer within ten (10) days after delivery of notice thereof by Shareholder Representative; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if, as a result of such breach and notwithstanding the timely cure thereof, one or more conditions to Holdings’ obligations to consummate the Contemplated Transactions would not be satisfied at or prior to the Outside Date; provided, further, that Shareholder Representative shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if any Shareholder or Holdings is then in breach of its representations or warranties or in default under its covenants or obligations hereunder in a manner that shall have directly contributed to the failure of the Closing;
(c)    by Buyer, if Holdings breaches any of its representations or warranties under this Agreement or any representations and warranties herein become untrue or inaccurate or Holdings fails to comply with any of its covenants or obligations contained herein, in each case such that Section 6.2(a) would not be satisfied, and, in both cases, such failure to comply or breach is not cured (to the extent curable) by such Shareholder or Holdings within ten (10) days after delivery of notice thereof by Buyer; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if, as a result of such breach and notwithstanding the timely cure thereof, one or more conditions to the Buyer’s or Merger Sub’s obligations to consummate the Contemplated Transactions would not be satisfied at or prior to the Outside Date; provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in breach of its representations or warranties or in default under its covenants or obligations hereunder in a manner that shall have directly contributed to the failure of the Closing
(d)    by Buyer, if the Required Shareholder Approval is not obtained prior to the date that is thirty (30) days following the date of this Agreement;
(e)    by Buyer, if any Agency or Governmental Entity which must grant a Required Approval and Filing shall have denied such Required Approval and Filing and such denial has become final and non-appealable;
(f)    at any time after August 31, 2021 (the “Outside Date”), by either the Shareholder Representative or the Buyer, if the Closing has not occurred, unless the failure to consummate the Closing is the result of a breach of this Agreement by the Party (or Holdings with respect to the Shareholder Representative or Merger Sub with respect to the Buyer) seeking to terminate this Agreement of its representations, warranties or covenants under this Agreement; provided, that Buyer shall have no right to terminate this Agreement pursuant to this Section 8.1(f) during any pending Proceeding pursuant to Section 9.10; provided, further, that if on the Outside Date, all conditions to Closing have been met except for the receipt of any Required

Approval and Filing, the Outside Date shall automatically be extended to September 30, 2021 without any further action by any other Party or any other Person; or
(g)    by either Buyer or Shareholder Representative if a court of competent jurisdiction shall have issued a final non-appealable Order permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions.
8.2    Effect of Termination. In the event of termination and abandonment by a Party pursuant to Section 8.1, written notice thereof shall forthwith be given to any other Party and this Agreement shall terminate and the Contemplated Transactions shall be abandoned, without further action by any party. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party except that this Section 8.2, Section 4.3(b), Section 4.3(c), and ARTICLE IX (in respect of those provisions that survive termination of this Agreement including Section 9.1) shall survive termination of this Agreement, and the definitions set forth in ARTICLE I shall survive any termination of this Agreement; provided, however, that no termination of this Agreement pursuant to this ARTICLE VIII shall relieve any Party of liability for a breach of any provision of this Agreement occurring before such termination.
ARTICLE IX
MISCELLANEOUS
9.1    Press Releases and Public Announcements. Except as set forth in Section 4.3(c) and this Section 9.1, the Parties shall not issue any report, statement or press release or otherwise make any other public statement with respect to this Agreement and the Contemplated Transactions without prior consultation with and written approval of the other Parties. Notwithstanding the foregoing, the Parties acknowledge that GHLD shall prepare and file a Form 8-K with the United States Securities and Exchange Commission (i) promptly following the date hereof concerning the Contemplated Transactions and attaching the form of Agreement as an exhibit to such filing, and (ii) promptly following the Effective Time concerning the consummation of the Contemplated Transactions (the “Closing Form 8-K”); provided, that Buyer shall provide the Seller Representative with a reasonable opportunity to provide input and commentary with respect to the content of such Closing Form 8-K and any associated press release and Buyer shall consider in good faith any comments made by the Seller Representative thereto.
9.2    No Third-Party Beneficiaries. Except (a) the current and former, stockholders, members, managers, officers, directors and employees of Holdings and the Company pursuant to Section 4.17, (b) Eos Partners, L.P. and its Affiliates pursuant to Section 4.3(c), and (c) as provided in ARTICLE VII with respect to the Buyer Indemnitees and the Shareholder Indemnitees, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
9.3    Entire Agreement. This Agreement (including the exhibits, annexes and other documents referred to herein including the Confidentiality Agreement), the Disclosure Schedule, and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof (other than the Confidentiality Agreement).
9.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Shareholder Representative; provided, however, that Buyer may: (a) assign any or all of its rights and interests hereunder to one or more of its affiliates and designate one or more of its affiliates to perform its obligations hereunder; (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Surviving Corporation, or any of their respective Subsidiaries or affiliates; or (c) assign its rights under this Agreement to any Person that acquires the Company or any of its assets; provided, that in each of clauses (a), (b) and (c), Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.
9.5    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
9.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
9.7    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing to the addresses set forth below. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient without notice of delivery failure, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth on the signature pages hereto. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
If to Holdings:
[***]
Attention: [***]
E-mail: [***]@rmsmortgage.com

With required copy to:
c/o Eos Partners, L.P.
437 Madison Avenue, 14th Floor

New York, NY 10022
Attention: Brendan M. Moore
E-mail: bmoore@eospartners.com

With required copy to:
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention: Bryan Goldstein; Samantha Katz
E-mail: bgoldstein@winston.com; skatz@winston.com

If to the Shareholder Representative:
RMS Shareholder Representative, LLC
c/o Eos Partners, L.P.
437 Madison Avenue, 14th Floor
New York, NY 10022
Attention: Brendan M. Moore
E-mail: bmoore@eospartners.com

With required copy to:

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention: Bryan Goldstein; Samantha Katz
E-mail: bgoldstein@winston.com; skatz@winston.com

If to Buyer, GHLD or Merger Sub:
Guild Mortgage Company, LLC
5887 Copley Drive
San Diego, California 92111
Attention: Legal Department
E-mail: legal@guildmortgage.net

With required copy to:
Mayer Brown LLP
1999 K Street, NW
Washington, DC 20006
Attention: Lauren Pryor; Christopher Pochon
E-mail: lpryor@mayerbrown.com; cpochon@mayerbrown.com

9.8    Governing Law; Jurisdiction and Venue.
(a)    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware.
(b)    Except with respect to the resolution of Purchase Price adjustments and Earnout Payment amounts as set forth in Section 2.11 and 2.12, each Party agrees: (a) to submit to the exclusive jurisdiction of the state courts located in the State of Delaware (unless the federal courts have exclusive jurisdiction, in which case the federal courts located in the State of Delaware (the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions); (b) to commence any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 9.7 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.
9.9    Amendments and Waivers. No amendment, modification or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Shareholder Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
9.10    Injunctive Relief. Each Party hereby agrees that in the event of breach of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each Party shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically the terms and provisions. Each Party hereby waives any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. In addition, each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.11    Severability. If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
9.12    Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions; provided, that all Transaction Expenses incurred by the Shareholders, Holdings, and/or the Company which are unpaid as of the Closing Date shall be paid by the Shareholders (including any Transaction Expenses incurred during the Pre-Closing Period) in accordance with the terms of this Agreement.
9.13    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. When this Agreement states that a Party has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that such Party has made a correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing by the Buyer and its Representatives in the Dataroom at least two (2) Business Days prior to the date hereof and not removed on or prior to the date hereof.
9.14    Incorporation of Disclosure Schedule. The Disclosure Schedule and other schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
9.15    Schedules. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity.
9.16    Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT

ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY ANCILLARY AGREEMENTS.
9.17    Legal Representation. Buyer, Merger Sub and Holdings hereby agree, on their own behalf and on behalf of their directors, managers, stockholders, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (i) Winston, Mintz or Buckley may represent the Shareholder Representative, the Holders, and each of their respective Affiliates (individually and collectively, the “Shareholder Group”), on the one hand, and Holdings and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (ii) Winston, Mintz or Buckley (in each case, or any successor) may represent the Shareholder Group or any member of the Shareholder Group, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement (any such representation, the “Post-Closing Representation”) notwithstanding such representation (or any continued representation) of Holdings, and/or the Company, and each of Buyer, Merger Sub and the Shareholder Representative on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Buyer, Merger Sub and Holdings acknowledge that the foregoing provision applies whether or not Winston, Mintz or Buckley provides legal services to Holdings or the Company after the Closing Date. Each of Buyer, Merger Sub and Holdings, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Shareholder Group and their counsel, including Winston, Mintz or Buckley made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Ancillary Agreement or the Contemplated Transactions, or any matter relating to any of the foregoing, are privileged communications between the Shareholder Group and such counsel and neither Buyer, Merger Sub, Holdings, nor any Person purporting to act on behalf of or through Buyer, Merger Sub, Holdings or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Effective Time, each of Buyer, Merger Sub, and Holdings, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Winston, Mintz or Buckley, on the one hand, and Holdings, the Company, or any Person in the Shareholder Group, on the other hand, occurring during the Current Representation in connection with any Post-Closing Representation.
9.18    GHLD Backstop of Buyer Obligations.

(a)    In the event that Buyer breaches any of its payment obligations under this Agreement or any Ancillary Agreement (the “Buyer Payment Obligations”), GHLD hereby irrevocably, absolutely and unconditionally agrees to pay such obligations on Buyer’s behalf as and when they may become due and payable. This Section 9.18 shall constitute a covenant of payment, and not of performance or collection, and shall not be conditioned or contingent upon the pursuit by Holdings or the Shareholder Representative of any remedies that they now have or may hereafter have against Buyer, whether at law, in equity or otherwise.
(b)    The obligations of GHLD under this Section 9.18 shall, to the extent permitted by Applicable Law, be absolute and unconditional irrespective of:
(i)    the illegality, validity or genuineness of this Agreement with respect to Buyer;
(ii)    the enforceability of any portion of this Section 9.18 against GHLD;
(iii)    any release or discharge of any obligation of Buyer under this Agreement resulting from any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or the assets of Buyer; or
(iv)    any amendment or modification of this Agreement or change in the manner, place or terms of payment, or any change or extension of the time of payment of, renewal or alteration of the Buyer Payment Obligations.
(c)    This Section 9.18 shall remain in full force and effect until the payment in full of the Buyer Payment Obligations.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BUYER:

GUILD MORTGAGE COMPANY LLC

By:    /s/ Mary Ann McGarry
Name:    Mary Ann McGarry
Title:    Chief Executive Officer

MERGER SUB:

PROJECT REGAL MERGER SUB, INC.

By:    /s/ Mary Ann McGarry
Name:     Mary Ann McGarry
Title:    Chief Executive Officer

HOLDINGS:

RESIDENTIAL MORTGAGE SERVICES HOLDINGS, INC.

By:    /s/James Seely
Name:     James Seely
Title:    President

SHAREHOLDER REPRESENTATIVE:

RMS SHAREHOLDER REPRESENTATIVE, LLC

By:    /s/ Brendan Moore
Name:     Brendan Moore
Title: President

GHLD, solely for purposes of Sections 4.20, 9.1, 9.7 and 9.18:

GUILD HOLDINGS COMPANY

By:    /s/ Mary Ann McGarry
Name:    Mary Ann McGarry
Title:    Chief Executive Officer